As filed with the Securities and Exchange Commission on February 8, 1995
                                                    Registration No. 33-57481
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        ------------------------------

                                PRE-EFFECTIVE
                               AMENDMENT NO. 1
                                      TO

                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                        ------------------------------
                         Regions Financial Corporation
            (Exact Name of Registrant as Specified in its Charter)
                        ------------------------------

        Delaware                                      6711                                    63-0589368
(State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
Incorporation or Organization)              Classification Code Number)                    Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                (205) 326-7100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                        ------------------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                             Birmingham, AL 35203
                                (205) 326-7860
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                        ------------------------------
                                  Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III          ANTHONY J. CORRERO, III
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD            CORRERO, FISHMAN & CASTEIX
           SOMERVILLE                        SUITE 350                 201 PLACE ST. CHARLES
417 NORTH 20TH STREET, SUITE 1700    700 THIRTEENTH STREET, NW              47TH FLOOR
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20005    NEW ORLEANS, LOUISIANA  70170-4700
         (205) 250-5000                   (202) 508-3303                 (504) 586-5253


                        ------------------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        ------------------------------



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
- --------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET





                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------  ---------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   FCB Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of FCB; Voting Securities and Principal
                                                             Stockholders of FCB; Index to FCB Financial
                                                             Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference; Summary;
                                                             The Special Meeting; Description of the Transaction;
                                                             Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.


First Commercial Bancshares, Inc.
8301 Judge Perez Drive
Chalmette, Louisiana  70043-1656


Dear First Commercial Bancshares, Inc. Stockholder:


    You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of First Commercial Bancshares, Inc. ("FCB") to be held at FCB's main office, 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656 on March 14, 1995, at 10:00 a.m., local time, notice of which is enclosed.



    At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement") entered into with Regions Financial Corporation ("Regions") pursuant to which FCB will merge (the "Merger") with and into Regions, and First National Bank of St. Bernard Parish, a wholly-owned subsidiary of FCB (the "Bank"), will merge with and into Regions Bank of Louisiana, the principal banking subsidiary of Regions operating in Louisiana. Upon consummation of the Merger, each share of FCB common stock issued and outstanding (except for certain shares held by FCB or Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted, at the election of the holder thereof, into either (i) a combination of (x) $40.77 in cash and (y) 1.444 shares of Regions common stock (subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus) (this election being referred to as the "Stock and Cash Election") or (ii) 2.626 shares of Regions common stock (subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus) (this election being referred to as the "All Stock Election").



    The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them. ALSO ENCLOSED WITH THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS A FORM OF ELECTION TO BE USED BY EACH STOCKHOLDER OF FCB TO ELECT EITHER THE STOCK AND CASH ELECTION OR THE ALL STOCK ELECTION FOR SUCH HOLDER'S SHARES OF FCB COMMON STOCK. THE FORM OF ELECTION MUST BE PROPERLY COMPLETED, EXECUTED, AND DELIVERED TO FCB PRIOR TO THE COMMENCEMENT OF THE SPECIAL MEETING. ANY STOCKHOLDER FAILING TO MAKE A VALID ELECTION WILL BE DEEMED TO HAVE MADE THE STOCK AND CASH ELECTION.


    The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of FCB has agreed to vote those FCB shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by FCB stockholders and approval of the Merger by various regulatory agencies.

    Stockholders of FCB who perfect their dissenters' rights of appraisal prior to consummation of the proposed Merger and comply with applicable law will be entitled to receive the fair value of their FCB shares in cash, as provided by applicable law.

    It is important to understand that approval of the Agreement will require the affirmative vote of a majority of the common stock of FCB represented in person or by proxy at the Special Meeting, not just a majority of the votes cast. Therefore, returning an executed proxy card marked as an abstention will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. Nonvotes in the form of failing to return a properly executed proxy card, unlike explicit abstentions, will have the effect of reducing the number of affirmative votes required for approval of the Agreement, but will not be counted toward a quorum at the Special Meeting.

    Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for FCB and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                                  Sincerely,



                                  Edward F. Butler
                                  President and Chief Executive Officer

                      FIRST COMMERCIAL BANCSHARES, INC.
                         8301 WEST JUDGE PEREZ DRIVE
                       CHALMETTE, LOUISIANA  70043-1656
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD MARCH 14, 1995



    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of First Commercial Bancshares, Inc. ("FCB") will be held at FCB's main office, 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656 on March 14, 1995, at 10:00 a.m., local time, for the following purposes:


    1. Merger. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 20, 1994 (the "Agreement"), by and between FCB and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of FCB through the merger of FCB with and into Regions (the "Merger"); (ii) each share of FCB common stock (except for certain shares held by FCB or Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted, at the election of the holder thereof, into either (a) a combination of (x) $40.77 in cash and (y) 1.444 shares of Regions common stock (subject to adjustment as described in the accompanying Proxy Statement/Prospectus), or (b)
2.626 shares of Regions common stock (subject to adjustment as described in the accompanying Proxy Statement/Prospectus); and (iii) each FCB stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus.

    2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.


    Only stockholders of record at the close of business on February 6, 1995, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.


    Stockholders of FCB have a right to dissent from the Merger and obtain payment in cash of the fair value of their shares of FCB common stock if the Merger is consummated. The right of any stockholder to receive such payment is conditioned on strict compliance with the applicable provisions of Louisiana law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C. DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE TRANSACTION IS EFFECTED UPON APPROVAL BY LESS THAN 80% OF THE CORPORATION'S TOTAL VOTING POWER.

    We therefore urge you to sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy card by filing an instrument of revocation or a duly executed proxy card bearing a later date with the Secretary of FCB, or by electing to vote in person at the Special Meeting.

                               By Order of the Board of Directors



                               Philip J. Dorsey
                               Secretary


Chalmette, Louisiana
February 8, 1995

 FIRST COMMERCIAL BANCSHARES, INC.         REGIONS FINANCIAL CORPORATION
         PROXY STATEMENT                             PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                 COMMON STOCK


    TO BE HELD MARCH 14, 1995                     (PAR VALUE $.625)



    This Prospectus of Regions Financial Corporation, a regional bank holding company organized under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of First Commercial Bancshares, Inc. ("FCB") upon consummation of the proposed merger (the "Merger") described herein by which FCB will merge with and into Regions pursuant to the terms of the Agreement and Plan of Merger, dated as of October 20, 1994, by and between Regions and FCB (the "Agreement").


    At the time (the "Effective Date") that the Merger becomes effective: (i) Regions will acquire all of the issued and outstanding common stock of FCB through the merger of FCB with and into Regions (the "Merger"); (ii) each share of the $1.00 par value common stock of FCB ("FCB Common Stock") issued and outstanding at the Effective Date (except for certain shares held by FCB or Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted, at the election of the holder thereof, into either (a) a combination of (x) $40.77 in cash and (y) 1.444 shares of Regions Common Stock (subject to adjustment as described herein) or (b) 2.626 shares of Regions Common Stock (subject to adjustment as described herein); and (iii) each FCB stockholder will receive cash in respect of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.


    As a result of the Merger, the separate existence of FCB will cease, and immediately following the Merger, First National Bank of St. Bernard Parish, a wholly-owned subsidiary of FCB (the "Bank"), will merge with and into Regions Bank of Louisiana, the principal banking subsidiary of Regions operating in Louisiana. As successor by merger to the Bank, Regions Bank of Louisiana will continue serving the customers of the Bank as a full-service commercial bank. For a further description of the terms of the Merger and related matters, see "Description of the Transaction."


    This Prospectus also constitutes a Proxy Statement of FCB that is being furnished to the stockholders of FCB in connection with the solicitation of proxies by the Board of Directors of FCB for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on March 14, 1995, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of FCB on or about February 8, 1995.



   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


         The date of this Proxy Statement/Prospectus is February 8, 1995.

                             AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    No person is authorized to give any information or to make any representation other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by Regions or FCB. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or FCB since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to FCB was supplied by FCB.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

         2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1994;

         3. Regions' Current Reports on Form 8-K, dated as of December 31, 1993, and July 8, July 18, September 6, September 14, and November 23, 1994;

         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description;

         5. Regions' Reports on Form 10-C, dated as of December 31, 1993, and May 2, 1994.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1993, incorporates by reference specific portions of Regions' annual report to stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1993," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8450). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 7, 1995.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Special Meeting of FCB Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Election Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Reasons for the Merger; Recommendation of FCB's Board
      of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Opinion of FCB's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Adjustment of Applicable Common Stock Exchange Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Election Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Opinion of FCB's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Distribution of Regions Stock Certificates and
       Cash Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Resales of Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Amendment of Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Business Combinations With Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
FCB MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
BUSINESS OF FCB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Business and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     Transactions With Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FCB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SUMMARY PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Selected Pro Forma Combined Data for Regions and FCB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Selected Pro Forma Combined Data for Regions, FCB, and
        Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Support of Subsidiary Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     Brokered Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     Safety and Soundness Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
APPENDIX A--Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B--Opinion of Wheat, First Securities, Inc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
APPENDIX C--Excerpt of Dissenters' Rights Section of Louisiana Business Corporation Law . . . . . . . . . . . . . . . C-1
APPENDIX D--Form of Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

                                    SUMMARY

    The following is a summary of certain information relating to the Special Meeting, the Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "FCB" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES


    FCB. FCB is a bank holding company organized under the laws of the state of Louisiana. FCB operates principally through its wholly owned subsidiary First National Bank of St. Bernard Parish (the "Bank"), which is a federally-chartered commercial bank and which provides a range of retail banking services through five offices in St. Bernard Parish, Louisiana. At September 30, 1994, FCB had total consolidated assets of approximately $114 million, total consolidated deposits of approximately $97 million, and total consolidated stockholders' equity of approximately $11 million. FCB's principal executive offices are located at 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656, and its telephone number at such address is (504) 277-5801.


    Regions. Regions is a regional bank holding company headquartered in Birmingham, Alabama, which operated 256 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1994. At that date, Regions had total consolidated assets of approximately $ 11.7 billion, total consolidated deposits of approximately $9.3 billion, and total consolidated stockholders' equity of approximately $ 902 million. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1994 information. Regions operates seven state-chartered commercial bank subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.


    During the 1994 fiscal year, Regions completed the acquisitions of six financial institutions in Alabama, Georgia, and Louisiana (the "Recently Completed Acquisitions") and entered into a definitive agreement to acquire one additional financial institution in addition to FCB. Information with respect to the Recently Completed Acquisitions and the other pending acquisition is included under "Business of Regions--Recent Developments" and "Summary Pro Forma Financial Data" and in certain of the documents incorporated by reference in this Proxy Statement/Prospectus. See "Documents Incorporated by Reference."


    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive office is located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF FCB STOCKHOLDERS


    The Special Meeting will be held at 10:00 a.m., local time, on March 14, 1995, at FCB's main office, 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656, for the purpose of considering and voting on approval of the Agreement. See "The Special Meeting."


RECORD DATE; VOTE REQUIRED


    Only holders of record of FCB Common Stock at the close of business on February 6, 1995 (the "Record Date"), will be entitled to vote at the Special Meeting. Approval of the Agreement requires the affirmative vote of a majority of the FCB Common Stock represented in person or by proxy at the Special Meeting. As of the Record Date, there were 226,396 shares of FCB Common Stock outstanding and entitled to be voted.



    The directors and executive officers of FCB and their affiliates beneficially owned, as of the Record Date, 161,253 shares (or approximately 71.23% of the outstanding shares) of FCB Common Stock. Each member of the Board of Directors of FCB has agreed to vote those FCB shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of FCB Common Stock. As of that date, neither FCB nor Regions held any shares of FCB Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."


THE MERGER; EXCHANGE RATIO


    The Agreement provides for the acquisition of FCB by Regions pursuant to the Merger of FCB with and into Regions. At the Effective Date, each share of FCB Common Stock then issued and outstanding (excluding shares held by FCB, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted and excluding any shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted, at the election of the holder thereof, into either (a) a combination of (x) $40.77 in cash and (y) 1.444 shares of Regions Common Stock (subject to adjustment as described below) (the "Stock and Cash Election") or (b) 2.626 shares of Regions Common Stock (subject to adjustment as described below) (the "All Stock Election"). The respective exchange ratios of Regions Common Stock for each share of FCB Common Stock resulting from the Stock and Cash Election and from the All Stock Election are referred to as the "Applicable Common Stock Exchange Ratio."


    If the "Average Closing Price" (defined in the Agreement as the average of the daily closing sale prices of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the 20 consecutive full trading days on which such shares are traded on the Nasdaq National Market ending at the close of trading on the fifth trading day preceding the Effective
Date) is between $31.90 and $37.10, then the Applicable Common Stock Exchange Ratios will remain unchanged as set forth above with no adjustment. If the Average Closing Price is either equal to or less than $31.90 or equal to or greater than $37.10, then the Applicable Common Stock Exchange Ratios will be adjusted in the manner described under the caption "Description of the Transaction--Adjustment of Applicable Common Stock Exchange Ratios."

    No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any FCB stockholder would be entitled upon consummation of the Merger, based on the Average Closing Price. See "Description of the Transaction-- General."

    The consideration to be issued in the Merger for each share of FCB Common Stock as a result of the All Stock Election or the Stock and Cash Election is referred to in this Proxy Statement/Prospectus as the "Merger

Consideration."

ELECTION PROCEDURES

    Elections by holders of FCB Common Stock will be made by properly completing, dating, and executing the enclosed yellow Form of Election and returning it to FCB prior to the commencement of the Special Meeting (the "Election Deadline").

    An election will have been validly made by a holder of FCB Common Stock only if a properly completed and executed Form of Election is received by FCB prior to the Election Deadline.

    Additional information concerning the limitations and conditions on FCB stockholders' rights to make the election is set forth herein under "Description of the Transaction--Election Procedures." In the absence of a valid election on behalf of an FCB stockholder, such holder will be deemed for all purposes to have made the Stock and Cash Election.

    A holder of FCB Common Stock may, but is not required to, transmit a certificate or certificates representing the shares of FCB Common Stock as to which such election is being made with the Form of Election. Any such holder desiring to transmit a stock certificate or certificates with the Form of Election must complete, date, sign, and return the enclosed blue letter of transmittal and must comply fully with the instructions thereon. Holders of FCB Common Stock also will have the opportunity to transmit their certificate or certificates representing FCB Common Stock following the Effective Date. See "--Exchange of Stock Certificates" and "Description of the Transaction--Distribution of Regions Stock Certificates and Cash Payments."

DISSENTERS' RIGHTS


    Holders of FCB Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of FCB Common Stock in cash in accordance with the applicable provisions of Section 131 of the Louisiana Business Corporation Law (the "LBCL"). In the event the Merger is approved by 80% or more of the total voting power of FCB, then dissenters' rights of appraisal, in accordance with the LBCL, will not be available. The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and Section 131 of the LBCL is reproduced as Appendix C to this Proxy Statement/Prospectus.


REASONS FOR THE MERGER; RECOMMENDATION OF FCB'S BOARD OF DIRECTORS

    FCB's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, FCB and its stockholders. Accordingly, FCB's Board unanimously recommends that FCB's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF FCB HAS AGREED TO VOTE THOSE SHARES OF FCB COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT.

    In approving the Merger, FCB's directors considered, among other things, FCB's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, an opinion of Wheat, First Securities, Inc. ("Wheat") that, as of the date of its opinion, the Merger Consideration was fair, from a financial point of view, to the stockholders of FCB, and in general the fairness of the terms of the Merger to FCB stockholders. See "Description of the Transaction--Background of and

Reasons for the Merger."



OPINION OF FCB'S FINANCIAL ADVISOR

     Wheat has rendered an opinion to FCB that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Merger Consideration was fair, from a financial point of view, to the stockholders of FCB. The opinion of Wheat is attached as Appendix B to this Proxy Statement/Prospectus. FCB stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of FCB's Financial Advisor."

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and FCB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of the FCB stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1995, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause First Alabama Bank, acting in its capacity as Exchange Agent for Regions (the "Exchange Agent") (and upon surrender to the Exchange Agent to the extent not previously surrendered with the Form of Election, of certificate(s) for FCB Common Stock for cancellation), to issue and mail to each holder of FCB Common Stock, the Merger Consideration elected to be received by such holder. In no event will the holder of any surrendered certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Regions, FCB, or the Exchange Agent be liable to any holder of FCB Common Stock for any Regions Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


    Regions shall be liable for all transfer or other taxes required by reason of the issuance of checks and certificates for Regions Common Stock upon consummation of the Merger; provided, however, that it will be a condition to the issuance of any check or certificate for Regions Common Stock in any name other than the name in which the surrendered certificate for FCB Common Stock is registered that the person requesting the issuance of such check or certificate for Regions Common Stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax (i) has been paid or (ii) is not applicable. See "Description of the Transaction--Distribution of Regions Stock Certificates and Cash Payments."

REGULATORY APPROVALS AND OTHER CONDITIONS


    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Louisiana Commissioner of Financial Institutions (the "Louisiana Commissioner"). An application has been filed with each of these agencies for the requisite approvals, and each of such agencies has approved the Merger.


    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of FCB stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both FCB and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by June 30, 1995, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, FCB will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of FCB's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of FCB generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The stockholders of FCB who exchange their shares of FCB Common Stock solely for shares of Regions Common Stock will recognize no gain or loss upon the exchange. If, however, a stockholder of FCB exchanges FCB Common Stock for Regions Common Stock and cash pursuant to the Stock and Cash Election, then such stockholder will be required to recognize any gain realized on the exchange, and no loss will be recognized. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests or as a result of a stockholder's perfecting such holder's dissenters' rights of appraisal. Gain recognition, if any, will not be in excess of the amount of cash received. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FCB STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

    On the Effective Date, FCB stockholders, whose rights are governed by FCB's Articles of Incorporation and Bylaws and by the LBCL, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by Regions' Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law (the "Delaware GCL").


    The rights of Regions stockholders differ from the rights of FCB stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. FCB Common Stock is not traded in any established market.


    The following table sets forth as of the indicated dates (i) the last sale price of Regions Common Stock, (ii) the sale price in the last known purchase and sale of FCB Common Stock, and (iii) the equivalent per share prices (as explained below) of FCB Common Stock. The indicated dates represent, respectively, the last trading day immediately preceding public announcement of the proposed Merger and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.



                                                                                      ALL STOCK           STOCK AND
                                                                                      ELECTION          CASH ELECTION
                                                                                     EQUIVALENT           EQUIVALENT
                                                                                        PER                  PER
                                                                                     SHARE PRICE          SHARE PRICE
                                    REGIONS                    FCB                     OF FCB               OF FCB
MARKET PRICE PER SHARE AT:       COMMON STOCK              COMMON STOCK             COMMON STOCK         COMMON STOCK
- --------------------------       ------------              ------------             ------------         ------------
October 19, 1994                    $34.00                    $24.50                   $89.28               $89.87
February 6, 1995                     33.38                     24.50                    87.65                88.97



    The All Stock Election equivalent per share price of FCB Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the assumed applicable common stock exchange ratio for the All Stock Election of 2.626, based on the closing sales price of Regions Common Stock on the indicated dates. The Stock and Cash Election equivalent per share price of FCB Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the assumed applicable common stock exchange ratio of 1.444, based on the closing sales price of Regions Common Stock on the indicated dates, to which has been added the pre-tax cash component of the Merger consideration of $40.77 per share of FCB Common Stock. Stockholders are advised to obtain current market quotations for Regions Common Stock and FCB Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.


COMPARATIVE PER SHARE DATA


    The following table sets forth certain comparative per share data relating to income, cash dividends, and book value on (i) an historical basis for Regions and FCB; (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger; (iii) an equivalent pro forma basis per share of FCB Common Stock, giving effect to the Merger; (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Other Acquisitions (as defined below under "Business of Regions -- Recent Developments"); and (v) an equivalent pro forma basis per share of FCB Common Stock, giving effect to the Merger and the Other Acquisitions. The Regions and FCB pro forma combined information and the FCB pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assumes an applicable common stock exchange ratio of 2.626 for the All Stock Election and an applicable common stock exchange ratio of 1.444 for the Stock and Cash Election (based on the closing sale price of Regions Common Stock as reported by the Nasdaq National Market on February 6, 1995, and assuming the All Stock Election is selected with respect to 50% of the outstanding shares of FCB Common Stock and the Stock and Cash Election is selected with respect to the remaining 50% of the outstanding shares of FCB Common Stock). See "Description of the Transaction--Accounting Treatment." The Regions, FCB, and Other Acquisitions pro forma combined information and the FCB pro forma Merger and Other

Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Acquisitions as described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, FCB, and Other Acquisitions." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and FCB, including the respective notes thereto, and the pro forma financial information included or incorporated by reference herein. See "Documents Incorporated by Reference," "--Selected Financial Data," "Business of Regions--Recent Developments," "Summary Pro Forma Financial Data," and "Index to FCB Financial Statements."




                                                         NINE MONTHS
                                                      ENDED SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                      -------------------         --------------------------
                                                        1994       1993           1993       1992       1991
                                                        ----       ----           ----       ----       ----
                                                         (Unaudited)              (Unaudited except Regions
                                                                                      and FCB historical)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . . .    $  2.52    $  2.26        $  3.01    $  2.60     $  2.16
FCB historical  . . . . . . . . . . . . . . . . .      10.24       7.31          10.32       6.41        2.15
Regions and FCB pro forma combined(1) . . . . . .       2.51                      3.02
FCB pro forma Merger equivalent - All Stock
   Election (2) . . . . . . . . . . . . . . . . .       6.59                      7.93
FCB pro forma Merger equivalent - Stock and Cash
   Election (3) . . . . . . . . . . . . . . . . .       3.62                      4.36
Regions, FCB, and Other Acquisitions
   pro forma combined(4)  . . . . . . . . . . . .       2.54                      3.03
FCB pro forma Merger and Other Acquisitions
   equivalent - All Stock Election (2)  . . . . .       6.67                      7.96
FCB pro forma Merger and Other Acquisitions
   equivalent - Stock and Cash Election (3)   . .       3.67                      4.38

DIVIDENDS DECLARED PER COMMON SHARE
Regions historical  . . . . . . . . . . . . . . .    $  0.90    $  0.78        $  1.04    $  0.91     $  0.87
FCB historical  . . . . . . . . . . . . . . . . .       0.30       0.00           0.60       0.00        0.00
FCB pro forma Merger equivalent - All
   Stock Election (5) . . . . . . . . . . . . . .       2.36       2.05           2.73
FCB pro forma Merger equivalent - Stock and
   Cash Election (6)  . . . . . . . . . . . . . .       1.30       1.13           1.50

BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical  . . . . . . . . . . . . . . .    $ 21.46    $ 19.00        $ 20.73    $ 17.62     $ 15.76
FCB historical. . . . . . . . . . . . . . . . . .      48.74      36.10          38.81      26.55       20.15
Regions and FCB pro forma combined(1) . . . . . .      21.56
FCB pro forma Merger equivalent - All Stock
   Election (2) . . . . . . . . . . . . . . . . .      56.62
FCB pro forma Merger equivalent - Stock
   and Cash Election (3)  . . . . . . . . . . . .      31.13
Regions, FCB, and Other Acquisitions
   pro forma combined(4)  . . . . . . . . . . . .      21.76
FCB pro forma Merger and Other Acquisitions
   equivalent - All Stock Election (2)  . . . . .      57.14
FCB pro forma Merger and Other Acquisitions
   equivalent - Stock and Cash Election (3)   . .      31.42


_____________________

(1) Represents the pro forma combined information of Regions and FCB as if the Merger were consummated on January 1, 1993, and were accounted for as a purchase, assuming the All Stock Election is selected with respect to 50% of the outstanding shares of FCB Common Stock and the Stock and Cash Election is selected with respect to the remaining 50% of the outstanding shares of FCB Common Stock.

(2) Represents pro forma combined information multiplied by an assumed applicable common stock exchange ratio of 2.626 shares of Regions Common Stock for each share of FCB Common Stock for the All Stock Election.


(3) Represents pro forma combined information multiplied by an assumed applicable common stock exchange ratio of 1.444 shares of Regions Common Stock for each share of FCB Common Stock for the Stock and Cash Election, with no equivalent value attributed to the pre-tax cash component of the Merger consideration of $40.77 per share of FCB Common Stock.

(4) Represents the pro forma combined information of Regions, FCB, and the Other Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (1) and the Other Acquisitions were consummated at the time and pursuant to the accounting bases described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, FCB, and Other Acquisitions."

(5) Represents historical dividends declared per share by Regions multiplied by an assumed applicable common stock exchange ratio of 2.626 shares of Regions Common Stock for each share of FCB Common Stock for the All Stock Election.


(6) Represents historical dividends declared per share by Regions multiplied by an assumed applicable common stock exchange ratio of 1.444 shares of Regions Common Stock for each share of FCB Common Stock for the Stock and Cash Election, with no equivalent value attributed to the pre-tax cash component of the Merger consideration of $40.77 per share of FCB Common Stock.


(7) The foregoing combined and equivalent pro forma share data assumes an applicable common stock exchange ratio for the All Stock Election of 2.626, and an applicable common stock exchange ratio for the Stock and Cash Election of 1.444, which are based on an assumed Average Closing Price of $33.38. The FCB pro forma Merger equivalent data will change based on different exchange ratios resulting from different Average Closing Prices. For illustration purposes, certain Regions and FCB combined and FCB pro forma Merger equivalent data is presented below based on (i) an assumed Average Closing Price of $26.00, yielding an applicable common stock exchange ratio of 3.222 for the All Stock Election and an applicable common stock exchange ratio of 1.772 for the Stock and Cash Election, and (ii) an assumed Average Closing Price of $38.00, yielding an applicable common stock exchange ratio of 2.564 for the All Stock Election and an applicable common stock exchange ratio of 1.410 for the Stock and Cash Election, in each case with no equivalent value attributed with respect to the Stock and Cash Election to the pre-tax cash component of the Merger consideration for the Stock and Cash Election of $40.77 per share of FCB Common Stock. This data is presented for illustration purposes only, and no inference is intended or may be drawn concerning the actual Average Closing Price which may occur or the resulting Applicable Common Stock Exchange Ratios. For additional information with respected to the calculation of the Average Closing Price and the resulting Applicable Common Stock Exchange Ratios, see "Description of the Transaction -- Adjustment of Applicable Common Stock Exchange Ratios." In all instances the presentation assumes the All Stock Election is selected with respect to 50% of the outstanding shares of FCB Common Stock and the Stock and Cash Election is selected with respect to the remaining 50% of the outstanding shares of FCB Common Stock.






                                                                            Applicable Common Stock Exchange Ratio
                                                                      ---------------------------------------------------
                                                                   (3.222 All Stock Election)      (2.564 All Stock Election)
                                                                 (1.772 Stock and Cash Election)  (1.410 Stock and Cash Election)
                                                                    ----------------------            ----------------------

                                                                   Nine Months         Year          Nine Months         Year
                                                                      Ended           Ended             Ended           Ended
                                                                   September 30,   December 31,      September 30,   December 31,
                                                                       1994            1993              1994            1993
                                                                       ----            ----              ----            ----
(Unaudited)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE PER COMMON SHARE
Regions and FCB pro forma combined . . . . . . . . . . . . . . . . .  $ 2.51         $ 3.02            $ 2.51          $ 3.02
FCB pro forma equivalent -- All Stock Election . . . . . . . . . . .    8.09           9.73              6.44            7.74
FCB pro forma equivalent -- Stock and Cash Election  . . . . . . . .    4.45           5.35              3.54            4.26
DIVIDENDS DECLARED PER COMMON SHARE
FCB pro forma equivalent -- All Stock Election . . . . . . . . . . .    2.90           3.35              2.31            2.67
FCB pro forma equivalent -- Stock and Cash Election  . . . . . . . .    1.59           1.84              1.27            1.47
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions and FCB pro forma combined . . . . . . . . . . . . . . . . .   21.56                            21.56
FCB pro forma equivalent -- All Stock Election . . . . . . . . . . .   69.47                            55.28
FCB pro forma equivalent -- Stock and Cash Election  . . . . . . . .   38.20                            30.40


SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial information for Regions and FCB. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and FCB incorporated by reference or included herein. See "Documents Incorporated by Reference" and "Index to FCB Financial Statements."

Selected Historical Financial Data of Regions

                                                  NINE MONTHS
                                                ENDED SEPTEMBER                       YEAR ENDED DECEMBER 31,
                                               -----------------        -----------------------------------------------------
                                               1994         1993        1993        1992       1991         1990         1989
                                               ----         ----        ----        ----       ----         ----         ----
                                               (Unaudited)      (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
     Total interest income  . . . . . . .  $   568,358  $  413,443  $   555,667  $  536,747  $  556,821  $  519,753  $  496,392
     Total interest expense   . . . . . .      246,294     158,519      213,614     224,068     292,017     297,613     292,687
     Net interest income  . . . . . . . .      322,064     254,924      342,053     312,679     264,804     222,140     203,705
     Provision for loan losses  . . . . .       13,804      17,401       21,533      27,072      24,005      24,208      15,800
     Net interest income after
          loan loss provision . . . . . .      308,260     237,523      320,520     285,607     240,799     197,932     187,905
     Total noninterest income
          excluding security gains (losses)    108,552      96,965      131,949     119,130     101,964      94,730      71,976
     Security gains (losses)  . . . . . .          444          76           78         (53)       (507)       (982)        506
     Total noninterest expense  . . . . .      254,376     209,632      287,026     264,659     230,340     195,611     176,707
     Income tax expense . . . . . . . . .       54,243      40,946       53,476      44,977      33,660      27,175      21,046
     Net income . . . . . . . . . . . . .  $   108,637  $   83,986  $   112,045  $   95,048  $   78,256  $   68,894  $   62,634

PER SHARE DATA:
     Net income . . . . . . . . . . . . .  $      2.52  $     2.26  $      3.01  $     2.60  $     2.16  $     1.91  $     1.72
     Cash dividends . . . . . . . . . . .         0.90        0.78         1.04        0.91        0.87        0.84        0.76
     Book value . . . . . . . . . . . . .        21.46       19.00        20.73       17.62       15.76       14.54       13.48

OTHER INFORMATION:
     Average number of shares outstanding       43,029      37,167       37,205      36,532      36,191      36,097      36,331

BALANCE SHEET DATA (PERIOD END):
     Total assets . . . . . . . . . . . .  $11,469,957  $8,145,838  $10,476,348  $7,881,026  $6,745,053  $6,344,406  $5,549,612
     Securities . . . . . . . . . . . . .    2,484,835   1,646,778    2,368,445   1,670,170   1,575,725   1,489,200   1,133,087
     Loans, net of unearned income  . . .    8,037,888   5,585,955    6,833,246   5,142,531   4,274,958   4,092,262   3,552,082
     Total deposits . . . . . . . . . . .    9,269,856   7,043,046    8,770,694   6,701,142   5,917,028   5,353,211   4,744,364
     Long-term debt . . . . . . . . . . .      612,198     141,842      462,862     136,990      18,782      19,707      45,343
     Stockholders' equity . . . . . . . .      901,533     706,016      850,965     656,655     572,971     524,132     489,441

PERFORMANCE RATIOS:
     Return on average assets (1) . . . .         1.31%       1.43%        1.40%       1.34%       1.23%       1.23%       1.20%
     Return on average stockholders' equity (1)  15.99       16.49        16.14       15.64       14.27       13.64       13.25
     Net interest margin (1)  . . . . . .         4.30        4.87         4.82        4.98        4.78        4.67        4.65
     Efficiency (2) . . . . . . . . . . .        57.99       58.28        59.24       59.87       60.77       59.22       60.68
     Dividend payout  . . . . . . . . . .        35.71       34.51        34.55       35.00       40.28       43.98       44.19

ASSET QUALITY RATIOS:
     Net charge-offs to average loans,
          net of unearned income (1)  . .         0.11%       0.11%        0.19%       0.28%       0.35%       0.44%       0.42%
     Problem assets to net loans and
          other real estate (3) . . . . .         0.60        0.54         0.84        0.70        0.89        0.98        0.72
     Nonperforming assets to net loans and
          other real estate (4) . . . . .         0.67        0.65         1.03        0.81        1.01        1.12        0.94
     Allowance for loan losses to loans,
          net of unearned income  . . . .         1.40        1.56         1.47        1.43        1.28        1.10        1.05
     Allowance for loan losses to
          nonperforming assets (4)  . . .       209.25      238.92       143.05      175.92      126.32       98.18      110.71

LIQUIDITY AND CAPITAL RATIOS:
     Average stockholders' equity to
          average assets  . . . . . . . .         8.21%       8.67%        8.70%       8.59%       8.63%       9.03%       9.06%
     Average loans to average deposits  .        80.17       78.06        78.14       72.46       73.40       76.67       75.23
     Tier 1 risk-based capital (5)  . . .        10.93       11.70        11.13       11.68       11.85       11.31         n/a
     Total risk-based capital (5) . . . .        14.79       14.36        13.48       14.44       13.19       12.51         n/a
     Tier 1 leverage (5)  . . . . . . . .         7.71        8.44        10.11        8.44        8.40        7.65        8.36

__________________________
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of FCB


                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                              ----------------------     -------------------------------------------------------
                                                 1994         1993        1993        1992        1991         1990        1989
                                                 ----         ----        ----        ----        ----         ----        ----
                                              (Unaudited)                    (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
    Total interest income . . . . . . . .     $  7,131    $  6,885     $  9,319     $ 9,011     $ 8,742     $ 8,767     $ 7,085
    Total interest expense  . . . . . . .        2,151       2,012        2,707       2,996       4,310       4,928       3,918
    Net interest income . . . . . . . . .        4,980       4,873        6,612       6,015       4,432       3,839       3,167
    Provision for loan losses . . . . . .          305         360          480         590         620         914         335
    Net interest income after
        loan loss provision . . . . . . .        4,675       4,513        6,132       5,425       3,812       2,925       2,832
    Total noninterest income excluding
        security gains (losses) . . . . .          661         669          839         847         804         748         783
    Security gains (losses) . . . . . . .            -           -            -         113         116          (1)          -
    Total noninterest expense . . . . . .        3,574       3,559        4,710       4,935       4,244       4,045       3,320
    Total tax benefit . . . . . . . . . .         (556)        (31)         (75)          -           -           -           -
    Cumulative effect of a change
        in an accounting principle  . . .            -         574          574           -           -           -           -
    Net income (loss) . . . . . . . . . .     $  2,318    $  2,228     $  2,910     $ 1,450     $   488     $  (373)    $   295

PER SHARE DATA:
    Net income (loss) . . . . . . . . . .     $  10.24    $   9.84     $  12.85     $  6.41     $  2.15     $ (1.65)    $  1.30
    Cash dividends  . . . . . . . . . . .          .30           -          .60           -           -           -           -
    Book value  . . . . . . . . . . . . .        48.74       36.10        38.81       26.55       20.15       18.00       19.64

OTHER INFORMATION:
    Average number of shares
        outstanding . . . . . . . . . . .          226         226          226         226         226         226         226

BALANCE SHEET DATA (PERIOD END):
    Total assets  . . . . . . . . . . . .     $114,150    $103,362     $103,794     $96,336     $93,102     $87,621     $76,358
    Securities  . . . . . . . . . . . . .        6,328       7,598        7,473      10,213      13,780       8,472       9,025
    Loans, net of unearned income . . . .       91,682      84,187       84,437      74,494      69,672      60,641      56,777
    Total deposits  . . . . . . . . . . .       97,080      89,255       88,959      89,512      87,330      82,506      71,089
    Stockholders' equity  . . . . . . . .       11,036       8,172        8,786       6,012       4,562       4,074       4,447

PERFORMANCE RATIOS:
    Return on average assets (1)  . . . .         2.77%       2.69%        2.80%       1.50%        .53%      (.43)%        .41%
    Return on average stockholders'
        equity (1)  . . . . . . . . . . .        37.04       37.68        37.86       31.93       12.06      (8.46)        7.41
    Net interest margin (1) . . . . . . .         5.85        6.28         6.37        6.22        4.84        4.44        4.37
    Efficiency (2)  . . . . . . . . . . .        63.36       64.22        63.21       71.92       81.06       88.18       84.06
    Dividend payout (3) . . . . . . . . .         2.93           -         4.67           -           -           -           -

ASSET QUALITY RATIOS:
    Net charge-offs to average loans,
        net of unearned income (1)  . . .          .23%        .36%         .48%       1.33%        .97%        .75%       1.53%
    Problem assets to net loans and
        other real estate (4) . . . . . .          .37        1.20         1.02        2.90        6.45        6.66        3.91
    Nonperforming assets to net loans
        and other real estate (5) . . . .          .64        1.54         1.31        3.52        6.85        7.11        6.13
    Allowance for loan losses to loans,
        net of unearned income  . . . . .         1.16        1.00         1.14        1.18        1.81        2.11        1.51
    Allowance for loan losses to
        nonperforming assets (5)  . . . .       181.11       72.40        86.87       32.63       25.52       28.91       24.11

LIQUIDITY AND CAPITAL RATIOS:
    Average stockholders' equity to
        average assets  . . . . . . . . .         9.09%       6.89%        7.13%       4.69%       4.42%       5.10%       5.50%
    Average loans to average deposits . .        91.95       86.28        87.98       82.37       78.09       81.88       76.65
    Tier 1 risk-based capital . . . . . .        10.31        9.19         9.29        8.00        6.43        6.10        7.20
    Total risk-based capital(6) . . . . .        11.43       10.25        10.39        9.17        7.68        7.35        8.45
    Tier 1 leverage (6) . . . . . . . . .         8.69        7.91         7.93        6.17        4.86        4.61        5.76

__________________________
(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Dividend payout ratio is computed based on dividends declared rather than dividends paid.
(4) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(5) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(6) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                              THE SPECIAL MEETING

GENERAL


         This Proxy Statement/Prospectus is being furnished to the holders of FCB Common Stock in connection with the solicitation by the FCB Board of Directors of proxies for use at the Special Meeting, at which FCB stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at 10:00 a.m., local time, on March 14, 1995, at the main office of FCB, located at 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656.


         FCB stockholders are urged to sign, date, and promptly return the accompanying proxy card to FCB in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

         Any FCB stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to FCB a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by FCB before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to First Commercial Bancshares, Inc., 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656,
Attention: Phillip J. Dorsey, Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of FCB Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, FCB is unaware of any other matter to be presented at the Special Meeting.

         Solicitation of proxies will be made by mail, but also may be made by telephone or telegram or in person by the directors, officers, and employees of FCB, who will receive no additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

RECORD DATE; VOTE REQUIRED


         FCB's Board of Directors has established the close of business on February 6, 1995, as the Record Date for determining the FCB stockholders entitled to notice of and to vote at the Special Meeting. Only FCB stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority the FCB Common Stock represented in person or by proxy at the Special Meeting will be required in order to approve the Agreement. Therefore, returning an executed proxy card marked as an abstention will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. Nonvotes in the form of failing to return a properly executed proxy card, unlike explicit abstentions, will have the effect of reducing the number of affirmative votes required for approval of the Agreement, but will not be counted toward a quorum at the Special Meeting. As of the Record Date, there were approximately 360 holders of 226,396 shares of FCB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by FCB to beneficially own more than 5.0% of the outstanding shares of FCB Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of FCB."


         The presence, in person or by proxy, of a majority of the outstanding shares of FCB Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of FCB Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of the requisite number of shares, as described above.


         The directors and executive officers of FCB and their affiliates beneficially owned, as of the Record Date, 161,253 shares (or approximately 71.23% of the outstanding shares) of FCB Common Stock. Each member of the Board of Directors of FCB has agreed to vote the shares of FCB Common Stock over which such director has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of FCB Common Stock. As of that date, neither FCB nor Regions held any shares of FCB Common Stock in a fiduciary capacity for others.


                         DESCRIPTION OF THE TRANSACTION

         The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

         Upon consummation of the Merger, FCB will merge with and into Regions and the separate existence of FCB will cease. Immediately following the Merger, the Bank will merge with and into Regions Bank of Louisiana, the principal banking subsidiary of Regions operating in Louisiana. As successor by merger to the Bank, Regions Bank of Louisiana will continue serving the customers of the Bank as a full-service commercial bank.


         At the Effective Date each share of FCB Common Stock then issued and outstanding (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by FCB, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted), will be converted, at the election of the holder thereof, into either (a) a combination of (x) $40.77 in cash and (y) 1.444 shares of Regions Common Stock (subject to adjustment as described under "--Adjustment of Applicable Common Stock Exchange Ratios")(referred to as the "Stock and Cash Election") or (b) 2.626 shares of Regions Common Stock (subject to adjustment as described under "--Adjustment of Applicable Common Stock Exchange Ratios")(referred to as the "All Stock Election").


         No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any FCB stockholder would be entitled upon consummation of the Merger, based on the Average Closing Price.

         Accompanying this Proxy Statement/Prospectus is a Form of Election to be used by each FCB stockholder to elect whether such holder desires to receive in exchange for such holder's shares of FCB Common Stock either the Stock and Cash Election or the All Stock Election. The procedures to be followed in making such election are described below under "--Election Procedures" and on the Form of Election attached to this Proxy Statement/Prospectus as Appendix D. In order for an election to be valid, the FCB stockholder entitled to make the election must submit a duly completed and executed Form of Election to FCB prior to the commencement of the Special Meeting. Any holder of FCB Common Stock failing to make a valid election will be deemed to have elected to receive the Stock and Cash Election.

ADJUSTMENT OF APPLICABLE COMMON STOCK EXCHANGE RATIOS

         The Agreement provides that in the event the Average Closing Price of Regions Common Stock is equal to or

         (a) less than $31.90, each share of FCB Common Stock (subject to the exclusions set forth above under "--General") issued and outstanding at the Effective Date will be converted into (i) $40.77 in cash (in the case of a Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $46.06 in the case of the Stock and Cash Election and $83.77 in the case of the All Stock Election by (y) the Average Closing Price, or

         (b) greater than $37.10, each share of FCB Common Stock (subject to the exclusions set forth above under "--General") issued and outstanding at the Effective Date will be converted into (i) $40.77 in cash (in the case of a Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $53.57 in the case of the Stock and Cash Election and $97.43 in the case of the All Stock Election by (y) the Average Closing Price.


         The operation of the formulas is illustrated by the following tables, which show the effect that various Average Closing Prices would have on the Applicable Common Stock Exchange Ratios and the corresponding value per share of FCB Common Stock that would be received based on the various Average Closing Prices and the resulting Applicable Common Stock Exchange Ratios for each of the Stock and Cash Election and All Stock Election. The indicated corresponding values per share of FCB Common Stock do not take into account any tax effects of the Merger. See "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger."



                            STOCK AND CASH ELECTION

                                     APPLICABLE                                            CORRESPONDING
                                    COMMON STOCK                AMOUNT OF CASH           VALUE PER SHARE OF
        AVERAGE CLOSING            EXCHANGE RATIO               PAYMENT PER FCB              FCB COMMON
       PRICE OF REGIONS            FOR STOCK AND                SHARE FOR STOCK           STOCK FOR STOCK
         COMMON STOCK              CASH ELECTION               AND CASH ELECTION         AND CASH ELECTION
       ----------------            -------------               -----------------         -----------------
           $26.00                       1.772                        $40.77                    $86.84
            27.00                       1.706                         40.77                     86.83
            28.00                       1.645                         40.77                     86.83
            29.00                       1.588                         40.77                     86.82
            30.00                       1.535                         40.77                     86.82
            31.00                       1.486                         40.77                     86.84
            32.00                       1.444                         40.77                     86.98
            33.00                       1.444                         40.77                     88.42
            34.00                       1.444                         40.77                     89.87
            35.00                       1.444                         40.77                     91.31
            36.00                       1.444                         40.77                     92.75
            37.00                       1.444                         40.77                     94.20
            38.00                       1.410                         40.77                     94.35


                               ALL STOCK ELECTION

                                           APPLICABLE                  CORRESPONDING
                                          COMMON STOCK              VALUE PER SHARE OF
              AVERAGE CLOSING            EXCHANGE RATIO                 FCB COMMON
              PRICE OF REGIONS            FOR ALL STOCK             STOCK FOR ALL STOCK
                COMMON STOCK                ELECTION                     ELECTION
              ----------------           --------------             -------------------
                  $26.00                      3.222                      $83.77
                   27.00                      3.103                       83.78
                   28.00                      2.992                       83.78
                   29.00                      2.889                       83.78
                   30.00                      2.792                       83.76
                   31.00                      2.702                       83.76
                   32.00                      2.626                       84.03
                   33.00                      2.626                       86.66
                   34.00                      2.626                       89.28
                   35.00                      2.626                       91.91
                   36.00                      2.626                       94.54
                   37.00                      2.626                       97.16
                   38.00                      2.564                       97.43


    These tables are presented for purposes of illustration only, and no inference is intended or may be drawn concerning the actual Average Closing Price which may occur or the resulting Applicable Common Stock Exchange Ratios.


    The determination of the Average Closing Price will not be completed until a date after the Election Deadline. As a result, FCB stockholders will be required to make an election prior to the determination as to whether any adjustment to the Applicable Common Stock Exchange Ratio will be made. As of February 6, 1995, the closing sale price of Regions Common Stock on the Nasdaq National Market was $33.38. Accordingly, if the Average Closing Price equals such closing sale price, there would not be an adjustment to the Applicable Common Stock Exchange Ratio.


    FCB stockholders should be aware that the actual market value of a share of Regions Common Stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of FCB Common Stock may be more or less than the Average Closing Price. FCB stockholders are urged to obtain information on the trading value of Regions Common Stock that is more recent than that provided in this Proxy Statement/Prospectus. See "Comparative Market Price and Dividends."

ELECTION PROCEDURES

    Elections by Holders of FCB Common Stock. The Agreement provides that the holders of shares of FCB Common Stock will have the right to elect to receive, upon conversion of such shares upon consummation of the Merger, either the Stock and Cash Election or the All Stock Election.


    Procedures for Elections. Elections by holders of FCB Common Stock will be made by properly completing, dating, and executing the enclosed yellow Form of Election and returning it to FCB prior to the commencement of the Special Meeting (the "Election Deadline").


    An election will have been validly made by a holder of FCB Common Stock only if a properly completed and executed Form of Election is received by FCB prior to the Election Deadline.

    Modification of Elections. Any holder of FCB Common Stock who has made an election may at any time prior to the Election Deadline change such holder's election by submitting to FCB a revised Form of Election, properly completed and executed, that is received by FCB prior to the Election Deadline.

    Revocation of Elections; Withdrawal of Shares. Any holder of FCB Common Stock may at any time prior to the Election Deadline revoke such holder's election and withdraw any certificates for FCB Common Stock deposited with FCB with respect to such election by written notice to FCB received on or before the Election Deadline. In the event the Agreement should be terminated and the Merger abandoned, any certificates deposited by a holder of FCB Common Stock with FCB will be promptly returned to such holder. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

    Limitation on Elections. Subject to the procedures for revocation or change of election as described above, no record holder of FCB Common Stock will be entitled to make more than one type of election with respect to the FCB Common Stock held by that holder.

    Election by Nominees. Record holders of FCB Common Stock who are nominees may submit a separate Form of Election for each beneficial owner for whom such record holder is a nominee, indicating on the form an election covering up to the aggregate number of shares of FCB Common Stock owned by such record holder. However, upon the request of Regions, such record holder will be required to certify to the satisfaction of Regions that such record holder holds such FCB Common Stock as nominee for the beneficial owners thereof. Each beneficial owner for whom such a Form of Election is so submitted will be treated as a separate holder of FCB Common Stock.

    FCB Common Stock Held in Different Names.   A single holder who holds FCB
Common Stock in two or more different names and who so certifies to the satisfaction of Regions, may submit a joint Form of Election covering the aggregate number of shares of FCB Common Stock owned by such single holder. Each such single holder who submits a joint Form of Election will be treated as a single holder of FCB Common Stock.

    Modification of Election Procedures. Regions may establish other reasonable procedures and make reasonable determinations, not inconsistent with the terms of the Agreement, governing all matters in connection with the Agreement, including but not limited to, the validity of elections (including any reasonable alterations in the procedure for elections described above), and the issuance and delivery of the consideration into which shares of FCB Common Stock are converted upon consummation of the Merger. Regions has not yet established any such procedures or made any such determinations. Regions would establish such procedures or make such determinations only with the consent of FCB and only to the extent deemed to be reasonably necessary to fairly handle unforeseen circumstances and ministerial matters in connection with the Merger. As of the date of this Proxy Statement/Prospectus, Regions and FCB do not have any intention of modifying the terms of the Agreement.


    Option to Transmit FCB Stock Certificates. A holder of FCB Common Stock may, but is not required to, transmit to FCB with the Form of Election a certificate or certificates representing the shares of FCB Common Stock as to which such election is being made. Any such holder desiring to transmit a stock certificate or certificates with the Form of Election must complete, date, sign, and return the enclosed blue letter of transmittal and must comply fully with the instructions thereon. Holders of FCB Common Stock also will have the opportunity to transmit their certificate or certificates representing FCB Common Stock following the Effective Date. See "--Distribution of Regions Stock Certificates and Cash Payments."



BACKGROUND OF AND REASONS FOR THE MERGER

    Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments include an accelerated trend towards consolidation and geographic expansion by regional bank holding companies, specialization of products and services offered by banking institutions, increased competition from financial institutions which are not subject to bank regulatory oversight, and increasing regulatory compliance requirements for banking institutions.

    In early 1994, the executive officers and Board of Directors of FCB began to evaluate whether the interests of the stockholders, officers and employees, customers, and the community would be better served by combining FCB with a regional bank holding company if a fair price could be negotiated or by retaining its independent status. It was the unanimous consensus of the Board of Directors that a merger at a fair price to stockholders with a regional bank holding company which recognized the importance of the banking philosophy at FCB, and also enhanced its relationship with its customers, employees, and community, was in the best interest of all constituencies which FCB serves. In reaching this conclusion, the Board of Directors unanimously concluded that FCB had insufficient assets and was unlikely to develop sufficient assets to justify the cost to be incurred to develop new and specialized products to compete with those being offered by its larger and better capitalized competitors and to justify the increased cost of regulatory compliance. Further, the directors concluded that the current favorable market evaluation of successful independent local bank holding companies might not continue after the regional bank holding companies complete their geographic expansion efforts.

    Accordingly, FCB contacted a number of regional bank holding companies for indication of their interest and, after a review of all indications received, requested firm proposals from three of such companies. The terms of the proposal received from Regions provided, in the opinion of the Board, the most favorable financial and other terms.

    FCB's Reasons for the Merger. In approving the Merger, the directors of FCB considered a number of factors. Without assigning any relative or specific weights to the factors, the FCB Board of Directors considered the following material factors:

    (a) the information presented to the directors by the management of FCB concerning the business, operations, earnings, asset quality, and financial condition of FCB, including compliance with regulatory capital requirements on an historical and prospective basis;

    (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value, and earnings per share of FCB Common Stock;

    (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of FCB Common Stock for Regions Common Stock for federal income tax purposes;

    (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

    (e) the report of Wheat reviewing a comparison of Regions to selected peer banks, premiums paid in other merger transactions, and a discounted cash flow analysis of FCB; and

    (f) the opinion rendered by Wheat to the effect that, from a financial point of view, the Merger Consideration was fair to the holders of FCB Common Stock.

    The terms of the Merger were the result of arm's-length negotiations between representatives of FCB and representatives of Regions. Based upon its consideration of the foregoing factors, the Board of Directors of FCB unanimously approved the Merger as being in the best interests of FCB and its stockholders. Each member of the Board of Directors of FCB has agreed to vote those shares of FCB Common Stock over which such director has voting authority (other than in a fiduciary capacity) in favor of the Merger and the Agreement.

    FCB's Board of Directors unanimously recommends that FCB stockholders vote FOR approval of the Agreement.

    Regions' Reasons for the Merger. In approving the Merger, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

    (a)  a review, based in part on a presentation by Regions management, of
(i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of FCB on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area; (ii) the demographic, economic, and financial characteristics of the markets in which FCB operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis; and (iii) the results of Regions' due diligence review of FCB; and

    (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into certain markets in the southeastern United States.

OPINION OF FCB'S FINANCIAL ADVISOR

    FCB retained Wheat to act as its financial advisor in connection with the Merger and to render a written opinion to the FCB Board of Directors as to the fairness, from a financial point of view, to the stockholders of FCB of the Merger Consideration being offered by Regions to FCB. Wheat is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The FCB Board of Directors selected Wheat to serve as its financial advisor in connection with the Merger on the basis of such firm's expertise.

    A written opinion to the FCB Board of Directors reflecting Wheat's opinion has been delivered and dated as of the date of this Proxy Statement/Prospectus to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the stockholders of FCB.

    THE FULL TEXT OF WHEAT'S OPINION AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON REVIEW UNDERTAKEN IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE OPINION OF WHEAT SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WHEAT'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE STOCKHOLDERS OF FCB AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FCB OR REGIONS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER.

    In arriving at its written opinion, Wheat reviewed certain publicly available business and financial information relating to FCB and Regions and certain other information provided to it, including, among other things the following: (i) FCB's Annual Reports to Stockholders, Consolidated Reports of Condition and Income on Form FFIEC 034 and related financial information for the three fiscal years ended December 31, 1993; (ii) FCB's quarterly Consolidated Reports of Condition and Income on Form FFIEC 033 and related financial information for the three months ended March 31, 1994, and for the six months ended June 30, 1994, and financial information provided by management for the nine months ended September 30, 1994; (iii) Regions' Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1993; (iv) Regions' Quarterly Reports on Form 10-Q and related financial information for the three months ended March 31, 1994, for the six months ended June 30, 1994 and for the nine months ended September 30, 1994; (v) certain publicly available information with respect to historical market prices and trading activity for Regions Common Stock and for certain publicly traded financial institutions which Wheat deemed relevant; (vi) certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat deemed relevant; (vii) the Agreement; (viii) the Registration Statement of Regions, including this Proxy

Statement/Prospectus; (ix) other financial information concerning the businesses and operations of FCB and Regions, including certain audited financial information and certain internal financial analyses and forecasts for FCB prepared by senior management; and (x) such financial studies, analyses, inquiries, and other matters as Wheat deemed necessary. In addition, Wheat met with members of senior management of FCB and Regions to discuss the business and prospects of each company.


    In connection with its review, Wheat relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of FCB and Regions included in the Agreement, and Wheat has not assumed any responsibility for independent verification of such information. Wheat relied upon the management of FCB as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to it and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Wheat also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for FCB and Regions are adequate to cover such losses. Wheat did not review any individual credit files of FCB or Regions, nor did it make an independent evaluation or appraisal of the assets or liabilities of FCB or Regions.


    Additionally, Wheat considered certain financial and stock market data of FCB and Regions and compared that data with similar data for certain publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. Wheat also considered such other information, financial studies, analyses, and investigations and financial, economic, and market criteria as it deemed relevant.


    In connection with rendering its opinion dated as of the date of this Proxy Statement/Prospectus, Wheat performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Merger Consideration to holders of FCB Common Stock was to some extent a subjective one based on the experience and judgment of Wheat and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat's view of the actual value of FCB or Regions.


    In performing its analyses, Wheat made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FCB or Regions. The analyses performed by Wheat are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to FCB.


    Wheat's opinion is just one of the many factors taken into consideration by the FCB Board of Directors in electing to approve the Agreement. Wheat's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FCB, nor does it address the effect of any other business combination in which FCB might engage.

    The following is a summary of the analyses performed by Wheat in connection with its opinion delivered to the FCB Board of Directors on October 14, 1994 :

    Comparison of Selected Companies. Wheat compared the financial performance and market trading information of Regions to that of a group of banks and bank holding companies in Louisiana, Alabama, and Mississippi (the "Group"). The Group included AmSouth Bancorporation, BancorpSouth, Inc., Colonial BancGroup, Inc., Compass Bancshares, Inc., Deposit Guaranty Corporation, First Commerce Corporation, Grenada Sunburst System Corporation, Hancock Holding Company, Hibernia Corporation, Premier Bancorp, Inc., SouthTrust Corporation, Trustmark Corporation, and Whitney Holding Corporation.


    Based on financial data as of and for the twelve months ended June 30, 1994, Regions had: (i) tangible equity to tangible assets of 7.53% compared to an average of 7.34% for the Group; (ii) nonperforming loans to loans of 0.55% compared to an average of 0.76% for the Group; (iii) reserves for loan losses to nonperforming loans of 269.56% compared to an average of 388.36% for the Group; (iv) returns on average assets before securities gains, nonrecurring expenses, and extraordinary items of 1.36% compared to an average of 1.28% for the Group; and (v) returns on average equity before securities gains, nonrecurring expenses, and extraordinary items of 15.99% compared to an average of 16.33% for the Group.


    Based on financial data for the twelve month periods ended December 31, 1989, 1990, 1991, 1992, and 1993 and for the six month period ended June 30, 1994, Regions had returns on average equity before extraordinary items of 13.25%, 13.64%, 14.27%, 15.64%, 16.14%, and 15.66%, respectively, compared to an average of 0.56%, 8.34%, 6.12%, 13.61%, 17.92%, and 15.68%, respectively, for the Group.

    Analysis of Selected Transactions. Wheat performed an analysis of premiums paid in 19 selected pending or recently completed acquisitions of banks or bank holding companies headquartered in Louisiana, Alabama, and Georgia and announced between June 30, 1993 and October 1, 1994 (the "Selected Transactions"). Multiples of book value, tangible book value, trailing twelve months earnings and annualized latest quarter earnings, as well as deposit premiums paid in the Selected Transactions were compared to the multiples and premiums implied by the consideration to be offered by Regions in the Merger. The Selected Transactions included the following pending transactions: Hibernia Corporation/American Bank, Hibernia Corporation/First State Bank and Trust Company, Regions Financial Corporation/Union Bank & Trust Company, Hibernia Corporation/Pioneer Bancshares Corporation, First Commerce Corporation/First Bancshares, Inc., First Commerce Corporation/Lakeside National Bancshares,
Inc. and Regions Financial Corporation/American Bancshares, Inc. The Selected Transactions also included the following completed transactions: Premier Bancorp, Inc./Red River Valley Bank; Regions Financial Corporation/BNR Bancshares, Inc.; Regions Financial Corporation/First Community Bancshares, Inc.; Premier Bancorp, Inc./Heritage Financial Corporation; Regions Financial Corporation/Guaranty Bancorp, Inc.; Premier Bancorp, Inc./National Bank of Commerce of Lake Charles; Hibernia Corporation/First Continental Bancshares, Inc.; Hancock Holding Company/First State Bank & Trust Company of East Baton Rouge Parish; Hibernia Corporation/Bastrop National Bank; Hibernia Corporation/First Bancorp of Louisiana, Inc.; Hibernia Corporation/Commercial Bancshares, Inc.; and First Commerce Corporation/First Acadiana National Bancshares, Inc.


    Based on the market value of Regions Common Stock as of October 13, 1994 and financial data as of June 30, 1994, the analysis yielded ratios of the implied consideration to be paid by Regions to FCB: (i) to book value of 209.0% compared to an average of 207.4% for the Selected Transactions; (ii) to tangible book value of 209.0%, compared to an average of 210.9% for the Selected Transactions; (iii) to trailing twelve months earnings of 13.3x compared to an average of 13.0x for the Selected Transactions; and (iv) to latest quarter earnings annualized of 12.7x compared to an average of 13.0x for the Selected Transactions. Additionally, Wheat examined the implied consideration less tangible equity as a function of total deposits, yielding a ratio of 11.2% compared to an average of 9.1% for the Selected Transactions.


    Discounted Dividend Analysis. Using discounted dividend analysis, Wheat estimated the present value of the future stream of dividends that FCB could produce through 1998, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management and an assumed level of expense savings were achieved. Wheat then estimated the terminal values for FCB Common Stock at the end of the period by applying multiples ranging from 9.00x to 11.00x projected 1998 earnings. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 10.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of FCB Common Stock. This discounted dividend analysis indicated reference ranges of between $74.69 and $102.48 per share for FCB Common Stock. These values compare to the implied consideration to be offered by Regions to FCB in the Merger of $90.60 based on the market value of Regions Common Stock as of October 13, 1994.


    No company or transaction used as a comparison in the above analysis is identical to FCB, Regions, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.


    Wheat's written opinion is dated as of the date of this Proxy Statement/Prospectus and is based solely upon the information available to it and the economic, market, and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat's opinion. Wheat has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date hereof.


    Compensation to Financial Advisor. Wheat will receive a fee of $100,000 upon the completion of the Merger. FCB has agreed to reimburse Wheat for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, up to $8,000, regardless of whether the Merger is consummated. FCB has further agreed to indemnify Wheat against certain liabilities, including certain liabilities under federal securities laws.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and FCB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of the FCB stockholders; or such later date within 30 days thereof as specified by Regions.

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and FCB anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1995. However, delays in the consummation of the Merger could occur.

    The Board of Directors of either Regions or FCB generally may terminate the Agreement if the Merger is not consummated by June 30, 1995, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND CASH PAYMENTS

    Promptly after the Effective Date, Regions will cause First Alabama Bank, acting in its capacity as the Exchange Agent (and upon surrender to the Exchange Agent to the extent not previously surrendered with the

Form of Election, of certificate(s) for FCB Common Stock for cancellation), to issue and mail to each holder of FCB Common Stock, the Merger Consideration elected to be received by such holder. In no event will the holder of any surrendered certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Regions, FCB, or the Exchange Agent be liable to a holder of FCB Common Stock for any Regions Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

    Regions will bear the liability for all transfer or other taxes required by reason of the issuance of checks and certificates for Regions Common Stock upon consummation of the Merger; provided, however, that it will be a condition to the issuance of any check or certificate for Regions Common Stock in any name other than the name in which the surrendered certificate for FCB Common Stock is registered that the person requesting the issuance of such check or certificate for Regions Common Stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Date, to the extent permitted by law, FCB stockholders of record as of the Effective Date will be entitled to vote at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their shares of FCB Common Stock have been converted in accordance with their respective elections, regardless of whether such stockholders have surrendered their FCB Common Stock certificates. Whenever a dividend or other distribution is declared by Regions on Regions Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Date with respect to Regions Common Stock will be paid to the holder of any unsurrendered FCB certificate until the holder duly surrenders such certificate. Upon surrender of such FCB Common Stock certificate, however, both the Regions Common Stock certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid (without interest), shall be delivered and paid with respect to each share represented by such certificate.

    After the Effective Date, there will be no transfers of shares of FCB Common Stock on FCB's stock transfer books. If certificates representing shares of FCB Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the consideration elected to be received by the holder of such shares of FCB Common Stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) the approval of the Agreement by the required vote of the holders of FCB Common Stock represented at the Special Meeting;

    (b) approval from the Federal Reserve and the Louisiana Commissioner, without any conditions or restrictions, that, in the reasonable judgment of Regions' Board of Directors, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger, and expiration of any applicable waiting period;

    (c) the receipt by each of Regions and FCB of all consents required for consummation of the Merger;

    (d) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (e) the filing of an effective Registration Statement under the Securities Act and the absence of any stop order, action, suit, or proceeding by the SEC to suspend the effectiveness of such Registration Statement;

    (f) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of FCB Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to FCB stockholders, except to the extent of any cash received; and

    (g) the approval for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

    Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and FCB of opinions of their respective counsel and certificates executed by their respective chief executive officers and chief financial officers as to compliance with the Agreement and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS


    The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been submitted to the appropriate regulatory agencies, and each of such agencies has approved the Merger without the imposition of a condition as described under "--Conditions to Consummation of the Merger."


    Regions and FCB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.


    The Merger required the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve considered, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court of competent jurisdiction specifically orders otherwise.



    The Merger also was subject to the approval of the Louisiana Commissioner. In its evaluation, the Louisiana Commissioner took into account considerations similar to those applied by the Federal Reserve.


WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT


    Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefited by the provision or (ii) amended by a written agreement between Regions and FCB approved by their respective Boards of Directors; provided, however, that after approval by the FCB stockholders, no amendment that, pursuant to the LBCL, requires further approval by such stockholders may be made without the further approval of such stockholders.

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by FCB stockholders, under certain circumstances, including:

    (a) by the Board of Directors of either party upon final, nonappealable denial of any required regulatory approval, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described above under "--Conditions to Consummation of the Merger;"

    (b) by the Board of Directors of either party, if the stockholders of FCB fail to vote their approval of the Agreement;

    (c)  by mutual consent of the Boards of Directors of Regions and FCB;

    (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement; or

    (e) by the Board of Directors of either party if the Merger shall not have been consummated by June 30, 1995, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

    If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful and knowing breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

    FCB generally has agreed, unless the prior consent of Regions is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, and maintain its rights and franchises. Regions has agreed to continue to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of Regions Common Stock, to enhance the business prospects of Regions and its subsidiaries, and to the extent consistent therewith, to preserve intact the core businesses and goodwill of Regions. Each of FCB and Regions has agreed not to take any action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of each of FCB and Regions prior to consummation of the Merger, as described below.

    FCB. FCB has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) incurring, or permitting any subsidiary of FCB ("FCB Subsidiary") to incur, any additional debt or other obligation for borrowed money in excess of an aggregate of $150,000 (except in the ordinary course of business consistent with past practices); (iii) acquiring or exchanging any shares of its capital stock or any securities convertible into such shares, or paying any distribution in respect of its capital stock, provided that: (1) FCB may, to the extent legally and contractually permitted to do so, declare and pay regular quarterly cash dividends on the outstanding shares of FCB Common Stock at a rate not in excess of $.10 per share with usual and regular record payment dates in accordance with past practice and an additional cash dividend on the outstanding shares of FCB Common Stock for the fourth fiscal quarter of 1994 at a rate not in excess of $.60 per share, (2) any dividend declared on the shares of FCB Common Stock for the quarter during which the Effective Date occurs shall, unless otherwise agreed upon in writing by the parties, be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Date occurs is prior to the Effective Date and in such case such FCB quarterly dividend shall be paid at a rate not in excess of the appropriate amount set forth in (1) above per share of FCB Common Stock, and (3) in the event Regions has delayed the Effective Date pursuant to the last clause of
Section 1.3 of the Agreement to a date within 30 days of the latest date specified in (i) and (ii) of Section 1.3 of the Agreement such that the Effective Date could have occurred at a date and time prior to the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Date occurs but for such delay, FCB may declare and pay a dividend on the shares of FCB Common Stock for the quarter in which the Effective Date occurs at a rate per share of FCB Common Stock not in excess of the amount equal to the greater of (x) the amount otherwise payable for such quarter under (1) above and (y) the product of the Applicable Common Stock Exchange Ratio for the All Stock Election and the per share dividend amount declared by Regions on Regions Common Stock for the quarter during which the Effective Date occurs; (iv) issuing, selling, or otherwise disposing of any additional shares of FCB Common Stock or of any capital stock of any FCB Subsidiary, or any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement); (v) adjusting or reclassifying any capital stock; (vi) acquiring direct or indirect control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers of FCB or any FCB Subsidiary (except as disclosed to Regions or as required by law), paying any bonus (except as disclosed to Regions or in accordance with any existing program or plan), entering into or amending any severance agreements with officers (except as disclosed to Regions), or granting any increase in compensation or other benefits to directors of FCB or any FCB Subsidiary; (viii) entering into or amending any employment contract between FCB or any FCB Subsidiary and any person that it does not have the unconditional right to terminate (except as disclosed to Regions and except for any amendment required by law); (ix) adopting any new employee benefit plan or program of FCB or any FCB Subsidiary or materially changing any existing plan or program of FCB or any FCB Subsidiary (except as disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xi) commencing any material litigation (except in accordance with past practices) or settling any litigation for an amount in excess of $100,000 or imposing material restrictions on the operations of FCB or any FCB Subsidiary; or (xii) modifying or terminating any material contract.

    In addition, FCB has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. FCB also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, FCB has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

    Regions. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement. Regions has agreed not to amend its Certificate of Incorporation or Bylaws in any manner which is adverse to and discriminates against holders of FCB Common Stock. Regions has further agreed not to acquire or enter into any agreement to acquire any bank or other financial institution having its principal business location in St. Bernard Parish, Louisiana before the consummation of the Merger.

MANAGEMENT FOLLOWING THE MERGER

    Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    Certain Agreements. Edward F. Butler, President and Chief Executive Officer of FCB and the Bank, is a party to an employment agreement entered into with FCB in December 1993, that provides upon the sale of FCB for termination of Mr. Butler's employment by FCB and the Bank and a payment to Mr. Butler equal to the sum of three times Mr. Butler's annual salary and bonus, and 1.2% of the aggregate purchase price. Upon consummation of the Merger Mr. Butler would become entitled to receive approximately $670,000 under such employment agreement. FCB, Regions, and Mr. Butler are discussing a proposal to amend such employment agreement prior to the Effective Date to provide for Mr. Butler's continued employment.

    Lawrence A. Taffaro, Executive Vice President of the Bank, is a party to an employment agreement entered into with the Bank in December 1993. Such employment agreement provides that following execution of a definitive agreement for the sale of FCB, Mr. Taffaro will be entitled, upon the occurrence of (i) termination of Mr. Taffaro's employment other than for cause as defined in the agreement or (ii) resignation by Mr. Taffaro for good reason as defined in the agreement, to a severance payment equal to three times his annual salary and bonus (reduced proportionately for that portion of the three year period following a sale that Mr. Taffaro remains employed by the Bank).

    Dorsey & Company, Inc., an investment and brokerage services firm of which FCB directors George P. Dorsey and Philip J. Dorsey are principals, entered into a financial advisor agreement with FCB in December 1993, which provides for payment to such firm upon consummation of a sale of FCB of a fee equal to 0.80% of the aggregate consideration received. Upon consummation of the Merger, Dorsey & Company, Inc. will become entitled to a fee under such agreement of approximately $160,000, estimated based on the closing sale price of Regions Common Stock on the Nasdaq National Market on February 6, 1995.


    Indemnification and Advancement of Expenses. The Agreement provides that Regions will, and will cause the Bank to, maintain all rights of indemnification and advancement of expenses existing in favor of each person entitled to indemnification from FCB or any FCB Subsidiary on terms no less favorable than the rights provided in the Articles of Incorporation or Bylaws of FCB or any of the FCB Subsidiaries, as the case may be, or the rights otherwise in effect on the date of the Agreement and that such rights will continue in full force and effect for 10 years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

    In addition, the Agreement further provides that, for a period of one year after the Effective Date, Regions shall use its reasonable efforts to maintain in effect FCB's existing directors' and officers' liability insurance policy (or comparable policies) with respect to claims arising from facts or events which occurred prior to the Effective Date and covering persons who are currently covered by such insurance; provided that Regions shall not be obligated to make premium payments for such one-year period in respect of such policy which exceed 150% of the annual premium payment for the prior fiscal year.

    The Agreement further provides that after the Effective Date Regions will indemnify and hold harmless FCB and each of its directors and officers against any losses, claims, damages, or liabilities arising out of or based upon an untrue statement or alleged untrue statement of material fact contained in this Proxy Statement/Prospectus or arising out of or based upon the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Regions will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or alleged omission made in this Proxy Statement/Prospectus in reliance upon and in conformity with information furnished to Regions by any indemnified person.

    Employee Benefits. The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of FCB and the FCB Subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock, except as set forth in the Agreement) on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans (i) service under any qualified defined benefit plans of FCB shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified contribution plans of FCB shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of FCB shall be treated as service under any similar employee benefits plans maintained by Regions. The Agreement further provides that Regions will cause FCB to honor all employment, severance, consulting, and other compensation contracts disclosed to Regions between FCB or any FCB Subsidiary and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under FCB's benefit plans.

    Regions Stock Ownership. As of the Record Date, the directors and executive officers of FCB owned no shares of Regions Common Stock.

DISSENTERS' RIGHTS


    General. Each FCB stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in Section 131 of the LBCL, a copy of which is included as Appendix C to this Proxy Statement/Prospectus.

    Statutory Requirements. The following is a summary of the steps to be taken by an FCB stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of
Section 131 of the LBCL. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of FCB Common Stock to perfect their dissenters' rights. If the Merger is approved by 80% or more of the total voting power of FCB, then dissenters' rights of appraisal, in accordance with the LBCL, will not be available.

    Any written objection, demand, or notice required by the LBCL in connection with the exercise of dissenters' rights should be sent to FCB at 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656, Attention: Philip J. Dorsey, Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

    Any holder of FCB Common Stock who disapproves of or objects to the proposed Merger and who wishes to receive in cash the "fair value" of such shares (determined immediately before the Merger is consummated) may elect to do so by taking all of the following steps:

    (a) Such stockholder must file with FCB, prior to or at the Special Meeting, a written objection to the proposed Merger.

    (b) Such stockholder must vote such holder's shares of FCB Common Stock against the Merger. If the Merger is approved by the required vote, but by less than 80% of the total voting power, and the Merger authorized thereby is effected, FCB promptly thereafter shall give written notice thereof, by registered mail, to each stockholder who filed such written objection to, and voted such holder's shares against, the Merger, at such stockholder's last address on FCB's records.

    (c) Each such stockholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with FCB a demand in writing for the fair cash value of such holder's shares of FCB Common Stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the reply of FCB may be sent.

    (d) At the same time, such stockholder must deposit in escrow in a chartered bank or trust company located in St. Bernard Parish, Louisiana the certificates representing such holder's shares of FCB Common Stock, duly endorsed and transferred to FCB upon the sole condition that such certificates shall be delivered to FCB upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the LBCL.

    (e) With the demand, the stockholder must deliver to FCB the written acknowledgment of such bank or trust company that it so holds such holder's certificates of FCB Common Stock.

    Unless the objection, demand, and acknowledgment are made and delivered by the stockholder within the required time period, such holder conclusively shall be presumed to have acquiesced in the Merger. If FCB does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it shall notify the stockholder in writing, at the designated post office address, of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied stockholder, the value demanded.

    In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied stockholder, within 60 days after receipt





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

of notice in writing of FCB's disagreement, but not thereafter, may file suit against FCB, or the merged or consolidated corporation, as the case may be, in the district court of St. Bernard Parish, Louisiana, praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares of FCB Common Stock as of the day before such corporate action complained of was taken, and the court, on such evidence as may be adduced in relation thereto, shall determine summarily whether any payment is due and, if so, such cash value and render judgment accordingly. Any stockholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such suit filed by another stockholder and recover therein judgment against FCB for the fair cash value of such holder's shares of FCB Common Stock. Failure of the stockholder to bring suit, or to intervene in such a suit, within 60 days after receipt of notice of disagreement by FCB conclusively shall bind the stockholder (i) by FCB's statement that no payment is due or (ii) if FCB does not contend that no payment is due, to accept the value of such holder's shares of FCB Common Stock as fixed by FCB in its notice of disagreement.

    Any stockholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting stockholder. Any stockholder who timely takes each of the required actions outlined above thereafter shall retain all rights of a stockholder, except the right to receive shares of Regions Common Stock, until those rights are modified upon consummation of the Merger.

    A stockholder, upon filing a demand for the value of such holder's shares, shall cease to have any of the rights of a stockholder, except the rights accorded by Section 131 of the LBCL. Such a demand may be withdrawn by the stockholder at any time before FCB gives notice of disagreement, as provided by the LBCL. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of FCB. Dissenters' rights will not be available if any of the following occurs: (i) the stockholder withdraws the notice of election of dissenters' rights; (ii) the Merger is abandoned or rescinded; (iii) a court determines the stockholder is not entitled to receive payment for such holder's shares of FCB Common Stock; or (iv) the stockholder otherwise loses such dissenters' rights. In any such case, such holder shall not have the right to receive payment for such holder's shares of FCB Common Stock; such holder's share certificates shall be returned (and, on such holder's request, new certificates shall be issued in exchange for the old ones endorsed to FCB); and such holder shall be reinstated to all rights as a stockholder as of the filing of such holder's demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of FCB, the fair value thereof in cash as determined by the FCB Board or, if the Merger shall have been consummated, the Regions Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES

IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and FCB concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) The Merger will be a reorganization within the meaning of Section 368(a) of the Code. FCB and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

    (b) FCB will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of FCB.

    (c) No gain or loss will be recognized by Regions on receipt of FCB's assets in exchange for Regions Common Stock.

    (d) The basis of FCB's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of FCB immediately prior to the transaction.

    (e) The holding period of the assets of FCB in the hands of Regions will, in each case, include the period during which such assets were held by FCB.

    (f) The stockholders of FCB who exchange their shares of FCB Common Stock solely for shares of Regions Common Stock will recognize no gain or loss upon the exchange. If, however, a stockholder of FCB exchanges FCB Common Stock for Regions Common Stock and cash, then such stockholder will be required to recognize any gain realized on the exchange, and no loss will be recognized. Gain recognition, if any, will not be in excess of the amount of cash received.

    (g) The basis of the Regions Common Stock received by the FCB stockholders who exchange their shares of FCB Common Stock solely for shares of Regions Common Stock in the proposed transaction will, in each instance, be the same as the basis of the FCB Common Stock surrendered in exchange therefor. If, however, a stockholder of FCB exchanges FCB Common Stock for Regions Common Stock and cash (pursuant to the Stock and Cash Election), then such stockholder's basis in Regions Common Stock received will be the same as the basis of FCB Common Stock surrendered in the exchange, reduced by the amount of cash received, and increased by the amount of gain recognized in connection with the exchange.

    (h) The holding period of Regions Common Stock received by FCB stockholders will, in each instance, include the period during which FCB Common Stock surrendered in exchange therefor was held, provided that such FCB Common Stock was held as a capital asset on the date of the exchange.

    (i) The payment of cash to FCB stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

    (j) Where solely cash is received by an FCB stockholder in exchange for such holder's FCB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's FCB Common Stock, subject to the provisions and limitations of Section 302 of the Code.

    (k) Any holder of FCB Common Stock who receives cash and Regions Common Stock pursuant to the

Stock and Cash Election will be required to recognize any gain realized in the exchange, but not in excess of the amount of cash received. Recognition of loss will not be allowed. In determining whether gain will be recognized as ordinary dividend income or as capital gain, such stockholders will be treated for federal income tax purposes as if (a) Regions had issued solely Regions Common Stock in exchange for their FCB Common Stock and (b) Regions redeemed a portion of the shares issued. Thus, cash payments received by FCB stockholders exercising the Stock and Cash Election will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

    The tax opinion does not address any state, local, or other tax consequences of the Merger. FCB stockholders should consult their own tax advisors with respect to the tax consequences of the Merger to them individually, including tax consequences under state or local law.

ACCOUNTING TREATMENT

    It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of FCB as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of FCB.

EXPENSES AND FEES

    The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

    Regions Common Stock to be issued to FCB stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, FCB (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

    Each person whom FCB reasonably believes to be an affiliate of FCB has agreed to deliver to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the Merger, holders of FCB Common Stock will be exchanging their shares of a Louisiana corporation governed by the LBCL and FCB's Articles of Incorporation, as amended, (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL, and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of FCB stockholders and those of Regions stockholders. The differences deemed material by FCB and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the LBCL and the Delaware GCL as well as to Regions' Certificate and Bylaws and FCB's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

    The provisions of Regions' Certificate and Bylaws described below under the headings, "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Director Exculpation," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

    Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

    The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

    Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 44,934,458 shares were issued, including 2,919,179 treasury shares as of September 30, 1994. Regions' Board of Directors may authorize the issuance of additional authorized shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed.

    The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.


    FCB. FCB's authorized capital stock consists of 1,000,000 shares of FCB Common Stock, of which 226,396 shares were issued and outstanding as of September 30, 1994. Pursuant to the LBCL, FCB's Board of Directors may authorize the issuance of additional authorized shares of FCB Common Stock without further action by FCB's stockholders. FCB's Articles, as amended, deny the stockholders of FCB preemptive rights to purchase or subscribe to any unissued authorized shares of FCB Common Stock or any option or warrant for the purchase thereof.


AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

    Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock, voting together as a single class.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the voting power of Regions' voting stock.

    FCB. FCB's Articles provide that its articles of incorporation may be amended by the affirmative vote of at least a majority of the voting power present at an annual or special meeting of the stockholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

    Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

    The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board is elected each year, which effectively requires two annual meetings for Regions' stockholders to change a majority of the members of the Board.

    Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.


    FCB. FCB's Articles generally provide that the number of directors constituting the Board of FCB shall be determined by its Bylaws but shall not be less than three nor more than fifteen persons. There are

13 directors constituting the Board of Directors as of the date of this Proxy Statement/Prospectus. Directors are elected by plurality vote of the stockholders of FCB and hold office until the next annual meeting of stockholders or until their successors are elected and qualified. The Articles do not permit cumulative voting by the stockholders for the election of directors.


REMOVAL OF DIRECTORS

    Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of 75% of Regions' voting stock.

    FCB. Pursuant to the LBCL, any director or the entire Board may be removed, with or without cause, by the affirmative vote of a majority of the total outstanding stock of FCB.

LIMITATIONS ON DIRECTOR LIABILITY

    Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    FCB. FCB's Articles contain a provision limiting the liability of directors and officers of FCB in a manner similar to Regions' Certificate.

INDEMNIFICATION

    Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.

    FCB. FCB's Bylaws provide that FCB will indemnify its officers and directors and may indemnify its employees and agents to the full extent permitted by Section 83 of the LBCL.
Section 83 is generally similar to Section 145 of the Delaware GCL.

SPECIAL MEETINGS OF STOCKHOLDERS

    Regions. Regions' Certificate and Bylaws provide that such meetings may be called at any time, but only by the Chief Executive Officer, the Secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.


    FCB. Under FCB's Bylaws, special meetings of the stockholders of FCB may be called at any time by the President or Board of Directors, or upon the written request of any two directors or of stockholders holding one-fifth of the total voting power.


ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual or special meeting called by the Board of Directors, even if a majority of the stockholders were in favor of such action.


    FCB. The LBCL provides that action required or permitted to be taken at a meeting of stockholders may be taken by unanimous consent of all stockholders required to vote thereon.


STOCKHOLDER NOMINATIONS AND PROPOSALS

    Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

    FCB. Neither the LBCL nor FCB's Articles or Bylaws set forth any procedure for stockholder nominations and proposals.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's outstanding voting stock).

Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

    Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

    FCB. Section 133 of the LBCL places restrictions on "business combinations" (as defined in Section 132(4) of the LBCL, generally including mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by Louisiana corporations with an "interested stockholder" (as defined in Section 132(9) of the LBCL, generally the beneficial owner of 10% or more of the voting power of the then outstanding voting stock). Section 133 of the LBCL generally applies to business combinations of Louisiana corporations having greater than 100 beneficial owners of its stock or which did not have an interested stockholder on January 1, 1985, unless the articles of incorporation expressly provide otherwise.
Section 133 of the LBCL generally does not apply provided the stockholders receive in the business combination substantially similar consideration for their shares of stock in the corporation in terms of price and method of payment, as determined in accordance with Section 134B of the LBCL, as the interested stockholder received for its shares of stock in the corporation acquired by such interested stockholder within two years of such business combination.

    As FCB has not specifically elected to avoid the application of Section 133 of the LBCL, Section 133 of the LBCL generally would prohibit a business combination by FCB with an interested stockholder unless the business combination is recommended by FCB's Board and approved by the affirmative vote of at least each of the following: (i) 80% of the votes entitled to be cast by outstanding shares of FCB voting stock voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of FCB voting stock, other than voting stock held by the interested stockholder who is a party to the business combination with FCB, voting together as a single voting group. As Regions is not an "interested stockholder" with respect to FCB, Section 133 of the LBCL does not apply to the Merger.


    Under Section 135 and following sections of the LBCL any person who acquires more than 20% of the voting power of a corporation such as FCB may not vote all or a portion of such shares unless the stockholders other than the acquiring person have at a duly called stockholders meeting voted to permit the acquiring person to exercise voting rights.


MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect
(i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5% beneficial owner or is approved by 75% or more of the full Board after the party becomes such a 5% beneficial owner.

    FCB. The LBCL generally requires the affirmative vote of at least two-thirds of the voting power present, or by such larger or smaller vote, but not less than a majority, of the voting power present or of the total voting power as the articles of incorporation may prescribe to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of the corporation if the corporation is not insolvent. FCB's Articles provide that such actions may be effected by a majority of the voting power present.

DISSENTERS' RIGHTS OF APPRAISAL

    Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

    FCB. The rights of appraisal of dissenting stockholders under Louisiana law, while generally similar to those afforded under the Delaware GCL, differ in certain details. For a full description of the rights of dissenting stockholders under Louisiana law, see "Description of the Transaction--Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    FCB. Pursuant to the LBCL, upon at least five days' written notice any stockholder, except a business competitor, who is and has been the holder of record of at least 5.0% of the outstanding shares of any class of a corporation for at least six months, has the right to examine and inspect any records and accounts of the corporation at any reasonable time so long as there is a reasonable purpose. In the case of a business competitor, such competitor must own not less than 25% of all outstanding shares of the corporation for a period of six months before exercising the right to examine and inspect the corporation's records.

DIVIDENDS

    Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation --

Payment of Dividends."


    FCB. Pursuant to the LBCL, the board of directors may from time to time declare dividends in cash, property or its own shares out of surplus, except earned surplus reserved by the board of directors, unless the corporation is insolvent or would thereby be made insolvent or the declaration or payment of the dividend would be contrary to any restrictions contained in the articles of incorporation. If the corporation has no surplus available for dividends, it may pay dividends out of its net profits for the then current or the preceding fiscal year or both. However, no dividend may be paid at a time when, either before or after the payment of the dividend, the corporation's liabilities exceed its assets or the net assets are less than the aggregate amount payable on liquidation upon the issued shares, if any, which have a preferential right to participate in the corporation's assets in the event of liquidation. No dividends may be paid in shares, other than treasury shares, except upon transfer to stated capital from capital surplus of (i) an amount not less than the aggregate par value of the issued par value shares and (ii) such amount as the board of directors of the corporation may determine in respect of issued shares without par value. No dividend payable in shares of any class shall be paid to stockholders of any other class, unless the articles of incorporation so permit or such payment is authorized by the holders of a majority of the shares of the class in which the payment is to be made.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." FCB Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for FCB Common Stock and the cash dividends declared per share of Regions Common Stock and FCB Common Stock for the indicated periods. The stock prices and historical dividends for Regions have been adjusted to reflect a 10% stock dividend paid by Regions on April 1, 1993. The prices indicated for FCB are based on actual transactions in FCB Common Stock of which FCB management is aware; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in FCB Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the FCB Common Stock.



                                           REGIONS                                    FCB
                                  PRICE RANGE     CASH DIVIDENDS          PRICE RANGE      CASH DIVIDENDS
                                  -----------        DECLARED             -----------         DECLARED
                                HIGH        LOW      PER SHARE            HIGH     LOW        PER SHARE
                                ----        ---      ---------            ----     ---        ---------
1993
First Quarter . . . . . . .      $38.38    $31.25       $.26             $10.00     $10.00       $.10
Second Quarter  . . . . . .       38.25     30.25        .26                 --         --        .10
Third Quarter . . . . . . .       35.25     31.25        .26                 --         --        .10
Fourth Quarter  . . . . . .       35.00     29.63        .26                 --         --        .30

1994
First Quarter   . . . . . .       33.50     30.13        .30              24.50      24.50        .10
Second Quarter  . . . . . .       36.13     30.50        .30                 --         --        .10
Third Quarter   . . . . . .       36.75     34.63        .30                 --         --        .10
Fourth Quarter  . . . . . .       35.00     29.75        .30                 --         --        .70

1995
First Quarter (through
February 6)   . . . . . . .       33.38     31.63        .33                 --         --         --




     On February 6, 1995, the last reported sale price of Regions Common Stock as reported on the Nasdaq National

Market, and the price of FCB Common Stock in the last known transaction, were $33.38 and $24.50, respectively. On October 19, 1994, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of FCB Common Stock in the last known transaction, were $34.00 and $24.50, respectively.


    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."


    The holders of FCB Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Since April 1993, FCB has paid quarterly dividends of $.10 per share and an additional amount in the first quarter of each year based on the Bank's performance in the prior year.

                  FCB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         FCB derives all of its income from the Bank, its wholly owned subsidiary.


         The Bank's results of operations are primarily affected by its net interest income. Net interest income is defined as interest and fees on loans and investments, less interest expense on deposits. Interest from loans and investments is a function of the average balance outstanding during the period and the average rates earned. The Bank's cost of funds is a function of the average rates paid on such deposits. Service charges and other fees also effect income. The Bank's net income is further affected by the level of other expenses such as employee compensation and benefits, occupancy cost, advertising, and insurance.


INTEREST RATE SENSITIVITY

         The relationship between rate-sensitive earning assets and rate-sensitive interest-bearing liabilities within given maturity ranges (interest rate sensitivity) can have a potential impact on the stability of a financial institution's net interest income. Gap analysis is one method of assessing interest rate sensitivity. Under this method, the difference between earning assets and interest-sensitive liabilities is derived within ranges of maturities; the difference is referred to as the asset funding gap if such earning assets exceed interest-sensitive liabilities, or the liability funding gap if such earning assets are exceeded by interest-sensitive liabilities.

         As a matter of policy, the Board of Directors monitors interest rate sensitivity by comparing actual dollar changes in net interest income to budgeted financial goals. The following analysis indicates the rate sensitivity of earning assets and interest-bearing liabilities at September 30, 1994.

Interest Rate Sensitivity Analysis
As of September 30, 1994:


                                                                     Repricing Within
                                                             0-90         91-365          Over
                                                             Days          Days          1 Year         Total
                                                             ----        --------        ------         -----
                                                                      (in thousands)
EARNING ASSETS:
    Loans                                                 $  8,515      $ 19,373        $64,240       $ 92,128
    Securities                                                 714         3,286          2,328          6,328
    Funds sold                                               4,500             -              -          4,500
                                                          --------      --------        -------       --------

            Total earning assets                            13,729        22,659         66,568        102,956

INTEREST-BEARING LIABILITIES:
    Interest-bearing deposits                               66,944        13,140            821         80,905
                                                          --------      --------        -------       --------


Interest-sensitivity gap                                  $(53,215)     $  9,519        $65,747       $ 22,051
                                                          ========      ========        =======       ========

Cumulative gap at September 30, 1994                      $(53,215)     $(43,696)       $22,051
                                                          ========      ========        =======

Cumulative gap at December 31, 1993                       $(53,641)     $(40,434)       $18,891
                                                          ========      ========        =======


LIQUIDITY

    The Bank manages liquidity to ensure that there is sufficient cash flow to satisfy demands for credit, deposit withdrawals, and other banking needs. Traditional sources of liquidity include asset maturities and growth in core deposits. Wholesale purchased liabilities, such as negotiable certificates of deposit, federal funds purchased and securities sold under agreements to repurchase, represent other major sources of funding. Liquidity has not been a problem, nor does management expect it will be as the economy expands, given the Bank's current liquidity position. The loan to deposit ratio at September 30, 1994, and 1993, was 93% and 93%, respectively.

CAPITAL RESOURCES


    Although the Bank has not made commitments for significant capital expenditures, the Bank's capital is subject to regulatory constraints. Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banks. As described in further detail under "Supervision and Regulation--Capital Adequacy," the Bank is required to maintain a "Total Capital" ratio of 8.0%, a "Tier 1 Capital" of 4.0% and a "Leverage Ratio" of at least 3.0% plus an additional cushion of 100 to 200 basis points. At September 30, 1994, the Bank's consolidated Tier 1 Capital and Total Capital ratios were 10.31% and 11.43%, respectively. Also at such date, the Bank's Leverage Ratio was 8.69%. Accordingly, the Bank has the requisite capital levels to qualify it as a "well capitalized" institution under the prompt corrective action regulations. See "Supervision and Regulation--Prompt Corrective Action."

RESULTS OF OPERATIONS

       Comparison of Nine Month Periods Ended September 30, 1994 and 1993


    The following is management's discussion and analysis of the significant changes in income and expenses in relation to the changes in financial position for the nine months ended September 30, 1994 and 1993. This information should be read in conjunction with FCB's interim financial statements and the notes thereto included elsewhere herein. FCB is unaware of any trends, uncertainties, or events which would or could have a material impact on future operating results, liquidity, or capital.


    Overview. Net income for the nine month period ended September 30, 1994, as compared to the respective period of 1993, increased by $89,424. Both periods were impacted by changes in the accounting for income taxes. Income before income taxes and the cumulative effect of changes in the accounting for income taxes increased in 1994 by $138,767.

    Interest income for the nine month period ended September 30, 1994 was $7,130,587, an increase of $245,399 over the same period in 1993. The primary factors that affect interest income are the changes in volume and mix of earning assets and changes in market interest rates.

    Interest expense for the nine months ended September 30, 1994 increased $138,573, or 6.9%, compared to the same period in 1993, mainly due to a $8,117,418 increase in interest bearing deposits since the end of 1993. The deposit liabilities are short-term and, therefore, reflect money market rate changes over a short time span.

    In the first nine months of 1994, FCB expensed $305,000 for potential loan losses; however, in the similar 1993 period $360,000 was expensed. FCB's continued improvement in loan quality has allowed for the reduced 1994 expense.

    Total other income for the time period under consideration decreased $8,475. Service charges on deposit accounts increased $13,587 to $475,408 for the nine months ended September 30, 1994.


        Total other expenses increased $14,584 to $3,574,052 in 1994. Components of 1994 other expenses which have changed include: salary and employee benefits (insurance, salaries, and retirement), up 8.1%; occupancy expense, down 28.9%; net other real estate expense, down 62.8%; and other expenses (postage, regulatory assessments, data processing, printing, supplies, etc.), up 3.7%. The decline in occupancy expense is due to the purchase of the Bank's main office building in July 1993.



        Income tax benefits in the 1994 and 1993 periods are $556,000 and $31,947, respectively. These amounts differ from the maximum corporate rate applicable on ordinary income as a result of utilization of net operating loss carryforwards and, changes in the valuation allowance applicable to the deferred tax asset. In 1993 FCB booked a cumulative effect adjustment of $573,396 net of a valuation allowance as a result of implementing SFAS No.109, "Accounting for Income Taxes." At December 31, 1993, FCB had a valuation allowance of approximately $1.1 million against that portion of the deferred tax asset that management felt, more likely than not, would not be realized. At December 31, 1993, management believed an allowance was warranted due to uncertainties surrounding the ultimate realization of the full tax benefits of its net operating loss carryforwards, because of the anticipated negative impact of rising interest rates on the Bank's operations. The income tax benefit for the nine months ended September 30, 1994, was $556,000 primarily as the result of the elimination of this previously established valuation allowance, due to the Bank's ability to maintain operating results in a rising interest rate environment. (See note 3 to September 30,1994 condensed consolidated financial statements.)

            Comparison of the Years Ended December 31, 1993 and 1992

    The following is management's discussion and analysis of the significant changes in income and expenses and related changes in financial position for the year ended December 31, 1993. This information should be read in conjunction with FCB's audited consolidated financial statements for the years ended December 31, 1993 and 1992, and the notes thereto included elsewhere herein.

    Overview. FCB's net income for 1993 was $2,909,574 compared to $1,450,067 for 1992, an increase of 101%. The increase in net income for 1993 was mainly attributable to an improved net interest margin, increased loan demand, a smaller provision for loan losses and a cumulative effect of accounting change for income taxes. FCB benefitted from recent improvements in the regional and local economies.

    Return on average assets was 2.80% and return on average equity was 37.86% for 1993, compared to 1.50% and 31.93%, respectively, for 1992.

    Net interest income is the Bank's principal source of revenue and is measured by the difference between interest income earned on loans and investments and interest expense incurred on deposits and borrowings. In 1993, net interest income increased by $597,851 or 9.9% as compared to an increase of $1,583,017 or 35.7% in 1992. The primary determinant of the increase in net interest income between 1991 and 1993 was the decline in interest rates during 1991 and the further decline in 1992. The Bank was able to reprice its deposits at a faster rate than its loans and investments due to the Bank's internal pricing policy on loans. The Bank's net interest income further increased during 1993, as a result of its leverage factor (interest-earning assets divided by interest-bearing liabilities) increasing from 102% in 1992 to 107% in 1993.


    The provision for loan losses, which is charged to income from operations is based upon the changes in the loan portfolio, the amount of net loan losses incurred, and management's estimate of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, nonaccrual loans, problem loans, and prior loan loss experience. The provision for loan losses was $480,000 in 1993, $590,000 in 1992, and $620,000 in 1991. The decline in the provision is due to the improved quality of the loan portfolio.



    Nonaccrual loans, which are loans on which interest recognition has been suspended until realized because of doubts as to the borrower's ability to repay principal or interest, were $596,000 at December 31, 1993, as compared to $844,000 at December 31, 1992. The decrease in the Bank's nonaccrual loans during 1993 can be attributed to principal pay-downs, charge-downs of problem loans, and transfers to other real estate. Net charge-offs of loans in 1993, 1992, and 1991 were $390,000, $973,000, and $643,000, respectively.


    The allowance for possible loan losses at December 31, 1993, was $966,000 or 1.14% of net loans outstanding compared to $876,000 or 1.18% of net loans outstanding at December 31, 1992. It is management's opinion that the allowance for possible loan losses at December 31, 1993, is adequate, based upon the Bank's review of the loan portfolio and its aggressive charge-off and collection practices.


    Non-interest income changed from $920,085 in 1991, to $959,837 in 1992, and to $838,704 in 1993. Service charges, the largest component of non-interest income, account for most of the balance and amounted to $736,786 in 1991, $765,225 in 1992, and $771,187 in 1993. The increase in service charge income is due to the growth of deposits and increase in scheduled service charge fees. The next largest component of non-interest income is gain on sale of investments. It totaled $115,965 in 1991 and $113,199 in 1992. There were no sales in 1993.


    As the Bank has continued to grow, non-interest expenses net of expenses related to other real estate have also increased from $4,080,936 in 1991, to $4,503,015 in 1992, a 10.3% increase over 1991, and to $4,599,525 in 1993, a
2.1% increase over 1992. Salaries and employee benefits increased by $247,415 from 1991 to 1992, a 12.9% increase, and by $126,981 from 1992 to 1993, a 5.9%
increase, due to normal adjustments to salaries for merit and inflation and increases in the total number of employees. At December

31, 1993, 1992 and 1991, the Bank employed 82, 82.5, and 79 full-time equivalent employees, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

    The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from those of other commercial and industrial companies that have significant investments in fixed assets or inventories. In industries with a high proportion of fixed assets, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of these assets. Likewise, in industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-asset ratio.

    Although inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected rather than the total asset portfolio, so a simple adjustment of asset totals by use of an inflation index is not satisfactory. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on various types of income and expense. Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in the consumer price index. These factors in turn affect the composition of sources of funds by reducing growth of core deposits and increasing the need for purchased funds. On the other hand, many categories of operating expense are more directly affected by current rates of inflation.

FINANCIAL CONDITION

    The Bank functions as a financial intermediary, and as such its financial condition should be examined in terms of trends in its sources and uses of funds. The Bank's primary use of funds is for loans. Loans outstanding have continued to increase in recent years due to increased loan demand and strategic marketing of the Bank's products and services. As a result, loans increased from $69,671,568 in 1991 to $74,494,433 in 1992, and to $84,436,518
in 1993.


    Securities decreased from $10,212,828 at December 31, 1992, to $7,473,100 at December 31, 1993, a decrease of 26.8% or $2,739,728 and decreased $1,145,158 from the period ended December 31, 1993 to September 30, 1994. Securities serve as a repository for funds and a source for the Bank to meet its liquidity needs.


    Deposits are the Bank's primary source of funds. Total deposits have continued to increase and were $87,330,352, $89,512,090, and $88,959,328, at the end of 1991, 1992, and 1993, respectively. Non-interest-bearing demand deposits made up 14.7% of total deposits at the end of 1991, 16.3% at the end of 1992, and 17.2% at the end of 1993. Deposits at September 30, 1994 are $8,120,418 higher than at December 31, 1993.

    Problem Assets and Asset Classification. Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Generally, this occurs when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payment are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated cost to sell. Any writedown of the property subsequent to acquisition is charged to operations.

    The following table presents information concerning loans with risk elements. Risk elements include (i) loans accounted for on a nonaccrual basis,
(ii) accruing loans which are contractually past due 90 days or more as to principal or interest payment, (iii) loans not included above which are troubled debt restructuring, and (iv) real estate acquired through foreclosures or repossession.

    Nonperforming Assets

                                          September 30,                         December 31,
                                         1994       1993       1993       1992      1991      1990       1989
                                         ----       ----       ----       ----      ----      ----       ----
                                                                     (In thousands)
Loans accounted for on a
    nonaccrual basis                     $331       $621       $596      $925     $2,520    $2,553     $1,024
Accruing loans which are
    contractually past due 90
    days or more as to principal
    or interest payments                  246        288        243       479        289       280      1,291
Restructured loans (exclusive
    of non-accrual loans and
    loans past due ninety days
    or more)                                -          -          -         -          -         -          -
Real estate acquired through
    foreclosure or repossession            11        399        273     1,281      2,125     1,601      1,248
                                         ----      -----      -----    ------     ------    ------     ------

Total                                    $588     $1,308     $1,112    $2,685     $4,934    $4,434     $3,563
                                         ====     ======     ======    ======     ======    ======     ======


    Allowance for Possible Losses on Loans and Real Estate. In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan, and, in the case of a secured loan, the quality of the security for the loan.

    It is management's policy to maintain adequate allowances for estimated losses on loans and real estate acquired. Such allowances are based on, among other things, estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of the Bank's customer base, and periodic reviews of loan portfolio quality by the Bank's personnel. Specific allowances will be provided for individual loans where management considers the ultimate collection questionable after reviewing the current status of loans which are contractually past due and considering the net realizable value of the loan or guarantees, if applicable.

    The following analysis sets forth information with respect to the Bank's loan loss experience and loan loss allowance for the periods indicated.

Analysis of Loan Loss Experience



                                                      September 30,                     December 31,
                                                   1994          1993          1993         1992         1991
                                                   ----          ----          ----         ----         ----
                                                                          (In thousands)
ALLOWANCE FOR POSSIBLE LOAN LOSSES:
    Balance at beginning of year                 $  966          $876         $876       $1,259        $1,282

LOANS CHARGED OFF:
    Real estate                                      19            51           82          510           277
    Consumer                                        270           271          359          243           214
    Commercial                                        -            47           53          318           191
                                                 ------          ----         ----       ------        ------

            Total                                   289           369          494        1,071           682

RECOVERIES:
    Real estate                                      30             5            6           32             3
    Consumer                                         46            43           63           44            25
    Commercial                                        7            32           35           22            11
                                                 ------          ----         ----       ------        ------
            Total                                    83            80          104           98            39

NET LOANS CHARGED OFF:
    Real estate                                     (11)           46           76          478           274
    Consumer                                        224           228          296          199           189
    Commercial                                       (7)           15           18          296           180
                                                 ------          ----         ----       ------        ------
            Total                                   206           289          390          973           643

Provision charged to expense                        305           360          480          590           620
                                                 ------          ----         ----       ------        ------

Balance at end of period                         $1,065          $947         $966       $  876        $1,259
                                                 ======          ====         ====       ======        ======

Net charge-offs as percent of
    average loans outstanding during
    the period                                      .24%          .37%         .50%        1.37%         1.01%
                                                 ======          ====         ====       ======        ======

                                BUSINESS OF FCB

GENERAL


    FCB is a bank holding company organized under the laws of the state of Louisiana with its principal executive office located in Chalmette, Louisiana. FCB operates principally through the Bank, which is a federally-chartered commercial bank and which provides a range of retail banking services through five offices in the Louisiana parish of St. Bernard. At September 30, 1994, FCB had total consolidated assets of approximately $114 million, total consolidated deposits of approximately $97 million, and total consolidated stockholders' equity of approximately $11 million. FCB's principal executive office is located at 8301 West Judge Perez Drive, Chalmette, Louisiana 70043-1656, and its telephone number at such address is (504) 277-5801.


BUSINESS AND PROPERTIES


    FCB offers a full range of traditional commercial banking services, including demand, savings, and time deposits, consumer, commercial, and real estate loans, safe deposit boxes, access to a retail credit plan, and access to 24-hour teller machines through various networks. Drive-in banking facilities are located at all banking locations.


    FCB owns all but one of its five locations, the Arabi Office at 1101 Friscoville Avenue, Arabi, Louisiana. Other Bank locations are the main office at 8301 West Judge Perez Drive, Chalmette, Louisiana; the Volpe Office at 1401 East Judge Perez Drive, Chalmette, Louisiana; the Paris Road Office at 3101 Paris Road, Chalmette, Louisiana; and the Poydras Office at 125 Bayou Road, St. Bernard, Louisiana.


    As of September 30, 1994, the Bank had approximately 91 employees. FCB has no salaried employees, although certain executive officers hold parallel positions with the Bank. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.


COMPETITION


    FCB encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. FCB also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government bonds, corporate bonds and other securities. FCB competes in the St. Bernard Parish markets with other banks and financial institutions, some of which have greater financial resources than FCB. At the end of 1993, there were approximately 17 commercial bank branches, one savings bank branch, and three credit union branches competing in St. Bernard Parish.


LEGAL PROCEEDINGS

    FCB and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

    The following table presents information about the directors and executive officers of FCB and the Bank:



                                                                                      NUMBER OF SHARES BENEFICIALLY
                           PRESENT OCCUPATION            POSITION AND    DIRECTOR OR  OWNED AT SEPTEMBER 30, 1994
                              AND PRINCIPAL              OFFICES HELD     EXECUTIVE   ---------------------------
                             OCCUPATION FOR                WITH FCB        OFFICER                        PERCENT OF
          NAME        AGE   LAST FIVE YEARS                AND BANK         SINCE    DIRECTLY  INDIRECTLY   CLASS
- ---------------       ---  ----------------              -----------     ----------  --------  ---------- ----------
Edward F. Butler      55   President and CEO of Bank       President,       1974       4,973         -       2.27%
                                                           Director of
                                                           FCB and Bank

Rose G. Campagna      51   EVP/CFO                         Exec. Officer    1985         144         -       0.06
                                                           of Bank

Valliere J.           84   President, Val J.               Director of      1964       6,806         -       3.01
  Dauterive                Dauterive & Son                 FCB and Bank
                           Petroleum Jobber

Isabella L.           55   Alderman, City                  Director of      1979       2,807     8,864 (1)   5.15
  delaHoussaye             of Crowley                      FCB and Bank

George P. Dorsey (2)  71   Investment Advisor              Director of      1986         200     4,314       1.99
                           Chairman, Dorsey &              FCB
                           Company, Inc.
                           (Investment-Brokerage
                           Services)

G. Paul Dorsey, Jr.   47   Real Estate                     Director of      1976       3,874   100,447      46.07
(2)                        Investments                     FCB and Bank

Marc G. Dorsey (2)    35   Attorney-At-Law                 Director of      1989          50    98,459      43.51
                                                           FCB and Bank

Philip J. Dorsey (2)  45   Investment Advisor              Director of      1986         290   102,885      45.57
                           President, Dorsey & Co.         FCB
                           Company, Inc.
                           (Investment-Brokerage
                           Services)

William G. Pope       43   EVP/Credit Administration       Exec. Officer    1989          80         -       0.03
                           of Bank                         of Bank

Francis A. Puglia     62   Retired Grocer                  Director of      1964       1,420         -       0.63
                                                           FCB and Bank

August A. Robin       52   Lobbyist and                    Director of      1984       1,652         -       0.73
                           Consultant                      FCB and Bank

Edwin M. Roy, Jr.     53   Editor, St. Bernard Voice       Director of      1976       1,900         -       0.84
                                                           FCB and Bank

Henry A. Smith, Jr.   65   Marine Consultant               Director of      1975         200     8,164 (3)   3.70
                                                           FCB and Bank

Lawence A. Taffaro    50   EVP and CAO ofBank              Director of      1983         625     1,522       0.95
                                                           FCB and Bank

Raymond G.            60   President, Port                 Director of      1979       8,495         -       3.75
  Willhoft, Sr.            Ship Service, Inc.              FCB and Bank



(1) Includes 2,995 shares owned by Mrs. delaHoussaye's children, and 2,903 shares in a medical corporation profit sharing fund and 2,966 shares in a medical corporation pension plan, both of which are owned by Mrs. delaHoussaye's husband.

(2) George P. Dorsey is the father of G. Paul Dorsey, Jr., Marc G. Dorsey, and Phillip J. Dorsey.

(3)  Consists of shares owned by a corporation owned by Mr. Smith's sons.

EMPLOYEE BENEFIT PLANS


    FCB has a profit-sharing plan covering substantially all employees after specific periods of service and attainment of minimum age requirement. The plan allows employee contributions of which up to 50%, as limited by the Internal Revenue Code, may be matched by FCB. Contributions by FCB to this plan included in expenses in 1993, 1992, and 1991 were $24,550, $30,913, and $8,200, respectively.


TRANSACTIONS WITH MANAGEMENT


    In the ordinary course of business, FCB has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and companies in which they have a 10% or more ownership interest as of December 31, 1993, were $1,486,000. At December 31, 1993, all of these loans were secured.



    During 1983, FCB acquired a parcel of land for future expansion having a cost of $1,173,779. Prior to July 1993 this land was leased to Perez/Lafitte Associates whose partners include certain directors of FCB other than Marc G. Dorsey and Henry A. Smith and was used as a site for an office building which contains the Bank's main office facility. In July 1993 FCB purchased the main branch building from the partnership for $3.5 million and the lease terminated. Total rental income from the land for 1993, 1992, and 1991 was $70,000, $120,000, and $120,000, respectively. Prior to the acquisition FCB leased the building from this partnership. Rental expense under this lease was $201,704, $366,019 and $368,673 in 1993, 1992, and 1991, respectively.


              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF FCB

    The following table sets forth certain information concerning the beneficial owners of more than 5.0% of FCB Common Stock, as of September 30, 1994.


                             NAME AND ADDRESS                     AMOUNT AND NATURE       PERCENT OF
TITLE OF CLASS               OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP         CLASS
- --------------               -------------------                --------------------      ----------
Common Stock          Dorsey Educational and Benefit Trust            98,459(1)              43.49%
                      511 Gravier Street, Suite 100
                      New Orleans, Louisiana 70130

Common Stock          Paul Dorsey, Jr.                               104,321(2)              46.07
                      129 Chartres Street
                      New Orleans, Louisiana 70130

Common Stock          Phillip J. Dorsey                              103,465(3)              45.57
                      511 Gravier Street, 3rd Floor
                      New Orleans, Louisiana 70130

Common Stock          Lee C. Dorsey                                   98,665(4)              43.58
                      129 Chartres Street
                      New Orleans, Louisiana 70130

Common Stock          Marc G. Dorsey                                  98,509(5)              43.51
                      511 Gravier Street, Suite 100
                      New Orleans, Louisiana 70130

Common Stock          Isabella L. delaHoussaye                         8,864 (6)              5.15
                      703 E. Third Street
                      Crowley, Louisiana 70526


(1)  All shares owned directly.
(2) Includes 1,988 shares owned by Mr. Dorsey's children and 98,459 shares over which Mr. Dorsey exercises voting power as trustee of the Dorsey Educational and Benefit Trust.
(3) Includes 1,043 shares owned by Mr. Dorsey's children, 3,383 shares held in Keogh and IRA plans, and 98,459 shares over which Mr. Dorsey exercises voting power as trustee of the Dorsey Educational and Benefit Trust.
(4) Includes 98,459 shares over which Mr. Dorsey exercises voting power as trustee of the Dorsey Educational and Benefit Trust.
(5) Includes 50 shares in Mr. Dorsey's IRA and 98,459 over which Mr. Dorsey exercises voting power as trustee of the Dorsey Educational and Benefit Trust.

(6) Includes 2,995 shares owned by Mrs. delaHoussaye's children, and 2,903 shares in a medical corporation profit sharing fund and 2,966 shares in a medical corporation pension plan, both of which are owned by Mrs. delaHoussaye's husband.

                              BUSINESS OF REGIONS

GENERAL

    Regions is a regional bank holding company headquartered in Birmingham, Alabama which operated 256 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1994. At that date, Regions had total consolidated assets of approximately $11.7 billion, total consolidated deposits of approximately $9.3 billion, and total consolidated stockholders' equity of approximately $902 million. Regions operates seven state-chartered commercial bank subsidiaries (collectively, the "Subsidiary Banks") in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

    In Alabama, Regions operates through First Alabama Bank, which at September 30, 1994, had total consolidated assets of approximately $8.9 billion, total consolidated deposits of approximately $7.2 billion, and total consolidated stockholders' equity of approximately $694 million. First Alabama Bank operates 172 banking offices throughout Alabama.

    In Florida, Regions operates through Regions Bank of Florida, which at September 30, 1994, had total consolidated assets of approximately $517 million, total consolidated deposits of approximately $464 million, and total consolidated stockholders' equity of approximately $51 million. Regions Bank of Florida operates 27 banking offices in the panhandle region of Florida.

    In Georgia, Regions operates through (i) Regions Bank of Georgia and (ii) First Rome Bank, which at September 30, 1994, had total combined assets of approximately $233 million, total combined deposits of approximately $212 million, and total combined stockholders' equity of approximately $18 million. Regions Bank of Georgia operates three banking offices in Columbus, Georgia, and First Rome Bank operates two banking offices in Rome, Georgia.

    In Louisiana, Regions operates through (i) Regions Bank of Louisiana and
(ii) Bank of New Roads. At September 30, 1994, Regions Bank of Louisiana and Bank of New Roads had total combined assets of approximately $2.1 billion, total combined deposits of approximately $1.4 billion, and total combined stockholders' equity of approximately $196 million. Regions Bank of Louisiana and Bank of New Roads operate 36 banking offices in Louisiana.

    In Tennessee, Regions operates through Regions Bank of Tennessee, which at September 30, 1994, had total consolidated assets of approximately $454 million, total consolidated deposits of approximately $393 million, and total consolidated stockholders' equity of approximately $39 million. Regions Bank of Tennessee operates 24 banking offices in middle Tennessee.

    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation.

    Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

    Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

    1994 Operating Results. For the fourth quarter ended December 31, 1994, Regions had net income of $37.2 million (or $0.88 per share), representing a 33% increase in net income (and a 17% increase on a per share basis) over the same period of 1993. For the twelve months ended December 31, 1994, Regions had net income of $145.9 million or $3.40 per share, representing a 13% increase on a per-share basis in net income over 1993. The return on average total assets for 1994 was 1.29%, and the return on average stockholders' equity was 15.97%. At December 31, 1994, the ratio of stockholders' equity to total assets was 7.90%. As of December 31, 1994, Regions had total consolidated assets of approximately $12.8 billion, total consolidated deposits of approximately $10.1 billion, and total consolidated stockholders' equity of approximately $1.0 billion.

    Recently Completed Acquisitions. During the first nine months of 1994, Regions acquired (i) Guaranty Bank & Trust Company, located in Baton Rouge, Louisiana, (ii) First Bank of Fayette, located in Fayette, Alabama, (iii) Bank of New Roads, located in New Roads, Louisiana, and (iv) First Rome Bank, located in Rome, Georgia, contributing an aggregate of approximately $527 million in assets, $291 million in loans, and $470 million in deposits to Regions' consolidated balance sheet. Also during the same period, Regions acquired four branch offices in Florida, two branch offices in Alabama, and three branch offices in Louisiana in transactions with the Resolution Trust Corporation (the "RTC"). For additional information with respect to these acquisitions and RTC transactions, see Regions' Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1994, incorporated herein by reference.

    Since September 30, 1994, Regions has completed the acquisition of the following institutions (the "Recently Completed Acquisitions"):

                                                                             Consideration
                                                                       -------------------------
                                                               Approximate
                                                           ---------------------
                                                                                                 Accounting
                      Institution                          Asset Size      Value        Type     Treatment
                      -----------                          ----------      -----        ----     ---------
                                                                  (In millions)
American Bancshares, Inc. ("American") and                    $307          $55       Regions      Purchase
its subsidiary First American Bank and Trust                                          Common
of Louisiana, located in Monroe, Louisiana                                             Stock

Union Bank & Trust Company ("Union"), located                  419           66       Regions      Purchase
in Montgomery, Alabama                                                                Common
                                                                                       Stock
                                                               ---          ---
                       Totals                                 $726         $121
                                                               ===          ===



    Other Pending Acquisition. As of the date of this Proxy Statement/Prospectus, Regions has pending one acquisition in addition to the acquisition of FCB. Regions has entered into a definitive agreement to acquire Fidelity Federal Savings Bank ("Fidelity"), located in Dalton, Georgia. The acquisition of Fidelity (the "Fidelity Acquisition") would add approximately $287 million in assets to Regions' consolidated balance sheet and result in the issuance of shares of Regions Common Stock having a value of approximately $32 million, computed as of the date of public announcement of the proposed transaction. Regions anticipates accounting for the Fidelity Acquisition as a pooling of interests.


    Consummation of the Fidelity Acquisition is subject to the approval of certain regulatory agencies and of the stockholders of Fidelity and to the effectiveness of a registration statement to be filed with the SEC. Moreover, the closing of the Fidelity Acquisition is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the Fidelity Acquisition will be satisfied in a manner that will result in the consummation of the transaction.

    The Recently Completed Acquisitions and the Fidelity Acquisition are referred to, together, as the "Other Acquisitions."

    If the Other Acquisitions and the Merger had been consummated on September 30, 1994, based on September 30, 1994 pro forma financial information, Regions' total consolidated assets would have increased by approximately $1.1 billion to approximately $12.8 billion; its total consolidated deposits would have increased by approximately $946 million to approximately $10.2 billion; and its total consolidated stockholders' equity would have increased by approximately $77 million to approximately $978 million. See "Documents Incorporated by Reference" and "Summary Pro Forma Financial Data" and the related pro forma financial information in Regions' Current Report on Form 8-K dated November 23, 1994.


    In connection with the acquisitions of American and Union, Regions has announced that it may purchase, in the open market, an equivalent number of some or all of the shares of Regions Common Stock to be issued in such transactions. As a result of the American and Union transactions, Regions anticipates that it may purchase in the open market as much as approximately $126 million of Regions Common Stock. The timing and amount of such possible purchases will be determined based on the Regions Common Stock price, capital needs, and other factors. As of January 18, 1995, Regions had purchased, in the open market, approximately $92.1 million of Regions Common Stock pursuant to this repurchase program. Under rules of the SEC, Regions will not be permitted to purchase shares of Regions Common Stock in the open market during a period commencing prior to the mailing of this Proxy Statement/Prospectus and ending immediately following the Special Meeting, during any period for determining the Average Closing Price, and during any comparably corresponding period with respect to the Fidelity Acquisition.


    Issuance of Subordinated Notes. On July 21, 1994, Regions issued $25 million of subordinated indebtedness designated 7.65% Subordinated Notes Due 2001 (the "7.65% Notes"), and on September 15, 1994, Regions issued $100 million of subordinated indebtedness designated 7 3/4% Subordinated Notes Due 2024 (the "7 3/4% Notes"). The 7.65% Notes and the 7 3/4% Notes are subordinate to all senior indebtedness (as defined in the controlling indenture) of Regions, and payment of the principal of such notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings, or reorganization of Regions. The net proceeds from the issuance of the 7.65% Notes have been used for general corporate purposes, including the repurchase of an equivalent number of shares of Regions Common Stock in the open market to be issued in connection with the American acquisition as described above under "--Recent Developments--Recently Completed Acquisitions." The net proceeds from the issuance of the 7 3/4% Notes have been, and will continue to be, used for general corporate purposes.

                        SUMMARY PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data give effect, as appropriate, to the Merger and the Other Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated November 23, 1994. For additional information relating to specific transactions within the scope of the Other Acquisitions, see "Business of Regions--Recent Developments."

SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND FCB

    The following unaudited pro forma combined data give effect to the acquisition of FCB as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a purchase.


                                                                                                  AS OF
                                                                                              SEPTEMBER 30,
                                                                                                  1994
                                                                                              ------------

                                                                                              (IN THOUSANDS
                                                                                               EXCEPT PER
                                                                                               SHARE DATA)
BALANCE SHEET DATA:
  Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $11,788,082
  Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,491,163
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,129,936
  Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,367,303
  Other borrowed money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          650,955
  Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          916,227
  Book value per common share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21.56


                                                    NINE MONTHS
                                                       ENDED        YEAR ENDED
                                                   SEPTEMBER 30,   DECEMBER 31,
                                                        1994           1993
                                                   -------------   ------------


                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income                              $575,489       $564,987
  Total interest expense                              248,445        216,321
                                                     --------       --------

  Net interest income                                 327,044        348,666
  Provision for loan losses                            14,109         22,013
                                                     --------       --------

  Net interest income after loan loss
    provision                                         312,935        326,653
  Total noninterest income                            109,657        132,865
  Total noninterest expense                           258,318        292,227
  Income tax expense                                   54,827         53,401
                                                     --------       --------

  Income before cumulative effect
    of change in accounting principle                $109,447       $113,890
                                                     ========       ========

  Income before cumulative effect
    of change in accounting principle per share      $   2.51       $   3.02

  Average common shares outstanding                    43,519         37,695

SELECTED PRO FORMA COMBINED DATA FOR REGIONS, FCB, AND OTHER ACQUISITIONS

    The following unaudited pro forma combined data as of September 30, 1994, and for the nine months ended September 30, 1994, and the year ended December 31, 1993, give effect to (i) the acquisition of Fidelity by Regions, assuming such acquisition is accounted for as a pooling of interests, and (ii) the acquisitions of Union, American, and FCB by Regions, assuming such acquisitions are treated as purchases for accounting purposes, as if all such transactions had been consummated on September 30, 1994, in the case of the data included under "Balance Sheet Data," and on January 1, 1993, in the case of the data included under "Income Statement Data." The pro forma effects of the results of operations of Fidelity for the years ended December 31, 1992 and 1991 are not material.

                                                                                                  AS OF
                                                                                              SEPTEMBER 30,
                                                                                                  1994
                                                                                                  ----

                                                                                              (IN THOUSANDS
                                                                                               EXCEPT PER
                                                                                               SHARE DATA)
BALANCE SHEET DATA:
  Total assets    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $12,771,778
  Securities    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,645,339
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,756,305
  Total deposits    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,216,207
  Other borrowed money    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          710,380
  Stockholders' equity    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          978,417
  Book value per common share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21.76

                                                                   NINE MONTHS
                                                                      ENDED                YEAR ENDED
                                                                  SEPTEMBER 30,           DECEMBER 31,
                                                                      1994                    1993
                                                                 --------------          --------------
                                                                           (IN THOUSANDS EXCEPT
                                                                             PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income   . . . . . . . . . . . . . . . . .         $624,217                $629,573
  Total interest expense  . . . . . . . . . . . . . . . . .          275,864                 253,171
                                                                    --------                --------

  Net interest income   . . . . . . . . . . . . . . . . . .          348,353                 376,402
  Provision for loan losses . . . . . . . . . . . . . . . .           12,190                  23,421
                                                                    --------                --------

  Net interest income after loan loss
    provision   . . . . . . . . . . . . . . . . . . . . . .          336,163                 352,981
  Total noninterest income  . . . . . . . . . . . . . . . .          121,838                 146,926
  Total noninterest expense . . . . . . . . . . . . . . . .          286,458                 329,117
  Income tax expense  . . . . . . . . . . . . . . . . . . .           57,678                  53,711
                                                                    --------                --------

  Income before cumulative effect of
     change in accounting principle . . . . . . . . . . . .         $113,865                $117,079
                                                                    ========                ========

  Income before cumulative effect of
    change in accounting principle per
    share   . . . . . . . . . . . . . . . . . . . . . . . .         $   2.54                $   3.03
  Average common shares outstanding   . . . . . . . . . . .           44,857                  38,699


                           SUPERVISION AND REGULATION

    The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions.

GENERAL

    Regions is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, Regions and its subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank; or (iii) it may merge or consolidate with any other bank holding company.

    The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"), both of which are discussed below.

    The BHC Act prohibits the Federal Reserve from approving a bank holding company's application to acquire a bank or bank holding company located outside the state in which the deposits of its banking subsidiaries were greatest on the date the company became a bank holding company (Alabama, in the case of Regions), unless such acquisition is specifically authorized by statute of the state in which the bank or bank holding company to be acquired is located. Alabama has adopted reciprocal interstate banking legislation permitting Alabama-based bank holding companies to acquire banks and bank holding companies in other states and allowing bank holding companies located in Arkansas, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Texas, Virginia, and West Virginia to acquire Alabama banks and bank holding companies. Under the provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which was signed into law by President Clinton on September 29, 1994, the existing restrictions on interstate acquisitions of banks by bank holding companies, including the regional interstate banking legislation adopted by the state of Alabama, will be repealed one year following enactment such that Regions and any other bank holding company located in Alabama would be able to acquire a bank located in any other state, and a bank holding company located outside Alabama could acquire any Alabama-based bank, in either case subject to certain deposit percentage and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its Subsidiary Banks into a single bank with interstate branches following that date.

    The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

    Each of the Subsidiary Banks is a member of the Federal Deposit Insurance Corporation ("the FDIC"), and as such, their deposits are insured by the FDIC to the extent provided by law. Each Subsidiary Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

    Because each of Regions' Subsidiary Banks is a state-chartered bank that is not a member of the Federal Reserve System, such banks are subject to supervision and examination by the FDIC. The FDIC regularly examines the operations of the Subsidiary Banks and is given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The FDIC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

    The Subsidiary Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a subsidiary institution, to assess such institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

    In December 1993, the federal banking agencies proposed to revise their CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. In response to widespread criticisms of the December 1993 proposal, the agencies on September 26, 1994, issued a revised proposal. Under the new proposal, the current process-based CRA assessment factors would be replaced with a new evaluation system that would rate institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance will consist of three tests: a lending test; an investment test; and a service test. Each of these tests would be applied by the institution's federal regulator in an assessment context that would take into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly situated lenders.

    The proposed lending test--the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks--would evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator would weigh each of these lending categories to reflect their relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test would include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low- to moderate-income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by lending consortia and other lenders in which the institution has invested. As part of the proposal, all financial institutions would be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.

    The focus of the investment test would be the degree to which the institution is helping to meet the needs of its service area through qualified investments that (i) benefit low- to moderate-income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test would be based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs. The service test would evaluate an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and automated teller machines ("ATMs"), (ii) the institution's record of opening and closing branch offices and ATMs, and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low- to moderate-income areas. The federal regulators would also consider an institution's community development services as part of the service test. A separate community development test would be applied to wholesale or limited purpose financial institutions.

    Smaller institutions (those having total assets of less than $250 million) would be evaluated under more streamlined criteria. In addition, a financial institution would have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution would be required to obtain the prior approval of its federal regulator.

    The joint agency CRA proposal provides that an institution evaluated under a given test would receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial noncompliance. An institution would then receive a certain number of points for its rating on each test, and the points would be combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' proposed rating guidelines, an institution's rating on the lending test would count for at least 50% of its overall rating, and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. The proposed guidelines also provide that if an institution received no better than a "needs to improve" rating on its previous two CRA exams, a "needs to improve" rating on the third exam would be downgraded to "substantial noncompliance." In any situation, evidence of discriminatory or other illegal credit practices would adversely effect an institution's overall rating.

    Under the proposal, an institution's CRA rating would continue to be taken into account by its regulator in considering various types of applications. In addition, an institution receiving a rating of "substantial noncompliance" would be subject to civil money penalties or a cease and desist order under
Section 8 of the Federal Deposit Insurance Act (the "FDIA").

PAYMENT OF DIVIDENDS

    Regions is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Regions, including cash flow to pay dividends to its stockholders, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to Regions as well as by Regions to its stockholders.

    As state nonmember banks, the Subsidiary Banks are subject to the respective laws and regulations of the states of Alabama, Florida, Georgia, Louisiana, and Tennessee and to the regulations of the FDIC as to the payment of dividends.

    If, in the opinion of the federal regulatory agencies, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The Federal Reserve and the FDIC have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the Federal Reserve and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

    At September 30, 1994, under dividend restrictions imposed under federal and state laws, the Subsidiary Banks, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $262 million.

    The payment of dividends by Regions and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

    There are various restrictions on the extent to which Regions and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Banks. Each Subsidiary Bank (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or non-savings-bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 10% of the capital stock and surplus of such Subsidiary Bank; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 20% of the capital stock and surplus of such Subsidiary Bank. "Covered transactions" are defined by statute to include a loan or extension of credit as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateralization requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services.

CAPITAL ADEQUACY

    Regions and the Subsidiary Banks are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and the FDIC in the case of the Subsidiary Banks. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At September 30, 1994, Regions' consolidated Tier 1 Capital and Total Capital ratios were 10.93% and 14.79%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' Leverage Ratio at September 30, 1994, was 7.71%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    Each of Regions' Subsidiary Banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve. Each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of September 30, 1994. Neither Regions nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

    Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and to certain restrictions on its business. See "--Prompt Corrective Action."

    The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards which would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY BANKS

    Under Federal Reserve policy, Regions is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve policy, Regions may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of the Subsidiary Banks are subordinate in right of payment to deposits and to certain other indebtedness of such Subsidiary Bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a Subsidiary Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Banks would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against Regions' other Subsidiary Banks, and a potential loss of Regions' investment in such other Subsidiary Banks.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the final agency rule implementing the prompt corrective action provisions, an institution that (i) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

    For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

    At September 30, 1994, all of the Subsidiary Banks had the requisite capital levels to qualify as well capitalized.

BROKERED DEPOSITS

    The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a depository institution cannot accept, roll over, or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because all of the Subsidiary Banks had at September 30, 1994, the requisite capital levels to qualify as well capitalized, Regions believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE ASSESSMENTS

    In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaces a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for 1994, as they had during 1993, will range from .23% of deposits for an institution in the highest category (i.e., "well capitalized" and "healthy") to .31% of deposits for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern").

    The FDIC is authorized to raise insurance premiums in certain circumstances. The current assessment rates for the Bank Insurance Fund and the Savings Association Insurance Fund are designed to increase the reserve ratios (i.e., the ratios of reserves to insured deposits) for both funds to a designated ratio (i.e., 1.25%) within a specified period of time. Once the designated ratio is reached, the FDIC is to set future assessment rates at such levels that will maintain a fund's reserve ratio at the designated level. The attainment by either fund of its designated reserve ratio could cause a reduction in assessment rates for that fund.

    Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

    In November 1993, federal banking agencies issued for comment proposed safety and soundness standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees, and benefits. With respect to internal controls, information systems, and internal audit systems, the standards describe the functions that adequate internal controls and information systems must be able to perform, including (i) monitoring adherence to prescribed policies, (ii) effective risk management, (iii) timely and accurate financial, operational, and regulatory reporting, (iv) safeguarding and managing assets, and (v) compliance with applicable laws and regulations. The standards also include requirements that (a) those performing internal audits be qualified and independent, (b) internal controls and information systems be tested and reviewed, (c) corrective actions be adequately documented, and (d) results of an audit be made available for review of management actions.

    As in the case of internal controls and information systems, the proposal establishes general principles and standards, rather than specific requirements, that must be followed in other areas. For example, loan documentation and credit underwriting practices must be such that they enable the institution to make an informed lending decision and assess credit risk on an ongoing basis. Similarly, an institution must manage interest rate risk "in a manner that is appropriate to the size of [the institution] and the complexity of its assets and liabilities" and must conduct any asset growth in accordance with a plan that has taken a variety of factors such as deposit volatility, capital, and interest rate risk into account. The proposal also prohibits "excessive compensation," which is defined as amounts paid that are unreasonable or disproportionate to the services performed by an officer, employee, director, or principal stockholder in light of all circumstances. In order to help alert institutions and their regulators to deteriorating financial conditions, the proposed rule also would impose a maximum ratio of classified assets to total capital of 1.0 and, in the case of an institution that had incurred a net loss over the last four quarters, would require that institution to have sufficient capital to absorb a similar loss over the next four quarters and still remain in compliance with its minimum capital requirements.

DEPOSITOR PREFERENCE

    The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.



                      DESCRIPTION OF REGIONS COMMON STOCK

    Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 44,934,458 shares were issued, including 2,919,179 treasury shares, at September 30, 1994. No other class of stock is authorized.

    Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. Dividend payments are subject to certain limitations imposed in Regions' debt instruments. Under the most restrictive of such limitations, $724 million was available for payment of dividends as of September 30, 1994. However, the ability of Regions to pay dividends is further affected by the ability of its Subsidiary Banks to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1994, under such requirements and guidelines, the Subsidiary Banks had $262 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation--Payment of Dividends."

    For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

    Regions expects to hold its next annual meeting of stockholders after the Merger during April 1995. Under SEC rules proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than November 16, 1994, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1996 annual meeting of stockholders may be submitted until the date specified in Regions' 1995 annual meeting proxy statement.



                                    EXPERTS

    The consolidated financial statements of FCB as of December 31, 1993, and 1992, and for each of the three years in the period ended December 31, 1993, included in the prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS


    The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of February 6, 1995, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 119,995 shares of Regions Common Stock.


    Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                       INDEX TO FCB FINANCIAL STATEMENTS


                                                                                                                      Page
                                                                                                                      ----
INDEPENDENT AUDITORS' REPORT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991
  Consolidated Statements of Condition as of
    December 31, 1993 and 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
  Consolidated Statements of Income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
  Consolidated Statements of Stockholders' Equity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
  Consolidated Statements of Cash Flows   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
  Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
  Condensed Consolidated Statement of Condition
    as of September 30, 1994 (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-17
  Condensed Consolidated Statements of Income (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18
  Condensed Consolidated Statements of Cash Flows (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-19
  Notes to Unaudited Condensed Consolidated Interim Financial Statements  . . . . . . . . . . . . . . . . . . . . . .  F-20


INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
First Commercial Bancshares, Inc.
  and Subsidiary
Chalmette, Louisiana

We have audited the accompanying consolidated statements of condition of First Commercial Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Commercial Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, the Bank changed its method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standards No. 109.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New Orleans, Louisiana
January 28, 1994

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CONDITION
                          DECEMBER 31, 1993 AND 1992
                         (Dollar amounts in thousands)

ASSETS                                                                1993                      1992
                                                                      ----                      ----
Cash and due from banks . . . . . . . . . . . . . . . . . .         $  3,848                 $ 6,515
Federal funds sold  . . . . . . . . . . . . . . . . . . . .              500                     550
                                                                    --------                 -------

   Cash and cash equivalents  . . . . . . . . . . . . . . .            4,348                   7,065

Investment securities (market value of $7,594
   and $10,382) . . . . . . . . . . . . . . . . . . . . . .            7,473                  10,213

Loans, net of unearned discount . . . . . . . . . . . . . .           84,437                  74,494
Less allowance for loan losses  . . . . . . . . . . . . . .             (966)                   (876)
                                                                    --------                 -------
   Net loans  . . . . . . . . . . . . . . . . . . . . . . .           83,471                  73,618

Bank premises and equipment, net  . . . . . . . . . . . . .            6,515                   3,109
Other real estate owned . . . . . . . . . . . . . . . . . .              273                   1,281
Accrued interest receivable . . . . . . . . . . . . . . . .              651                     700
Other assets  . . . . . . . . . . . . . . . . . . . . . . .              375                     350
Deferred tax asset - net  . . . . . . . . . . . . . . . . .              688                       -
                                                                    --------                 -------

TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . .         $103,794                 $96,336
                                                                    ========                 =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Demand deposits  . . . . . . . . . . . . . . . . . . . .         $ 15,318                 $14,551
   Money market and NOW accounts  . . . . . . . . . . . . .           17,620                  17,288
   Savings deposits . . . . . . . . . . . . . . . . . . . .           20,297                  20,619
   Time deposits of $100,000 and over . . . . . . . . . . .            3,438                   2,238
   Other time deposits  . . . . . . . . . . . . . . . . . .           32,286                  34,816
                                                                    --------                 -------

      Total deposits  . . . . . . . . . . . . . . . . . . .           88,959                  89,512

Accrued interest payable  . . . . . . . . . . . . . . . . .              552                     465
Other liabilities . . . . . . . . . . . . . . . . . . . . .              497                     347
Federal Home Loan Bank advances . . . . . . . . . . . . . .            5,000                       -
                                                                    --------                 -------

      Total liabilities . . . . . . . . . . . . . . . . . .           95,008                  90,324
                                                                    --------                 -------

COMMITMENTS AND CONTINGENCIES . . . . . . . . . . . . . . .                -                       -

STOCKHOLDERS' EQUITY:
   Common stock, $1.00 par value;
   1,000,000 shares authorized; 226,396 shares
   issued and outstanding . . . . . . . . . . . . . . . . .              226                     226
   Surplus  . . . . . . . . . . . . . . . . . . . . . . . .            5,508                   5,508
   Retained earnings  . . . . . . . . . . . . . . . . . . .            3,052                     278
                                                                    --------                 -------

      Total stockholders' equity  . . . . . . . . . . . . .            8,786                   6,012
                                                                    --------                 -------

TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . .         $103,794                 $96,336
                                                                    ========                 =======

See notes to consolidated financial statements.

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                            (Amounts in thousands)

                                                                1993               1992               1991
                                                                ----               ----               ----
INTEREST INCOME:
   Interest and fees on loans . . . . . . . . . . . . .        $8,734             $8,231             $7,673
   Interest on investment securities:
   U. S. Treasury securities  . . . . . . . . . . . . .           271                422                552
   Obligations of other U. S. Government agencies
      and corporations  . . . . . . . . . . . . . . . .           193                238                219
   Obligations of state and political subdivisions  . .            23                 36                 10
   Interest on federal funds sold . . . . . . . . . . .            98                 84                288
                                                               ------             ------             ------
                                                                9,319              9,011              8,742

INTEREST EXPENSE - Deposits . . . . . . . . . . . . . .         2,707              2,996              4,310
                                                               ------             ------             ------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . .         6,612              6,015              4,432
PROVISION FOR LOAN LOSSES . . . . . . . . . . . . . . .           480                590                620
                                                               ------             ------             ------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES  . . . . . . . . . . . . . . . . . .         6,132              5,425              3,812
OTHER INCOME:
   Service fees . . . . . . . . . . . . . . . . . . . .           771                765                737
   Gain on sales of investment securities . . . . . . .             -                113                116
   Other  . . . . . . . . . . . . . . . . . . . . . . .            68                 81                 67
                                                               ------             ------             ------
                                                                  839                960                920
OTHER EXPENSES:
   Salaries and employee benefits . . . . . . . . . . .         2,291              2,164              1,916
   Occupancy expenses . . . . . . . . . . . . . . . . .           452                509                521
   Furniture and equipment expenses . . . . . . . . . .           267                287                284
   Expenses related to other real estate owned, net . .           111                432                163
   Other  . . . . . . . . . . . . . . . . . . . . . . .         1,589              1,543              1,360
                                                               ------             ------             ------
                                                                4,710              4,935              4,244
INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING FOR INCOME TAXES  . . . . . . . . . . . .         2,261              1,450                488
INCOME TAXES:
   Current tax expense  . . . . . . . . . . . . . . . .            39                  -                  -
   Deferred tax benefit . . . . . . . . . . . . . . . .          (114)                 -                  -
                                                               ------             ------             ------
                                                                  (75)                 -                  -
                                                               ------             ------             ------
INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING FOR INCOME TAXES  . . . . . .           2,336              1,450                488

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE FOR INCOME TAXES  . . . . . . . . . . . . .             574                  -                  -
                                                               ------             ------             ------

NET INCOME  . . . . . . . . . . . . . . . . . . . . .          $2,910             $1,450             $  488
                                                               ======             ======             ======

NET INCOME PER SHARE OF COMMON STOCK:
   Income before cumulative effect  . . . . . . . . .          $10.32             $ 6.41             $ 2.15
   Cumulative effect of accounting change . . . . . .            2.53                  -                  -
                                                               ------             ------             ------
   Total  . . . . . . . . . . . . . . . . . . . . . .          $12.85             $ 6.41             $ 2.15
                                                               ======             ======             ======

See notes to consolidated financial statements.

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                            (Amounts in thousands)




                                                       Common Stock                     Retained       Total
                                                   -------------------                  Earnings    Stockholders'
                                                   Shares       Amount      Surplus     (Deficit)      Equity
Balance, January 1, 1991  . . . . . . . . .         226          $226       $5,507      $(1,660)       $4,074

Net income - 1991 . . . . . . . . . . . . .                                                 488           488
                                                    ---          ----       ------      -------        ------

Balance, December 31, 1991  . . . . . . . .         226           226        5,507       (1,172)        4,562

Net income - 1992 . . . . . . . . . . . . .                                               1,450         1,450
                                                    ---          ----       ------      -------        ------

Balance, December 31, 1992  . . . . . . . .         226           226        5,507          278         6,012

Net income - 1993 . . . . . . . . . . . . .                                               2,910         2,910

Dividends - $.60 per share  . . . . . . . .                                                (136)         (136)
                                                    ---          ----       ------      -------        ------

Balance, December 31, 1993  . . . . . . . .         226          $226       $5,507      $ 3,052        $8,786
                                                    ===          ====       ======      =======        ======





See notes to consolidated financial statements.

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                            (Amounts in thousands)

                                                                1993               1992               1991
                                                                ----               ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income . . . . . . . . . . . . . . . . . . . . . .     $ 2,910            $ 1,450            $   488
   Adjustments to reconcile net income
   to net cash provided by operating activities:
      Depreciation and amortization . . . . . . . . . . .         245                206                200
      Amortization of premiums on investment
      securities, net of accretion of discounts . . . . .          39                (14)              (114)
      Provision for loan losses . . . . . . . . . . . . .         480                590                620
      Provision for losses on other real estate owned . .         113                324                118
      Deferred tax benefits . . . . . . . . . . . . . . .        (688)                 -                  -
      Loss on disposal of bank premises and equipment . .          25                  -                  -
      Gain on sales of other real estate owned  . . . . .         (53)                (6)                (2)
      Gain on sales of investment securities  . . . . . .           -               (113)              (116)
      Change in accrued interest receivable . . . . . . .          49                 82                (60)
      Change in other assets  . . . . . . . . . . . . . .         (25)                 1                  1
      Change in accrued interest payable  . . . . . . . .          87               (184)              (217)
      Change in other liabilities . . . . . . . . . . . .         150                136                 35
                                                              -------            -------            -------

      Net cash provided by operating activities . . . . .       3,332              2,473                953
                                                              -------            -------            -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales and maturities of investment
   securities . . . . . . . . . . . . . . . . . . . . . .      15,378             10,189             16,401
   Purchases of investment securities . . . . . . . . . .     (12,677)            (6,495)           (21,478)
   Loan originations, net of repayments . . . . . . . . .     (10,002)            (8,945)           (10,580)
   Purchases of bank premises and equipment . . . . . . .      (3,676)               (94)              (115)
   Proceeds from sales of bank premises and equipment . .           -                  1                  4
   Proceeds from sales of other real estate owned . . . .         617              1,201                267
   Proceeds from sales of loans . . . . . . . . . . . . .           -              2,475                  -
                                                              -------            -------            -------

      Net cash used in investing activities . . . . . . .     (10,360)            (1,669)           (15,501)
                                                              -------            -------            -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in deposits  . . . . . . . . .        (553)             2,182              4,824
   Decrease in federal funds purchased  . . . . . . . . .           -               (350)               350
   Proceeds from other borrowed money . . . . . . . . . .       5,000                  -                  -
   Cash dividends paid  . . . . . . . . . . . . . . . . .        (136)                 -                  -
                                                              -------            -------            -------

      Net cash provided by financing activities . . . . .       4,311              1,832              5,174
                                                              -------            -------            -------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . .      (2,717)             2,635             (9,374)

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR  . . . . . . . . . . . . . . . . . .       7,065              4,430             13,804
                                                              -------            -------            -------

CASH AND CASH EQUIVALENTS, END OF YEAR  . . . . . . . . .     $ 4,348            $ 7,065            $ 4,430
                                                              =======            =======            =======

SUPPLEMENTAL INFORMATION:
   Loans transferred to other real estate owned . . . . .     $   305            $   675            $   907
                                                              =======            =======            =======

   Interest paid  . . . . . . . . . . . . . . . . . . . .     $ 2,620            $ 3,180            $ 4,526
                                                              =======            =======            =======

                                 See notes to consolidated financial statements.

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1993 AND 1992


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of First Commercial Bancshares, Inc. (the Company) conform to generally accepted accounting principles and the prevailing practices within the banking industry. A summary of significant accounting and reporting policies follows:

   Principles of Consolidation -- The consolidated financial statements of the Company (a bank holding company) include the accounts of the Company and its wholly--owned subsidiary, First National Bank of St.Bernard Parish (the Bank). All significant intercompany items have been eliminated in consolidation.

   Investment Securities -- Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method, which are recognized as adjustments to interest income.
Market value for securities is determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists. The adjusted cost of the specific security sold is used to compute gains or losses on the sale of investment securities. The Bank intends and believes it has the ability to hold its investment securities until maturity.

   The Financial Accounting Standards Board has issued Statement of Financial Standards No. 115 (SFAS 115), "Accounting for Certain Investment in Debt and Equity Securities," which is effective in 1994. This Statement requires securities to be classified into one of three reporting categories (held-to-maturity, available for sale or trading). Securities classified as held-to-maturity are carried at amortized cost. Those classified as available for sale are carried at market value with the unrealized gain or loss (net of income tax effect) reflected as a component of stockholders' equity. Those classified as trading are carried at market value with the unrealized gain or loss reflected in the statement of earnings. The Bank does not believe that the adoption of the Statement will have a material effect on its financial statements.

   Loans -- Loans are stated at the principal amount outstanding, net of unearned discount and allowance for loan losses. Unearned discount relates principally to consumer installment loans. Interest on loans is credited to operations based on the principal amount outstanding using methods which approximate the interest method. Fees, net of origination costs, if applicable, are deferred and amortized over the life of the loan.

   When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non--accrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on non--accrual status, interest during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses. Generally, any payments received on non--accrual loans are applied first to outstanding loan amounts and next to the recovery of charged--off loan amounts. Any excess is treated as recovery of lost interest.

    Allowance for Loan Losses -- The allowance for loan losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

   Periodically during the year management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb reasonably anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb future losses.

   Management's judgment as to the level of future losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair market value of any underlying collateral.

   It should be understood that estimates of future loan losses involve an exercise of judgment. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb probable losses in the existing loan portfolio.

   Bank Premises and Equipment -- Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided principally on the straight--line basis over the estimated useful life of each type of asset ranging from 3-40 years. Leasehold improvements are amortized over the life of the respective lease or the estimated useful lives of the improvements, whichever is shorter.

   Other Real Estate Owned -- The Bank records other real estate owned at the lesser of the outstanding loan amount or fair market value at the time of foreclosure, net of disposal costs. Write--downs from the loan carrying value to fair value at the time of foreclosure are charged to the allowance for loan losses. Any subsequent deterioration in fair value is recognized by a charge to operations. Determinations of fair value are based on periodic appraisals, which are subject to significant fluctuations as economic conditions change. Real estate and other property acquired in lieu of loan balances, net of an appropriate reserve for possible losses, are included in the accompanying consolidated statements of condition. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

   Income Taxes - The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," effective January1, 1993. SFAS 109 changed the method used by the Company in providing income tax expense in its financial statements.

   SFAS 109 requires the Company to compute deferred income taxes based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    During 1992 and 1991, the Bank provided for income taxes based upon the items of income and expenses reported in the financial statements, after considering permanent differences. The major permanent difference related to tax exempt interest income.

   Deferred income taxes result primarily from the use of accelerated depreciation methods for income tax purposes, from different methods of accounting for the allowance for loan losses and the estimated future benefits of available net operating loss carryforwards.

   Statements of Cash Flows -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds sold are purchased and sold for one day periods.

   Reclassifications - Certain reclassifications have been made to the 1992 and 1991 financial statements in order to conform to those classifications adopted in 1993.

2.  CASH AND DUE FROM BANKS

   The Bank is required to maintain average reserve balances with the Federal Reserve Bank. "Cash and due from banks" in the consolidated statements of condition included amounts so restricted of $618,000 and $567,000 at December 31, 1993 and 1992, respectively.

3.  INVESTMENT SECURITIES

   The amortized cost and estimated market values of investment securities are summarized as follows:

                                                                             December 31, 1993
                                                            ------------------------------------------------
                                                                           Gross          Gross       Estimated
                                                          Amortized     Unrealized     Unrealized      Market
                                                             Cost          Gains         Losses         Value
                                                                               (In thousands)
   U. S. Treasury securities                                $3,996         $ 57           $ -           $4,052
   Mortgage backed securities                                1,478            7            (5)           1,481
   Other securities                                          1,999           62             -            2,061
                                                            ------         ----           ---           ------

                                                            $7,473         $126           $(5)          $7,594
                                                            ======         ====           ===           ======


                                                                             December 31, 1992
                                                            -------------------------------------------------
                                                                           Gross          Gross       Estimated
                                                          Amortized     Unrealized     Unrealized      Market
                                                             Cost          Gains         Losses         Value
   U. S. Treasury securities                               $ 7,023         $103          $(12)         $ 7,113
   Mortgage backed securities                                1,778            8            (4)           1,783
   Obligations of states and
   political subdivisions                                       45            1             -               46
   Other securities                                          1,367           73             -            1,440
                                                           -------         ----          ----          -------

                                                           $10,213         $185          $(16)         $10,382
                                                           =======         ====          ====          =======

   The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Amortized               Estimated
                                                                       Cost                Market Value
                                                                             (In thousands)
   Due in one year or less                                            $2,978                  $2,981
   Due after one year through five years                               3,017                   3,132
   Mortgage--backed securities                                         1,478                   1,481
                                                                      ------                  ------

                                                                      $7,473                  $7,594
                                                                      ======                  ======

   Proceeds from sales of investments in debt securities during 1992 and 1991 were $8,080,187 and $14,341,780, respectively. A gain of $113,980 and $122,671 and a loss of $781 and $6,706 was realized on these sales in 1992 and 1991, respectively. There were no sales in 1993.

   At December 31, 1993, securities with an aggregate book value of $5,616,000 and estimated market value of $5,730,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

4.  LOANS

   The composition of the loan portfolio at December 31, 1993 and 1992 was as follows:

                                                                               December 31,
                                                                     -----------------------------
                                                                     1993                     1992
                                                                             (In thousands)
   Commercial                                                        $ 3,763                 $ 4,416
   Real estate                                                        25,113                  24,641
   Installment                                                        56,280                  46,247
                                                                     -------                 -------

                                                                      85,156                  75,304
   Less:
   Unearned discount                                                    (719)                   (810)
   Allowance for loan losses                                            (967)                   (876)
                                                                     -------                 -------

   Net loans                                                         $83,470                 $73,618
                                                                     =======                 =======

   Statement of Financial Accounting Standards No.114 "Accounting by Creditors for Impairment of a Loan," was issued in May, 1993, and is scheduled for implementation in 1995. Statement No.114 will require impaired loans to be measured based on the present value of their expected cash flows in determining the adequacy of the allowance for possible loan losses. Where only lost principal is currently covered by the allowance today, future reserves will be required to cover lost interest as well. It is anticipated that the effect of adopting this new accounting method will not be material.

   The Bank generally markets loans in its market area comprising primarily of St. Bernard Parish.

   Loans on which the accrual of interest had been discontinued amounted to approximately $596,000 and $925,000 at December 31, 1993 and 1992, respectively. If interest on those loans had been accrued, such income would have approximated $43,000, $107,600 and $316,700 for 1993, 1992 and 1991,
respectively.

   In the ordinary course of business, loans have been made by the Bank to certain executive officers, directors and principal stockholders (more than 10% ownership) and their affiliates. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

   An analysis of the activity during 1993 with respect to these loans was as follows:

                                                               (In thousands)
   Balance, January 1, 1993                                           $2,276

   New loans                                                               -
   Repayments                                                           (790)
                                                                      ------

   Balance, December 31, 1993                                         $1,486
                                                                      ======

   Changes in the allowance for loan losses were as follows:

                                                                                 Year Ended
                                                                                December 31,
                                                                  -----------------------------------------
                                                                  1993              1992              1991
                                                                               (In thousands)
   Balance at beginning of year                                  $876             $1,259             $1,282
   Provisions charged to operations                               480                590                620

   Loans charged off                                             (494)            (1,071)              (682)
   Recoveries                                                     104                 98                 39
                                                                 ----             ------             ------

   Net charge offs                                               (390)              (973)              (643)
                                                                 ----             ------             ------

   Balance at end of year                                        $966             $  876             $1,259
                                                                 ====             ======             ======


5.  BANK PREMISES AND EQUIPMENT

   Major classifications of bank premises and equipment are as follows:


                                                                               December 31,
                                                                      ------------------------------
                                                                      1993                      1992
                                                                              (In thousands)
   Land                                                               $1,464                  $1,424
   Buildings                                                           5,238                   1,071
   Furniture, fixtures and equipment                                   1,726                   1,716
   Leasehold improvements                                                159                     821
                                                                      ------                  ------

                                                                       8,587                   5,032
   Less accumulated depreciation and amortization                     (2,072)                 (1,923)
                                                                      ------                  ------

                                                                      $6,515                  $3,109
                                                                      ======                  ======

6.  FEDERAL HOME LOAN BANK ADVANCES

   At December 31, 1993 the Bank was indebted to the Federal Home Loan Bank
(FHLB) for $5,000,000 of advances, secured by a blanket pledge of and security interest in certain of the Bank's assets. These advances consisted of $3,000,000 bearing interest at 6.64% and due August 2008, $1,000,000 bearing interest at 5.63% and due August 2008 and $1,000,000 bearing interest at 4.18% and due March 1995.

7.  COMMITMENTS AND CONTINGENCIES

   The Bank has rental commitments for land, buildings and equipment covered by several operating leases expiring on various dates through 2001. The minimum rental commitment at December 31, 1993 under these leases is as follows:

   Year Ending December 31,                                           Amount
                                                                  (In thousands)
   1994                                                                 $ 62
   1995                                                                   62
   1996                                                                   62
   1997                                                                   64
   1998                                                                   67
   Thereafter                                                            238
                                                                        ----

                                                                        $555
                                                                        ====

   In July of 1993 the Bank purchased the main branch building, for approximately $3,500,000, from a partnership whose partners included certain directors and stockholders of the Bank. Prior to the acquisition the Bank leased the building from this partnership. Rental expense under this lease was $201,704, $366,019 and $368,673 in 1993, 1992 and 1991, respectively.

   Total rental expense on operating leases was $268,665, $426,851 and $429,453 in 1993, 1992 and 1991, respectively.

   The Bank is a defendant in legal actions arising from normal business activities. Management believes that ultimate liability, if any, resulting from such matters will not materially affect the Bank's financial position.

8.  INCOME TAXES

   Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by SFAS No. 109. Prior years have not been restated. The cumulative effect of this accounting change amounted to $573,396 and is shown as a separate line item on the consolidated statements of income.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax assets and liabilities as of December 31, 1993 are as follows:


   Deferred Tax Assets:                                         (In thousands)
   Other real estate write-downs                                      $   36
   Reserve for loan losses                                                57
   Alternative minimum tax credits                                        51
   Net operating losses                                                1,976
                                                                      ------
                                                                       2,120
   Less valuation reserve                                             (1,110)
                                                                      ------

                                                                       1,010

   Deferred Tax Liabilities:
   Tax over book depreciation                                            287
   Basis in loans                                                         35
                                                                      ------

                                                                         322
                                                                      ------

   Net deferred tax asset                                             $  688
                                                                      ======

   The provision (benefit) for federal income taxes differs from the amount computed by applying the U.S. Federal income tax rate (34%) on income as follows (in thousands):

                                                                                 Year Ended
                                                                                December 31,
                                                                 ------------------------------------------
                                                                 1993               1992               1991
   Taxes calculated at statutory rate                           $ 769              $ 493              $ 166

   Tax exempt interest                                             (8)               (12)                (3)
   Tax loss in excess of book on other
   real estate sales                                             (116)                 -                  -
   Utilization of net loss carryforward                             -               (481)              (163)
   Change in valuation allowance                                 (831)                 -                  -
   Other, net                                                     111                  -                  -
                                                                -----              -----              -----
                                                                $ (75)             $   -              $   -
                                                                =====              =====              =====

   At December 31, 1993, the consolidated group has net operating loss carryforwards of approximately $5,812,000 for income tax purposes. These carryforwards, if not utilized to offset taxable income, will expire in years 2003 and 2004.

9.  EMPLOYEE BENEFITS

   The Bank has a profit--sharing plan covering substantially all employees after specific periods of service and attainment of minimum age requirements. The plan allows employee contributions of which up to fifty percent (50%), as limited by the Internal Revenue Code, may be matched by the Bank. Contributions by the Bank to this plan included in expenses in 1993, 1992 and 1991 were $24,550, $30,913 and $8,200, respectively.

10. LAND LEASED TO RELATED PARTY

   During 1983 the Bank acquired a parcel of land for future expansion having a cost of $1,173,779. Prior to July 1993 this land was leased to a partnership whose partners include certain directors and stockholders of the Bank and was used as a site for an office building which contains the Bank's main office facility. In July 1993 the Bank purchased the main branch building from the partners for $3.5 million and the lease terminated. Total rental income from the land for 1993, 1992 and 1991 was $70,000, $120,000 and $120,000,
respectively.

11. FINANCIAL INSTRUMENTS WITH OFF--BALANCE SHEET RISK

   The Bank is a party to various financial instruments with off--balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statements of condition. The Bank uses the same credit policies in making these commitments and conditional obligations as its does for on--balance sheet instruments.

   As of December 31, 1993 and 1992, the Bank has made various commitments to extend credit totalling $3,513,000 and $3,126,000, respectively. Additionally, unfunded letters of credit totalling $54,750 and $583,387 were outstanding as of December 31, 1993 and 1992, respectively. Bank management does not anticipate any material loss as a result of these transactions.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers. The Bank uses the same credit policies in making these commitments as it does for recorded loans.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

12. REGULATORY MATTERS

   The Bank is required to maintain certain minimum capital levels. At December 31, 1993 the Bank was in compliance with these statutory minimum capital requirements. Following is a summary of the minimum required capital levels and the actual amounts at December 31, 1993.

                                                                     Minimum
                                                                    Required                 Actual
   Tier I Leverage                                                  3% to 5%                  7.93%
   Tier I Risk-Based                                                   4%                     9.29%
   Total Risk-Based                                                    8%                    10.39%


13. OTHER OPERATING EXPENSES

  Other operating expenses consisted of the following:


                                                                        Year Ended December 31,
                                                           -------------------------------------------
                                                             1993               1992             1991
                                                                             (In thousands)
   FDIC assessments                                        $  242             $  230            $  191
   Ad valorem taxes                                           114                 79                59
   Data processing                                            336                349               297
   Legal expenses                                              82                 75                84
   Stationary, printing and postage                           259                269               295
   Write-down of repossessed assets                            64                 78                32
   Other                                                      492                463               402
                                                           ------             ------            ------

                                                           $1,589             $1,543            $1,360
                                                           ======             ======            ======


14. SUMMARIZED FINANCIAL INFORMATION OF FIRST COMMERCIAL BANCSHARES, INC. (PARENT ONLY)

   The following are parent company only condensed statements of condition as of December 31, 1993 and 1992, and condensed statements of income and condensed statements of cash flows for each of the three years in the period ended December 31, 1993 (in thousands):

CONDENSED STATEMENTS OF CONDITION

                                                                                Year Ended
                                                                               December 31,
                                                                     -------------------------------
                                                                      1993                      1992
   ASSETS:
   Investment in subsidiaries                                         $8,253                  $5,996
   Other assets                                                          601                      17
                                                                      ------                  ------

                                                                      $8,854                  $6,013
                                                                      ======                  ======

   STOCKHOLDERS' EQUITY                                               $8,854                  $6,013
                                                                      ======                  ======



CONDENSED STATEMENTS OF INCOME

                                                                1993               1992                 1991
   Dividends from First National Bank
   of St. Bernard                                              $  150             $    -               $  -
   Equity in undistributed earnings of
   subsidiaries                                                 1,516              1,454                496
   Interest and other expenses                                    (11)                (4)                (8)
   Income tax benefit                                             682                  -                  -
   Cumulative effect of change in
   accounting for income taxes                                    573                  -                  -
                                                               ------             ------               ----

   Net earnings                                                $2,910             $1,450               $488
                                                               ======             ======               ====

CONDENSED STATEMENTS OF CASH FLOWS

                                                                               Year Ended
                                                                              December 31,
                                                               --------------------------------------------
                                                               1993               1992                 1991
   CASH FLOWS FROM OPERATING
   ACTIVITIES:
   Net earnings                                                $2,910             $1,450               $488
   Adjustments not affecting cash:
      Equity in undistributed earnings
      of subsidiaries                                          (2,188)            (1,454)              (496)
      Net change in other assets                                 (584)                (1)                 -
                                                               ------             ------               ----

      Net cash provided by operating
         activities                                               138                 (5)                (8)
                                                               ------             ------               ----

   CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Cash dividends paid                                           (136)                 -                  -
                                                               ------             ------               ----

   NET INCREASE (DECREASE) IN CASH                                  2                 (5)                (8)

   CASH, BEGINNING OF YEAR                                         17                 22                 30
                                                               ------             ------               ----

   CASH, END OF YEAR                                           $   19             $   17               $ 22
                                                               ======             ======               ====

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
                              SEPTEMBER 30, 1994
                         (Dollar amounts in thousands)

                                                                         September 30,
ASSETS                                                                       1994
                                                                             ----
Cash and due from banks . . . . . . . . . . . . . . . . .                 $  4,143
Federal funds sold  . . . . . . . . . . . . . . . . . . .                    4,500
                                                                          --------

   Cash and cash equivalents  . . . . . . . . . . . . . .                    8,643

Investment securities (market value of $6,3520  . . . . .                    6,328
Loans, net of unearned discount . . . . . . . . . . . . .                   91,682
Less allowance for loan losses  . . . . . . . . . . . . .                   (1,065)
                                                                          --------
   Net loans  . . . . . . . . . . . . . . . . . . . . . .                   90,617

Bank premises and equipment, net  . . . . . . . . . . . .                    6,310
Other real estate owned . . . . . . . . . . . . . . . . .                       10
Accrued interest receivable . . . . . . . . . . . . . . .                      620
Other assets  . . . . . . . . . . . . . . . . . . . . . .                      345
Deferred tax asset, net . . . . . . . . . . . . . . . . .                    1,277
                                                                          --------

TOTAL   . . . . . . . . . . . . . . . . . . . . . . . . .                 $114,150
                                                                          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Demand deposits  . . . . . . . . . . . . . . . . . . .                 $ 16,175
   Money market and NOW accounts  . . . . . . . . . . . .                   16,092
   Savings deposits . . . . . . . . . . . . . . . . . . .                   22,437
   Time deposits of $100,000 and over . . . . . . . . . .                    3,897
   Other time deposits  . . . . . . . . . . . . . . . . .                   38,479
                                                                          --------

         Total deposits . . . . . . . . . . . . . . . . .                   97,080

Accrued interest payable  . . . . . . . . . . . . . . . .                      655
Other liabilities . . . . . . . . . . . . . . . . . . . .                      379
Federal Home Loan Bank advances . . . . . . . . . . . . .                    5,000
                                                                          --------

         Total liabilities  . . . . . . . . . . . . . . .                  103,114
                                                                          --------

COMMITMENTS AND CONTINGENCIES . . . . . . . . . . . . . .                        -

STOCKHOLDERS' EQUITY:
   Common stock, $1.00 par value;
      1,000,000 shares authorized; 226,396 shares
      issued and outstanding  . . . . . . . . . . . . . .                      226
   Surplus  . . . . . . . . . . . . . . . . . . . . . . .                    5,508
   Retained earnings  . . . . . . . . . . . . . . . . . .                    5,302
                                                                          --------

         Total stockholders' equity . . . . . . . . . . .                   11,036
                                                                          --------

TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .                 $114,150
                                                                          ========

See notes to consolidated financial statements.

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                    (In thousands except per share amounts)



                                                                      Nine Months Ended September 30,
                                                                      -------------------------------
                                                                       1994                     1993
                                                                       ----                     ----
INTEREST INCOME:
   Interest and fees on loans . . . . . . . . . . . . . . .           $6,705                  $6,420
   Interest on investment securities:
      U. S. Treasury securities . . . . . . . . . . . . . .              151                     225
      Obligations of other U. S. Government agencies
         and corporations . . . . . . . . . . . . . . . . .              153                     139
      Obligations of state and political subdivisions . . .                -                      21
   Interest on federal funds sold . . . . . . . . . . . . .              122                      80
                                                                      ------                  ------
                                                                       7,131                   6,885
INTEREST EXPENSE - Deposits . . . . . . . . . . . . . . . .            2,151                   2,012
                                                                      ------                  ------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . . . .            4,980                   4,873
PROVISION FOR LOAN LOSSES . . . . . . . . . . . . . . . . .              305                     360
                                                                      ------                  ------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES  . . . . . . . . . . . . . . . . . . . .            4,675                   4,513
                                                                      ------                  ------
OTHER INCOME:
   Service fees . . . . . . . . . . . . . . . . . . . . . .              476                     462
   Other  . . . . . . . . . . . . . . . . . . . . . . . . .              185                     207
                                                                      ------                  ------
                                                                         661                     669
                                                                      ------                  ------
OTHER EXPENSES:
   Salaries and employee benefits . . . . . . . . . . . . .            1,820                   1,682
   Occupancy expenses . . . . . . . . . . . . . . . . . . .              271                     381
   Furniture and equipment expenses . . . . . . . . . . . .              202                     192
   Expenses related to other real estate owned, net . . . .               40                     107
   Other  . . . . . . . . . . . . . . . . . . . . . . . . .            1,241                   1,197
                                                                      ------                  ------
                                                                       3,574                   3,559
                                                                      ------                  ------
INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING FOR INCOME TAXES  . . . . . . . . . . . . . .            1,762                   1,623
INCOME TAXES:
   Current tax expense  . . . . . . . . . . . . . . . . . .               33                       -
   Deferred tax benefit . . . . . . . . . . . . . . . . . .             (589)                    (31)
                                                                      ------                  ------
                                                                        (556)                    (31)
                                                                      ------                  ------
INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING FOR INCOME TAXES  . . . . . . . . .            2,318                   1,654
CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE FOR INCOME TAXES  . . . . . . . . . . . . . . . .                -                     574
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . .           $2,318                  $2,228
                                                                      ======                  ======

NET INCOME PER SHARE OF COMMON STOCK:
   Income before cumulative effect  . . . . . . . . . . . .           $10.24                  $ 7.31
   Cumulative effect of accounting change . . . . . . . . .                -                    2.53
                                                                      ------                  ------

   Total  . . . . . . . . . . . . . . . . . . . . . . . . .           $10.24                  $ 9.84
                                                                      ======                  ======


See notes to consolidated financial statements.

               FIRST COMMERCIAL BANCSHARES, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                                (In thousands)


                                                                      Nine Months Ended September 30,
                                                                      -------------------------------
                                                                       1994                    1993
                                                                       ----                    ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income . . . . . . . . . . . . . . . . . . . . . . .           $2,318                 $ 2,228
   Adjustments to reconcile net income
      to net cash provided by operating activities:
         Depreciation and amortization  . . . . . . . . . .              247                     169
         Amortization of premiums on investment
            securities, net of accretion of discounts . . .              (38)                     27
         Provision for loan losses  . . . . . . . . . . . .              305                     360
         Provision for losses on other real estate owned  .                -                     113
         Deferred tax benefits  . . . . . . . . . . . . . .             (589)                   (605)
         Loss (gain) on sales of other real estate owned  .               26                     (49)
         Change in accrued interest receivable  . . . . . .               32                      93
         Change in other assets . . . . . . . . . . . . . .               30                     (36)
         Change in accrued interest payable . . . . . . . .              103                      21
         Change in other liabilities  . . . . . . . . . . .             (117)                    102
                                                                      ------                 -------

            Net cash provided by operating activities . . .            2,317                   2,423
                                                                      ------                 -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales and maturities of investment
      securities  . . . . . . . . . . . . . . . . . . . . .            5,149                  12,721
   Purchases of investment securities . . . . . . . . . . .           (3,966)                (10,133)
   Loan originations, net of repayments . . . . . . . . . .           (7,452)                 (9,615)
   Purchases of bank premises and equipment . . . . . . . .              (42)                 (3,603)
   Proceeds from sales of bank premises and equipment . . .                -                      27
   Proceeds from sales of other real estate owned . . . . .              237                     328
                                                                      ------                 -------

            Net cash used in investing activities . . . . .           (6,074)                (10,275)
                                                                      ------                 -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in deposits  . . . . . . . . . .            8,120                    (257)
   Proceeds from other borrowed money . . . . . . . . . . .                -                   5,000
   Cash dividends paid  . . . . . . . . . . . . . . . . . .              (68)                    (68)
                                                                      ------                 -------

            Net cash provided by financing activities . . .            8,052                   4,675
                                                                      ------                 -------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . .            4,295                  (3,177)

CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD  . . . . . . . . . . . . . . . . . .            4,348                   7,065
                                                                      ------                 -------

CASH AND CASH EQUIVALENTS, END OF PERIOD  . . . . . . . . .           $8,643                 $ 3,888
                                                                      ======                 =======

SUPPLEMENTAL INFORMATION:
   Loans transferred to other real estate owned . . . . . .           $    -                 $    23
                                                                      ======                 =======

   Interest paid  . . . . . . . . . . . . . . . . . . . . .           $2,048                 $ 1,991
                                                                      ======                 =======

See notes to consolidated financial statements.

                       FIRST COMMERCIAL BANCSHARES, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993 (UNAUDITED)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         The accounting principles followed by First Commercial Bancshares, Inc. (FCB) and the methods of applying principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry.

         The consolidated financial statements include the accounts of First Commercial Bancshares, Inc. and its wholly owned subsidiary, First National Bank of St. Bernard. All significant intercompany transactions and balances have been eliminated in consolidation.

         The accompanying Unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10--Q and Rule 10--01 of Regulation S--X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and notes thereto of FCB and subsidiary for the three years ended December 31, 1993, included elsewhere herein.

2.       PROPOSED MERGER

         On October 20, 1994, the Company entered into an agreement and plan of reorganization with Regions Financial Corporation, a bank holding company with its principal office in Birmingham, Alabama, pursuant to which the Company will merge with and into Regions. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive approximately 595,000 shares of Regions common stock, subject to adjustment under certain circumstances.

3.       INCOME TAXES

         Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method required under APB11 to the asset and liability method required by Statement of Financial Accounting Standards No.109 (SFAS 109), "Accounting for Income Taxes." Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes. The objective of the assets and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. As permitted under the new rules, prior years' financial statements have not been restated. In adopting SFAS 109 in the first quarter 1993, the Company recorded income and a deferred tax asset equal to the cumulative effect of the accounting change of $573,396 which was net of a valuation allowance. In the second, third and fourth quarters of 1993, the Company increased its deferred tax asset with a credit to applicable income taxes. The credit to applicable income taxes in those periods in 1993 was an aggregate of $114,336. During the third quarter of 1994, the Company reviewed its recent operating performance and its projections for the future and determined that a reduction of its previously established valuation allowance against its deferred tax asset was appropriate at this time. The valuation allowance had been established with respect to the likelihood of its future utilization of prior years' net operating loss carryforwards. As a result of this review, the Company reduced this valuation allowance by approximately $556,000 in the third quarter of 1994. The credit to applicable income taxes in the first three quarters of 1994 was $589,000.

         Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes net of a valuation allowance in 1993. There was a net deferred asset of $687,732 on December31, 1993 and $1,276,732 on September 30, 1994. Management anticipates that the amount of this asset will decrease beginning in 1995 as the tax benefits of operating loss carryforwards are utilized to offset tax expense attributable to current operations. The decrease in deferred tax assets will be recorded as debits to applicable income tax expense.

4.       INVESTMENT SECURITIES

         Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No.115 (SFAS 115), "Accounting for Certain Investment in Debt and Equity Securities." This Statement required securities to be classified into one of three reporting categories (held--to--maturity, available for sale or trading). Securities classified as held--to--maturity are carried at amortized cost. Those classified as available for sale are carried at market value with the unrealized gain or loss (net of income tax effect) reflected as a component of stockholders' equity. Those classified as trading are carried at market value with the unrealized gain or loss reflected in the statement of income.

         The Bank has completed a preliminary review of SFAS 115 relative to its securities portfolio and has determined that, upon adoption in fiscal year 1994 and at September 30, 1994, all owned securities will be classified as held-to-maturity.

                                                                      APPENDIX A

                                                                 FINAL AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                       FIRST COMMERCIAL BANCSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                          DATED AS OF OCTOBER 20, 1994

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Parties................................................................................   A-5
Preamble...............................................................................   A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER..........................................   A-5
  1.1     Merger.......................................................................   A-5
  1.2     Time and Place of Closing....................................................   A-5
  1.3     Effective Time...............................................................   A-5
ARTICLE 2 -- TERMS OF MERGER...........................................................   A-6
  2.1     Certificate of Incorporation.................................................   A-6
  2.2     Bylaws.......................................................................   A-6
  2.3     Directors and Officers.......................................................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES...............................................   A-6
  3.1     Conversion of Shares.........................................................   A-6
  3.2     Anti-Dilution Provisions.....................................................   A-7
  3.3     Shares Held by FCB or Regions................................................   A-7
  3.4     Dissenting Shareholders......................................................   A-7
  3.5     Fractional Shares............................................................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES........................................................   A-7
  4.1     Exchange Procedures..........................................................   A-7
  4.2     Rights of Former FCB Shareholders............................................   A-8
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF FCB.....................................   A-8
  5.1     Organization, Standing, and Power............................................   A-8
  5.2     Authority; No Breach By Agreement............................................   A-9
  5.3     Capital Stock................................................................   A-9
  5.4     FCB Subsidiaries.............................................................   A-9
  5.5     Financial Statements.........................................................  A-10
  5.6     Absence of Undisclosed Liabilities...........................................  A-10
  5.7     Absence of Certain Changes or Events.........................................  A-10
  5.8     Tax Matters..................................................................  A-10
  5.9     Environmental Matters........................................................  A-11
  5.10    Compliance With Laws.........................................................  A-11
  5.11    Employee Benefit Plans.......................................................  A-12
  5.12    Material Contracts...........................................................  A-13
  5.13    Legal Proceedings............................................................  A-13
  5.14    Statements True and Correct..................................................  A-14
  5.15    Tax and Regulatory Matters...................................................  A-14
  5.16    State Takeover Laws..........................................................  A-14
  5.17    Directors' Agreements........................................................  A-14
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.................................  A-14
  6.1     Organization, Standing, and Power............................................  A-14
  6.2     Authority; No Breach By Agreement............................................  A-15
  6.3     Capital Stock................................................................  A-15
  6.4     Regions Subsidiaries.........................................................  A-15
  6.5     Financial Statements.........................................................  A-16
  6.6     Absence of Undisclosed Liabilities...........................................  A-16
  6.7     Absence of Certain Changes or Events.........................................  A-16
  6.8     Compliance With Laws.........................................................  A-16

                                                                                         PAGE
                                                                                         ----
  6.9     Legal Proceedings............................................................  A-17
  6.10    Statements True and Correct..................................................  A-17
  6.11    Tax and Regulatory Matters...................................................  A-17
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..................................  A-18
  7.1     Affirmative Covenants of FCB.................................................  A-18
  7.2     Negative Covenants of FCB....................................................  A-18
  7.3     Covenants of Regions.........................................................  A-20
  7.4     Adverse Changes in Condition.................................................  A-20
  7.5     Reports......................................................................  A-20
ARTICLE 8 -- ADDITIONAL AGREEMENTS.....................................................  A-21
  8.1     Registration Statement; Proxy Statement; Shareholder Approval................  A-21
  8.2     Exchange Listing.............................................................  A-21
  8.3     Applications.................................................................  A-22
  8.4     Filings with State Offices...................................................  A-22
  8.5     Agreement as to Efforts to Consummate........................................  A-22
  8.6     Investigation and Confidentiality............................................  A-22
  8.7     Press Releases...............................................................  A-22
  8.8     Certain Actions..............................................................  A-23
  8.9     Tax Treatment................................................................  A-23
  8.10    Agreement of Affiliates......................................................  A-23
  8.11    Employee Benefits and Contracts..............................................  A-23
  8.12    Indemnification..............................................................  A-23
  8.13    Data Processing..............................................................  A-24
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........................  A-25
  9.1     Conditions to Obligations of Each Party......................................  A-25
  9.2     Conditions to Obligations of Regions.........................................  A-26
  9.3     Conditions to Obligations of FCB.............................................  A-26
ARTICLE 10 -- TERMINATION..............................................................  A-27
  10.1    Termination..................................................................  A-27
  10.2    Effect of Termination........................................................  A-28
  10.3    Non-Survival of Representations and Covenants................................  A-28
ARTICLE 11 -- MISCELLANEOUS............................................................  A-28
  11.1    Definitions..................................................................  A-28
  11.2    Expenses.....................................................................  A-33
  11.3    Brokers and Finders..........................................................  A-33
  11.4    Entire Agreement.............................................................  A-33
  11.5    Amendments...................................................................  A-33
  11.6    Waivers......................................................................  A-34
  11.7    Assignment...................................................................  A-34
  11.8    Notices......................................................................  A-34
  11.9    Governing Law................................................................  A-35
 11.10    Counterparts.................................................................  A-35
 11.11    Captions.....................................................................  A-35
 11.12    Enforcement of Agreement.....................................................  A-35
 11.13    Severability.................................................................  A-35
Signatures.............................................................................  A-36

                                             LIST OF EXHIBITS

EXHIBIT
NUMBER                                         DESCRIPTION
- -------                                        -----------
   1.      Form of Directors' Agreement. (sec. 5.17).
   2.      Form of agreement of affiliates of FCB. (sec.sec. 8.10, 9.2(f)).
   3.      Matters as to which Correro, Fishman & Casteix will opine. (sec. 9.2(d)).
   4.      Form of Claims Letter (sec. 9.2(g)).
   5.      Matters as to which Lange, Simpson, Robinson & Somerville will opine. (sec. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 20, 1994, by and between FIRST COMMERCIAL BANCSHARES, INC. ("FCB"), a corporation organized and existing under the laws of the State of Louisiana, with its principal office located in Chalmette, Louisiana; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of FCB and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of FCB by Regions pursuant to the merger of FCB into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of FCB shall be converted into shares of the common stock of Regions or a combination of cash and shares of the common stock of Regions (except as provided herein). As a result, shareholders of FCB shall become shareholders of Regions and each of the subsidiaries of FCB shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the shareholders of FCB, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, FCB shall be merged into and with Regions in accordance with the provisions of Sections 12:111 and 12:112 of the LBCL and with the effect provided in Section 12:115 of the LBCL and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of FCB and Regions.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, in Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Louisiana Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Louisiana and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and

(ii) the date on which the shareholders of FCB approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of FCB Common Stock (excluding shares held by FCB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall be converted, at the election of the holder thereof, into either:

             (i) (1) $40.77 in cash and (2) 1.444 shares of Regions Common Stock (subject to adjustment as provided below) (this election being referred to as the "Stock and Cash Election"); or

             (ii) 2.626 shares of Regions Common Stock (subject to adjustment as provided below) (this election being referred to as the "All Stock Election");

                provided, however, that in the event the Average Closing Price is equal to or


                (1) less than $31.90, each share of FCB Common Stock (subject to the exclusions set forth above) issued and outstanding at the Effective Time shall be converted into (i) $40.77 in cash (in the case of the Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $46.06 in the case of the Stock and Cash Election and $83.77 in the case of the All Stock Election by (y) the Average Closing Price, or



                (2) greater than $37.10, each share of FCB Common Stock (subject to the exclusions set forth above) issued and outstanding at the Effective Time shall be converted into (i) $40.77 in cash (in the case of the Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $53.57 in the case of the Stock and Cash Election and $97.43 in the case of the All Stock Election by (y) the Average Closing Price ($31.90 and $37.10 are collectively referred to as the "Average Closing Price Limitations" and the respective exchange ratios of FCB Common Stock into Regions Common Stock resulting from the Cash and Stock Election and the All Stock Election are referred to as the "Applicable Exchange Ratios").

     3.2 ANTI-DILUTION PROVISIONS. In the event FCB changes the number of shares of FCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Applicable Exchange Ratios shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Applicable Exchange Ratios and the Average Closing Price Limitations shall be proportionately adjusted.

     3.3 SHARES HELD BY FCB OR REGIONS. Each of the shares of FCB Common Stock held by any FCB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING SHAREHOLDERS. Any holder of shares of FCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Part XIII of the LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the LBCL , including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of FCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of FCB Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of this Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by
Section 4.1 of this Agreement.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of FCB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and FCB shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former shareholders of FCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters'

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rights of appraisal have been perfected and not withdrawn or forfeited under
Section 131 of the LBCL) issued and outstanding at the Effective Time, promptly upon the surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration into which such shares of FCB Common Stock have been converted under Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement and, to the extent required by Section 3.5 of this Agreement, cash in lieu of any fractional share of Regions Common Stock to which such holder otherwise would be entitled (without interest). Until so surrendered, each outstanding certificate of FCB Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of FCB Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the certificate or certificates representing the shares of Regions Common Stock or any cash payments to which any former holder of FCB Common Stock is entitled as a result of the Merger, or any dividends or distributions in respect of shares of Regions Common Stock, until such holder surrenders such holder's certificate or certificates representing the shares of FCB Common Stock for exchange as provided in this Section or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of FCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, FCB, nor the Exchange Agent shall be liable to a holder of FCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER FCB SHAREHOLDERS. At the Effective Time, the stock transfer books of FCB shall be closed as to holders of FCB Common Stock immediately prior to the Effective Time and no transfer of FCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FCB Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes the consideration into which the shares of FCB Common Stock represented thereby shall have been converted under Article 3 of this Agreement. To the extent permitted by Law, former shareholders of record of FCB shall be entitled to vote after the Effective Time at any meeting of Regions shareholders the number of whole shares of Regions Common Stock into which their respective shares of FCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FCB Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FCB Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF FCB

     FCB hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. FCB is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. FCB is duly qualified

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or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

     5.2  AUTHORITY; NO BREACH BY AGREEMENT.

          (a) FCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCB, subject to the approval of this Agreement by the required vote of the outstanding FCB Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by FCB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FCB, enforceable against FCB in accordance with its terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and (ii) application of, and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief.

          (b) Neither the execution and delivery of this Agreement by FCB, nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FCB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCB Company under, any Contract or Permit of any FCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FCB Company or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FCB of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. The authorized capital stock of FCB consists of 1,000,000 shares of FCB Common Stock, of which 226,396 shares are issued and outstanding as of the date of this Agreement and not more than 226,396 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of FCB are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. To the Knowledge of FCB, none of the outstanding shares of capital stock of FCB has been issued in violation of any preemptive rights of the current or past shareholders of FCB. Except as set forth above or as disclosed in Section 5.3 of the FCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of FCB outstanding and no outstanding Rights relating to the capital stock of FCB.

     5.4 FCB SUBSIDIARIES. FCB has disclosed in Section 5.4 of the FCB Disclosure Memorandum all of the FCB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the FCB Disclosure Memorandum, FCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FCB Subsidiary. No equity securities of any FCB Subsidiary are or may become required to be issued (other than to another FCB Company) by reason of any Rights, and there are no Contracts by which any FCB Subsidiary is bound to issue (other than to another FCB Company) additional shares of its

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

capital stock or Rights or by which any FCB Company is or may be bound to transfer any shares of the capital stock of any FCB Subsidiary (other than to another FCB Company). There are no Contracts relating to the rights of any FCB Company to vote or to dispose of any shares of the capital stock of any FCB Subsidiary. All of the shares of capital stock of each FCB Subsidiary held by a FCB Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FCB Company free and clear of any Lien. Each FCB Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Each FCB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate, to the extent provided by applicable law.

     5.5 FINANCIAL STATEMENTS. FCB has included in Section 5.5 of the FCB Disclosure Memorandum copies of all FCB Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all FCB Financial Statements prepared subsequent to the date hereof. The FCB Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the FCB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the FCB Companies for the periods indicated, in accordance with GAAP or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount of effect and to the absence from interim financial statements of any footnote disclosures).

     5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in Section
5.6 of the FCB Disclosure Memorandum, no FCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FCB as of June 30, 1994 included in the FCB Financial Statements or reflected in the notes thereto. Except as disclosed in Section 5.6 of the FCB Disclosure Memorandum, no FCB Company has incurred or paid any Liability since June 30, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1994, except as disclosed in Section 57 of the FCB Disclosure Memorandum, or in the FCB Financial Statements delivered prior to the date of this Agreement, to the Knowledge of FCB, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, and (ii) the FCB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FCB provided in Article 7 of this Agreement.

     5.8  TAX MATTERS.

          (a) All Tax returns required to be filed by or on behalf of any of the FCB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on

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

     FCB and all returns filed are complete and accurate in all material respects to the Knowledge of FCB. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably and likely to result in a determination that would have a Material Adverse Effect on FCB, except as reserved against in the FCB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section
     5.8 of the FCB Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the FCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) To the Knowledge of FCB, adequate provision for any Taxes due or to become due for any of the FCB Companies for the period or periods through and including the date of the respective FCB Financial Statements has been made and is reflected on such FCB Financial Statements.

          (d) Effective for the fiscal year ended December 31, 1993, FCB adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

          (e) Each of the FCB Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     5.9  ENVIRONMENTAL MATTERS.

          (a) To the Knowledge of FCB, each FCB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

          (b) To the Knowledge of FCB, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any FCB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party
     (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FCB Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, and to the Knowledge of FCB, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of FCB, there have been no releases in violation of Environmental Laws of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

     5.10 COMPLIANCE WITH LAWS. FCB is duly registered as a bank holding company under the BHC Act. Each FCB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Except as disclosed in
Section 5.10 of the FCB Disclosure Memorandum, none of the FCB Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, (ii) threatening to revoke any Permits, or (iii) requiring any FCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11  EMPLOYEE BENEFIT PLANS.

          (a) FCB has disclosed in Section 5.11 of the FCB Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any FCB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FCB Benefit Plans"). Any of the FCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FCB ERISA Plan." Each FCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "FCB Pension Plan." No FCB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) To the Knowledge of FCB, all FCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Except as disclosed in Section 5.11(b) of the FCB Disclosure Memorandum, each FCB ERISA Plan which is intended to be qualified under
     Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FCB, no FCB Company has engaged in a transaction with respect to any FCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FCB Company to a tax or penalty imposed by either
     Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on FCB.

          (c) No FCB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FCB Pension Plan, and (iii) no increase in benefits under any FCB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB or materially adversely affect the funding status of any such plan. Neither any FCB Pension Plan nor any "single-employer plan," within the meaning of
     Section 4001(a)(15) of ERISA, currently or formerly maintained by any FCB Company, or the single-employer plan of any entity which is considered one employer with FCB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of

     Section 412 of the Internal Revenue Code or Section 302 of ERISA. No FCB Company has provided, or is required to provide, security to a FCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
     Section 401(a)(29) of the Code.

          (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FCB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No FCB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as disclosed in Section 5.11 of the FCB Disclosure Memorandum, no FCB Company has any Liability for retiree health and life benefits under any of the FCB Benefit Plans and, to the Knowledge of FCB, there are no restrictions on the rights of such FCB Company to amend or terminate any such Plan without incurring any Liability thereunder.

          (f) Except as disclosed in Section 5.11 of the FCB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FCB Company from any FCB Company under any FCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FCB Benefit Plan, or
     (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FCB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

     5.12 MATERIAL CONTRACTS. Except as disclosed in Section 5.12 of the FCB Disclosure Memorandum or otherwise reflected in the FCB Financial Statements, none of the FCB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any FCB Company or the guarantee by any FCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among FCB Companies, and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FCB with the SEC as of the date of this Agreement if FCB were required to file a Form 10-K with the SEC (together with all Contracts referred to in Section 5.11(a) of this Agreement, the "FCB Contracts"). None of the FCB Companies is in Default under any FCB Contract where such Default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on FCB. All of the indebtedness of any FCB Company for money borrowed is prepayable at any time by such FCB Company without penalty or premium.

     5.13 LEGAL PROCEEDINGS. Except as disclosed in Section 5.13 of the FCB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FCB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FCB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FCB Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse

Effect on FCB. Section 5.13 of the FCB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any FCB Company is a party and which names a FCB Company as a defendant or cross-defendant.

     5.14 STATEMENTS TRUE AND CORRECT. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a FCB Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument, or other writing furnished or to be furnished by any FCB Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FCB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FCB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FCB shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a FCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.15 TAX AND REGULATORY MATTERS. No FCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.16 STATE TAKEOVER LAWS. To the extent applicable, each FCB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from Sections 132 et. seq. and 135 et. seq. of the LBCL and any comparable provisions of the Articles of Incorporation of FCB.

     5.17 DIRECTORS' AGREEMENTS. Each of the directors of FCB has executed and delivered to Regions an agreement in substantially the form of Exhibit 1.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to FCB as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2  AUTHORITY; NO BREACH BY AGREEMENT.

          (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or,
     (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 43,510,939 shares were issued and outstanding and 1,590,579 shares were held as treasury shares as of June 30, 1994. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Regions.

     6.4 REGIONS SUBSIDIARIES. Regions has disclosed in Exhibit 21 of its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, all of the material Regions Subsidiaries as of the date of such report. Except as disclosed in such report, Regions or one of its Subsidiaries, owns all of the issued and outstanding shares of capital stock of each material Regions Subsidiary. All of the shares of capital stock of each material Regions Subsidiary held by a Regions Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each material Regions Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly

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

existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each material Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each material Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate, to the extent provided by applicable law.

     6.5 FINANCIAL STATEMENTS. Regions has included in Section 6.5 of the Regions Disclosure Memorandum all Regions Financial Statements for periods ended prior to the date hereof and will deliver to FCB copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the Regions Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence from interim financial statements of complete footnote disclosures).

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1994, included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since June 30, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1994, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.8 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10. STATEMENTS TRUE AND CORRECT. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Regions Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to FCB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FCB shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any material fact, or contain any misstatement of a material fact or, omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.11 TAX AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF FCB. Unless the prior written consent of the chief executive officer, vice chairmen, or appropriate regional president, of Regions shall have been obtained, and except as otherwise expressly contemplated herein or disclosed in Section 7.1 of the FCB Disclosure Memorandum, FCB shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact in all material respects its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF FCB. Except as disclosed in Section 7.2 of the FCB Disclosure Memorandum for the applicable paragraphs indicated below, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, vice chairman, or appropriate regional president of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FCB Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FCB Company to another FCB Company) in excess of an aggregate amount outstanding at any time of $150,000 (for the FCB Companies on a consolidated basis) except in the ordinary course of the business of FCB Subsidiaries consistent with past practices (which shall include, for FCB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, whether or not such FCB Subsidiaries have previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition, on any Asset of any FCB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens in effect as of the date hereof that are disclosed in the FCB Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCB Company, or declare or pay any dividend or make any other distribution in respect of FCB's capital stock, provided that: (x) FCB may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay (i) regular quarterly cash dividends on the shares of FCB Common Stock at a rate not in excess of $.10 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the FCB Disclosure Memorandum and (ii) an additional cash dividend on the outstanding shares of FCB Common Stock for the fourth fiscal quarter of 1994 at a rate not in excess of $.60 per share; (y) any dividend declared on the shares of FCB Common Stock for the quarter during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and FCB, be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs is prior to the Effective Time and in such case such FCB quarterly dividend shall be paid at a rate not in excess of the appropriate amount set forth in (x) above per share of FCB Common Stock; and (z) in the event Regions has delayed the Effective Time pursuant to the last clause of Section 1.3 of this Agreement to a date within thirty
     (30) days of the latest date specified in (i) and

     (ii) of Section 1.3 of this Agreement such that the Effective Time could have occurred at a time and date prior to the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs but for such delay, FCB may declare and pay a dividend on the shares of FCB Common Stock for the quarter in which the Effective Time occurs at a rate per share of FCB Common Stock not in excess of the amount equal to the greater of (i) the amount otherwise payable for such quarter under (x) above and (ii) the product of (1) the Applicable Exchange Ratio for the All Stock Election and (2) the per share dividend amount declared by Regions on the Regions Common Stock for the quarter during which the Effective Time occurs; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the FCB Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCB Common Stock or any other capital stock of any FCB Company, or any Rights to acquire such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any FCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FCB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any FCB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FCB Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any FCB Company; or

          (f) except for purchases of U.S. Treasury securities, U.S. Government agency securities and mortgage backed balloon loans, which in each case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned FCB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
     (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any FCB Company, except in accordance with past practice or previously approved by the Board of Directors of FCB, in each case as disclosed in Section 7.2(g) of the FCB Disclosure Memorandum or as required by Law; except as disclosed in Section 7.2(g) of the FCB Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the FCB Disclosure Memorandum; and enter into or amend any severance agreements with officers of any FCB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any FCB Company except in accordance with past practice disclosed in Section 7.2(g) of the FCB Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any FCB Company and any Person (unless such amendment is required by Law) that the FCB Company does not have the unconditional right to terminate without Liability (other than Liability for severance payments under the existing severance policies of FCB disclosed in Section 7.2(h) of the FCB Disclosure Memorandum), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any FCB Company or make any material change in or to any existing employee benefit plans of any FCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any material Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FCB Company for money damages in excess of $100,000 or imposing material restrictions upon the operations of any FCB Company; or

          (l) modify, amend, or terminate any material Contract (other than any loan Contract, the modification, amendment, or termination of which does not result in the FCB Companies recognizing a loss that exceeds $100,000) or waive, release, compromise, or assign any material rights or claims, other than in connection with the modification, amendment, or termination of a loan Contract permitted under the preceding clause of this paragraph
     (1).

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that, except as disclosed in Section 7.3 of the Regions Disclosure Memorandum, it shall and shall cause each of its Subsidiaries to (x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Regions Companies' core businesses and goodwill with their respective employees and the communities they serve, (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries and such discontinuance or disposition would not represent a material portion of the Assets of the Regions Companies, and (z) amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of FCB Common Stock. Regions further agrees that it shall not, directly or indirectly, acquire or enter into any agreement in principle or definitive agreement to acquire, any bank or savings and loan holding company, or any federal or state chartered bank, savings bank, thrift homestead association, savings association, savings and loan association, cooperative bank, or other similar financial institution that has its principal business location in the Parish of St. Bernard, Louisiana, whether by merger, consolidation, purchase, or otherwise, or entering into discussions or negotiations with any such financial institution with respect thereto.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of it's representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flow for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and to the absence from interim financial statements of any (in the case of FCB) or complete (in the case of Regions) footnote disclosures). As of the respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1  REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

          (a) Regions shall promptly prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become and remain effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. FCB shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. FCB shall call a Shareholders' Meeting for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) FCB shall mail the Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FCB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and
     (iv) the Board of Directors and officers of FCB shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

          (b) Regions shall indemnify and hold harmless FCB, each of its directors and officers, and each Person, if any, who controls FCB within the meaning of the 1933 Act against any losses, claims, damages, or Liabilities, joint, several, or solitary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or Liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of material fact contained in the Registration Statement or the Proxy Statement, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Regions shall not be liable in any such case to the extent that any such loss, claim, damage, or Liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished to Regions by any indemnified Person. Promptly after receipt by an indemnified Person of notice of the commencement of any action, such indemnified Person shall, if a claim in respect thereof is to be made against Regions under this Section 8.1(b), notify Regions in writing of the commencement thereof. In case any such action shall be brought against any indemnified Person and it shall notify Regions of the commencement thereof, Regions shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified Person, and, after notice from Regions to such indemnified Person of its election to so assume the defense thereof, Regions shall not be liable to such indemnified party under this Section 8.1(b) for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified Person, except that if Regions elects not to assume such defense or counsel for an indemnified Person or Persons advises in writing that there are material substantive issues which raise conflicts of interests between Regions and one or more indemnified Persons, such indemnified Person or Persons may retain counsel satisfactory to them, and Regions shall pay all reasonable fees and expenses of such counsel for the indemnified Persons, promptly as statements therefor are received; provided that (i) Regions shall be obligated pursuant to this Section 8.1 (b) to pay for only one firm of counsel for all indemnified Persons in any jurisdiction and (ii) Regions shall not be liable for any settlement effected without its prior written consent.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq/NMS the shares of Regions Common Stock to be issued to the holders of FCB Common Stock pursuant to the Merger.

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

     8.3 APPLICATIONS. Regions shall promptly prepare and file, and FCB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall permit FCB reasonable opportunity to review and comment upon such applications prior to the filing thereof with the Regulatory Authorities.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana and Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. FCB shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by FCB. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof; provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, FCB and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to

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

prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no FCB Company nor any Affiliate thereof nor any Representative retained by any FCB Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties as advised by counsel of FCB's Board of Directors, no FCB Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but FCB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it or its directors are required to do so in order to comply with its or their fiduciary duties as advised by counsel. FCB shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FCB shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 AGREEMENT OF AFFILIATES. FCB has disclosed in Section 8.10 of the FCB Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of FCB for purposes of Rule 145 under the 1933 Act. FCB shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the FCB Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.11), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FCB should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of FCB shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of FCB shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause FCB and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.11 of the FCB Disclosure Memorandum to Regions between any FCB Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FCB Benefit Plans.

     8.12  INDEMNIFICATION.

          (a) For a period of ten years after the Effective Time, Regions shall, and shall cause the Bank to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the FCB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this

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

     Agreement) to the full extent permitted under Louisiana Law and by FCB's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation, provided, however, that the indemnification provided by this Section 8.12(a) shall not apply to any claim against an Indemnified Party if such Indemnified Party knew of the existence of the claim and failed to make a good faith effort to require FCB to notify its director and officer liability insurance carrier of the existence of such claim prior to the Effective Time. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Regions and the Indemnified Party.

          (b) Regions shall use its reasonable efforts to maintain FCB's existing directors' and officers' liability insurance policy (or a policy, including Regions' existing policy, providing at least comparable coverage) covering persons who are currently covered by such insurance for a period of one (1) year after the Effective Time on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that Regions may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement; and provided, further, that Regions shall not be obligated to make premium payments for such one-year period which exceed 150% of the aggregate premiums paid for such policy during the most recent fiscal year.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or the Bank shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or the Bank elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are material substantive issues which raise conflicts of interest between Regions or FCB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or the Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) Regions shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.13 DATA PROCESSING. For a period beginning as soon as reasonably practicable after the date of this Agreement and in no event later than January 6, 1995, and ending on the earlier of the Effective Time or the first anniversary of the date of termination of this Agreement, Regions agrees to provide, or cause to be provided, to FCB and the Bank data processing and related services to the same extent and on substantially the same terms and conditions, including cost, as are currently being provided to FCB and the Bank pursuant to FCB's current data processing agreement, a copy of which has been furnished to Regions.

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

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) SHAREHOLDER APPROVAL. The shareholders of FCB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall condition or restrict the operations of FCB after the Effective Time in a manner which in the reasonable judgment of the Board of Directors of FCB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (F) EXCHANGE LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (G) TAX MATTERS. Each Party shall have received a written opinion of Alston & Bird, special counsel to Regions, in form reasonably satisfactory to the Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FCB Common Stock for Regions Common Stock will not give rise to gain or loss to the shareholders of FCB with respect to such exchange (except to the extent of any cash received), and (iii) neither FCB nor Regions will recognize gain or loss as a

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

     consequence of the Merger. In rendering such Tax Opinion, counsel for Regions shall be entitled to rely upon representations of officers of FCB and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FCB set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. FCB shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FCB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (D) OPINION OF COUNSEL. Regions shall have received an opinion of Correro, Fishman & Casteix, counsel to FCB, dated as of the Effective Time, in form reasonably satisfactory to Regions, as to the matters set forth in
     Exhibit 3.

          (E) AFFILIATES AGREEMENTS. Regions shall have received from each affiliate of FCB the affiliates letter referred to in Section 8.10 of this Agreement.

          (F) CLAIMS LETTERS. Each of the directors and officers of FCB shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 4.

     9.3 CONDITIONS TO OBLIGATIONS OF FCB. The obligations of FCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Regions set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements

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     contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Regions shall have delivered to FCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCB and its counsel shall request.

          (D) OPINION OF COUNSEL. FCB shall have received an opinion of Lange, Simpson, Robinson & Somerville, counsel to Regions, dated as of the Effective Time, in form reasonably acceptable to FCB, as to the matters set forth in Exhibit 5.

          (E) FAIRNESS OPINION. FCB shall have received a letter from Wheat, First Securities, Inc. or another financial adviser selected by FCB dated not more than five days subsequent to the date of this Agreement and to be updated to a date not more than five days prior to the date of the Proxy Statement, to the effect that in the opinion of such firm, the consideration to be received in the Merger by the shareholders of FCB is fair to the shareholders of FCB from a financial point of view.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of FCB; or

          (b) By the Board of Directors of either Party in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Regions and Section 9.3(a) of this Agreement in the case of FCB; or

          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FCB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the LBCL at the Shareholders' Meeting or any adjournment or postponement thereof where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 1995, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

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     10.2  EFFECT OF TERMINATION.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.6(b) and (c) and 8.13 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement and Sections 8.1(b), 8.11, 8.12, and
8.13 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "AVERAGE CLOSING PRICE" shall mean the average of the daily closing sale prices of Regions Common Stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the 20 consecutive full trading days on which such shares are traded on the Nasdaq/NMS ending at the close of trading on the fifth trading day preceding the Effective Time.

          "BANK" shall mean First National Bank of St. Bernard.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DELAWARE CERTIFICATE OF MERGER" shall mean the Delaware Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section
     1.1 of this Agreement.

          "DGCL" shall mean the General Corporation Law of Delaware.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.11 of this Agreement.

          "ERISA PLAN" shall have the meaning provided in Section 5.11 of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FCB BENEFIT PLANS" shall have the meaning set forth in Section 5.11 of this Agreement.

          "FCB COMMON STOCK" shall mean the $1.00 par value common stock of FCB.

          "FCB COMPANIES" shall mean, collectively, FCB and all FCB
     Subsidiaries.

          "FCB DISCLOSURE MEMORANDUM" shall mean the written information entitled "FCB Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "FCB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FCB as of June 30, 1994, and as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1994, and for each of the three years ended December 31, 1993, 1992, and 1991, included in the FCB Disclosure Memorandum, and
     (ii) the consolidated balance sheets of FCB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1994.

          "FCB SUBSIDIARIES" shall mean the Subsidiaries of FCB, which shall include the FCB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FCB in the future and owned by FCB at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical, or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LBCL" shall mean the Louisiana Business Corporation Law.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, and (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "LOUISIANA CERTIFICATE OF MERGER" shall mean the Louisiana Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Louisiana relating to the Merger as contemplated by Section
     1.1 of this Agreement.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, or (y) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies.

          "MERGER" shall mean the merger of FCB into and with Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers' Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either FCB or Regions, and "Parties" shall mean both FCB and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by FCB to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of FCB Common Stock.

          "REGIONS COMMON STOCK" shall mean the $0.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to FCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1994, and as of December 31, 1993 and 1992, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1994, and for each of the three years ended December 31, 1993, 1992, and 1991, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1994.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the shareholders of FCB in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

          "REPRESENTATIVES" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2  EXPENSES.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful and knowing breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for Dorsey and Company, Inc. and Wheat, First Securities, Inc. as to FCB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FCB or Regions, each of FCB and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the confidentiality agreement between the Parties, which shall remain in effect. Except as contemplated by Articles 3 and 4 of this Agreement and Sections 8.1(b) and 8.12 of this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any such approval by the holders of FCB Common Stock, there shall be made no amendment that pursuant to the LBCL requires further approval by such shareholders without the further approval of such shareholders.

     11.6  WAIVERS.

          (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCB, to waive or extend the time for the compliance or fulfillment by FCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

          (b) Prior to or at the Effective Time, FCB, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCB.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

        FCB:                                    First Commercial Bancshares, Inc.
                                                8301 W. Judge Perez Drive
                                                Chalmette, Louisiana 70043-1656
                                                Telecopy Number: (504) 278-1811

                                                Attention: Edward F. Butler
                                                           President and Chief Executive Officer

        Copy to Counsel:                        Correro, Fishman & Casteix
                                                47th Floor
                                                201 St. Charles Avenue
                                                New Orleans, Louisiana 70170-4700
                                                Telecopy Number: (504) 586-5250

                                                Attention: Anthony J. Correro III

        Regions:                                Regions Financial Corporation
                                                417 North 20th Street
                                                Birmingham, Alabama 35203
                                                Telecopy Number: (205) 326-7571

                                                Attention: Richard D. Horsley
                                                           Vice Chairman and Executive Financial Officer

        Copy to Counsel:                        Regions Financial Corporation
                                                417 North 20th Street
                                                Birmingham, Alabama 35203
                                                Telecopy Number: (205) 326-7099

                                                Attention: Samuel E. Upchurch, Jr.
                                                           General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Louisiana apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                                                    FIRST COMMERCIAL BANCSHARES, INC.

       /s/  PHILIP J. DORSEY                                               By:     /s/  EDWARD F. BUTLER
- ----------------------------------------------                                 ----------------------------------------
            Philip J. Dorsey                                                            Edward F. Butler
               Secretary                                                         President and Chief Executive Officer





[CORPORATE SEAL]

ATTEST:                                                                    REGIONS FINANCIAL CORPORATION

       /s/  SAMUEL E. UPCHURCH, JR.                                        By:     /s/  RICHARD D. HORSLEY
- ----------------------------------------------                                 ----------------------------------------
            Samuel E. Upchurch, Jr.                                                     Richard D. Horsley
     General Counsel and Corporate Secretary                                   Vice Chairman and Executive Financial Officer





[CORPORATE SEAL]

                                                                      APPENDIX B


February 8, 1995


Board of Directors
First Commercial Bancshares, Inc.
8301 West Judge Perez Drive
Chalmette, Louisiana 70043-1656

Members of the Board:

     First Commercial Bancshares, Inc. ("FCB") and Regions Financial Corporation ("Regions") have entered into an Agreement and Plan of Merger dated as of October 20, 1994 (the "Agreement"), pursuant to which FCB will combine with Regions by means of the merger of FCB with and into Regions. The combination of FCB and Regions is referred to herein as the "Merger." The consideration to be paid under the Stock and Cash Election (as defined in the Agreement) of $40.77 in cash and 1.444 shares of common stock of Regions ("Regions Common Stock") for each share of common stock of FCB ("FCB Common Stock") and the All Stock Election (as defined in the Agreement) of 2.626 shares of Regions Common Stock for each share of FCB Common Stock (each of the Stock and Cash Election and the All Stock Election being subject to adjustment as provided in the Agreement) is referred to herein as the "Merger Consideration."

     Wheat, First Securities, Inc. ("Wheat") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of FCB or Regions for our own account or for the accounts of our customers. Wheat will also receive a fee from FCB for rendering this opinion.

     You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of FCB Common Stock.

     In arriving at the opinion set forth below, we have conducted discussions with members of senior management of FCB and Regions concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

          (1) FCB's Annual Reports to Stockholders, Consolidated Reports of Condition and Income on Form FFIEC 034 and related financial information for the three fiscal years ended December 31, 1993;

          (2) FCB's quarterly Consolidated Reports of Condition and Income on Form FFIEC 033 and related financial information for the three months ended March 31, 1994, and for the six months ended June 30, 1994, and financial information provided by management for the nine months ended September 30, 1994;

          (3) Regions' Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1993;

          (4) Regions' Quarterly Reports on Form 10-Q and related financial information for the three months ended March 31, 1994, for the six months ended June 30, 1994 and for the nine months ended September 30, 1994;

          (5) Certain publicly available information with respect to historical market prices and trading activity for Regions Common Stock and for certain publicly traded financial institutions which Wheat deemed relevant;

          (6) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat deemed relevant;

          (7) The Agreement;


          (8) The Registration Statement on Form S-4 of Regions, including the Proxy Statement/ Prospectus;


          (9) Other financial information concerning the businesses and operations of FCB and Regions, including certain audited financial information and certain internal financial analyses and forecasts for FCB prepared by senior management; and

          (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.


     In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of FCB and Regions included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the management of FCB as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for FCB and Regions are adequate to cover such losses. Wheat did not review any individual credit files of FCB or Regions, nor did it make an independent evaluation or appraisal of the assets or liabilities of FCB or Regions. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to FCB. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Wheat's opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the stockholders of FCB Common Stock and does not constitute a recommendation to any stockholder of FCB as to how such stockholder should vote with respect to the Merger. Wheat's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FCB, nor does it address the effect of any other business combination in which FCB might engage.



     It is understood that this opinion may be included in its entirety in the Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.


     On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair, from a financial point of view, to the holders of FCB Common Stock.

                                          Very truly yours,

                                          WHEAT, FIRST SECURITIES, INC.

                                                                      APPENDIX C

              LOUISIANA STATUTES ANNOTATED-REVISED STATUTES 12:131

SEC. 131. RIGHTS OF A SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS

     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

          (1) A sale pursuant to an order of a court having jurisdiction in the premises.

          (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

          (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                                                      APPENDIX D

                                FORM OF ELECTION

                       FIRST COMMERCIAL BANCSHARES, INC.

                        PLEASE READ AND FOLLOW CAREFULLY
                         THE ACCOMPANYING INSTRUCTIONS

To: First Commercial Bancshares, Inc., Election Agent


By Mail:                                        By Hand:
First Commercial Bancshares, Inc.               First Commercial Bancshares, Inc.
P.O. Box 861                                    8301 W. Judge Perez Drive
Chalmette, Louisiana 70044                      Chalmette, Louisiana 70043-1656
Attention: Edward F. Butler                     Attention: Edward F. Butler



     This Form of Election is to be used in connection with the acquisition of First Commercial Bancshares, Inc. ("FCB") by Regions Financial Corporation ("Regions") pursuant to the merger (the "Merger") of FCB into and with Regions, in accordance with the terms of the Agreement and Plan of Merger (the "Agreement"), dated as of October 20, 1994, by and between FCB and Regions. All capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement. A copy of the Agreement is included as Appendix A to the Proxy Statement/Prospectus, dated February 8, 1995 (the "Proxy Statement") relating to the Merger. Extra copies of the Proxy Statement will be made available upon request to the Election Agent at one of the addresses set forth above. Receipt of the Proxy Statement is hereby acknowledged.



     The undersigned elects (the "Election"), as indicated below, to have all of the undersigned's shares of the $1.00 par value common stock of FCB ("FCB Common Stock"), represented by the certificate(s) identified herein (or enclosed with the accompanying letter of transmittal) converted at the effective time of the Merger (the "Effective Time") into, for each share of FCB Common Stock represented by such certificate(s), only one of the following:



          (1) a combination of $40.77 in cash and 1.444 shares of the $0.625 par value common stock of Regions ("Regions Common Stock") (subject to possible adjustment as described below and in greater detail in the accompanying Proxy Statement) (the "Stock and Cash Election"); or


          (2) 2.626 shares of Regions Common Stock (subject to possible adjustment as described below and in greater detail in the accompanying Proxy Statement) (the "All Stock Election").

     No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any FCB stockholder would be entitled upon consummation of the Merger, based on the Average Closing Price.

     The Average Closing Price is defined to mean the average of the daily closing sale prices of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source chosen by Regions) for the 20 consecutive full trading days on which such shares are traded on the Nasdaq National Market ending at the close of trading on the fifth trading day preceding the Effective Time.

     The Agreement provides that if the Average Closing Price of Regions Common Stock is equal to or

          (1) less than $31.90, each share of FCB Common Stock issued and outstanding at the Effective Time shall be converted into (i) $40.77 in cash (in the case of the Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $46.06 in the case of the Stock and Cash Election and $83.77 in the case of the All Stock Election by
     (y) the Average Closing Price, or

          (2) greater than $37.10, each share of FCB Common Stock issued and outstanding at the Effective Time shall be converted into (i) $40.77 in cash (in the case of the Stock and Cash Election only) and (ii) that number of shares of Regions Common Stock (rounded to the nearest one-thousandth) equal to the quotient obtained by dividing (x) $53.57 in the case of the Stock and Cash Election and $97.43 in the case of the All Stock Election by
     (y) the Average Closing Price (the respective exchange ratios of FCB Common Stock into Regions Common Stock resulting from the Stock and Cash Election and the All Stock Election are referred to as the "Applicable Common Stock Exchange Ratios").


     THE DETERMINATION OF THE AVERAGE CLOSING PRICE WILL NOT BE COMPLETED UNTIL A DATE AFTER THE ELECTION DEADLINE (AS DEFINED BELOW UNDER INSTRUCTION A(1)). AS A RESULT, FCB STOCKHOLDERS WILL BE REQUIRED TO MAKE AN ELECTION PRIOR TO THE DETERMINATION AS TO WHETHER ANY ADJUSTMENT TO THE APPLICABLE COMMON STOCK EXCHANGE RATIO WILL BE MADE. AS OF FEBRUARY 6, 1995, THE CLOSING SALE PRICE OF REGIONS COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $33.38. ACCORDINGLY, IF THE AVERAGE CLOSING PRICE EQUALS SUCH CLOSING SALE PRICE, THERE WOULD NOT BE AN ADJUSTMENT TO THE APPLICABLE COMMON STOCK EXCHANGE RATIO. FOR INFORMATION WITH RESPECT TO THE EFFECT THAT VARIOUS AVERAGE CLOSING PRICES WOULD HAVE ON THE APPLICABLE COMMON STOCK EXCHANGE RATIO AND THE CORRESPONDING VALUE PER SHARE OF FCB COMMON STOCK THAT WOULD BE RECEIVED BASED ON THE VARIOUS AVERAGE CLOSING PRICES AND THE RESULTING APPLICABLE COMMON STOCK EXCHANGE RATIO FOR EACH STOCK AND CASH ELECTION AND ALL STOCK ELECTION, SEE "DESCRIPTION OF THE
TRANSACTION -- ADJUSTMENT OF APPLICABLE COMMON STOCK EXCHANGE RATIO."


     It is understood that the Election is subject to the terms, conditions, and limitations set forth in the Agreement and the Proxy Statement.


     CHECKS AND STOCK CERTIFICATES OF REGIONS WILL NOT BE SENT UNTIL THE RELATED CERTIFICATES REPRESENTING SHARES OF FCB COMMON STOCK HAVE BEEN SURRENDERED. ANY CERTIFICATE SUBMITTED MUST BE ACCOMPANIED BY THE ENCLOSED LETTER OF TRANSMITTAL, PROPERLY COMPLETED.


NOTE: THE TAX CONSEQUENCES OF AN ELECTION TO A HOLDER OF FCB COMMON STOCK CAN VARY DEPENDING ON THE ELECTION CHOSEN. FOR INFORMATION ON THE FEDERAL INCOME TAX CONSEQUENCES OF EACH TYPE OF ELECTION, SEE "DESCRIPTION OF THE TRANSACTION -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" IN THE PROXY STATEMENT. HOLDERS OF FCB COMMON STOCK SHOULD CONSULT THEIR OWN ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDERS, INCLUDING STATE AND LOCAL TAX EFFECTS.


IMPORTANT:  TO BE EFFECTIVE, THIS FORM OF ELECTION MUST BE RECEIVED BY THE
            ELECTION AGENT NO LATER THAN 10:00 A.M., CHALMETTE, LOUISIANA TIME, ON MARCH 14, 1995 ("ELECTION DEADLINE").



     The undersigned authorizes and instructs you, as Election Agent, to deliver to Regions any certificate(s) delivered herewith and to receive on behalf of the undersigned, in exchange for the shares of FCB Common Stock represented thereby, any check and/or any certificate(s) for shares of Regions Common Stock issuable to the undersigned pursuant to the Merger. If certificate(s) are not delivered herewith, the undersigned understands that no checks or Regions stock certificate(s) will be delivered until certificate(s) for FCB shares have been surrendered. Accordingly, to avoid delays certificate(s), along with a properly completed letter of transmittal, should be submitted with the Election Form.


                                  INSTRUCTIONS

A. SPECIAL CONDITIONS


     (1) Time In Which to Make An Election. To be effective, this Form of Election (or a facsimile hereof), properly completed, must be received by the Election Agent, at one of its two addresses set forth on the first page of this Form of Election, no later than 10:00 A.M., Chalmette, Louisiana time, on March 14,

1995 ("Election Deadline"). A holder of FCB Common Stock whose Form of Election are not so received will be considered a Non-Electing Stockholder. See Instruction D below.


     (2) Change or Revocation of Election. A holder of FCB Common Stock who has made an Election may at any time prior to the Election Deadline change such holder's Election by submitting to the Election Agent a revised Form of Election (or a facsimile thereof), properly completed and signed, that is received by the Election Agent prior to the Election Deadline.


     (3) Joint Forms of Election. For purposes of this Form of Election, holders of FCB Common Stock who join in making a joint Election will be considered to be a single holder of FCB Common Stock. Joint Forms of Election may be submitted only by persons who hold certificates registered in different forms of the same name (e.g., "John Smith" on one certificate and "J. Smith" on another). If this Form of Election is submitted as a joint Form of Election, each record holder of FCB Common Stock covered hereby must properly sign this Form of Election in accordance with Instruction F(3), attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certificate that the persons submitting a joint Form of Election are eligible to do so.


     (4) Forms of Election by Nominees. Any record holder of FCB Common Stock who is a nominee may submit one or more Forms of Election, indicating on the Form or Forms a combination of Elections covering up to the aggregate number of shares of FCB Common Stock owned by such record holder. However, upon the request of Regions, such record holder will be required to certify to the satisfaction of Regions that such record holder holds such FCB Common Stock as nominee for the beneficial owners of such FCB Common Stock.

     (5) One Type of Election. Except as set forth in paragraph (4) above, no holder of FCB Common Stock shall be entitled to make more than one type of Election with respect to the FCB Common Stock held by that holder.

B. SHARES AS TO WHICH AN ALL STOCK ELECTION IS MADE

     Each holder of FCB Common Stock may elect to have each of such holder's shares of FCB Common Stock converted, upon consummation of the Merger, into the right to receive a multiple of shares of Regions Common Stock (as set forth below) for each share of FCB Common Stock, by checking "All Stock Election" in the box entitled "Type of Election." All holders of FCB Common Stock who make valid All Stock Elections will have their FCB Common Stock converted into the right to receive 2.626 shares, subject to possible adjustment as described above and in greater detail in the Proxy Statement, of Regions Common Stock upon consummation of the Merger. See "Description of the Transaction -- Adjustment of Applicable Common Stock Ratio" in the Proxy Statement.

C. SHARES AS TO WHICH A STOCK AND CASH ELECTION IS MADE

     Each holder of FCB Common Stock may elect to have each of such holder's shares of FCB Common Stock converted, upon consummation of the Merger, into the right to receive a combination of (i) 40.77 in cash and (ii) 1.444 shares, subject to possible adjustment as described above and in greater detail in the Proxy Statement, of Regions Common Stock upon consummation of the Merger. See "Description of the Transaction -- Adjustment of Applicable Common Stock Ratio" in the Proxy Statement.

D. SHARES AS TO WHICH NO ELECTION IS MADE

     Holders of FCB Common Stock who do not make a valid Election (or who properly revoke their Elections) ("Non-Electing Stockholders") will be deemed to have made the "Stock and Cash Election" and will have their FCB Common Stock converted into cash and Regions Common Stock.

E. DISTRIBUTION OF REGIONS COMMON STOCK AND CASH PAYMENTS

     As soon as practicable after the Effective Time, and upon surrender to the Transfer Agent, to the extent not previously surrendered with the Form of Election, of certificate(s) for FCB Common Stock for cancellation, there will be issued and mailed to each holder of FCB Common Stock, the consideration elected to be received by such holder. In no event will the holder of any surrendered certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will the Election Agent, Regions, or FCB be liable to a holder of FCB Common Stock for any Regions Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

F. GENERAL


     (1) Execution and Delivery. This Form of Election (or a facsimile hereof) must be properly completed, dated and signed, and must be received by the Election Agent by 10:00 A.M., Chalmette, Louisiana time, on March 14, 1995 ("Election Deadline"), at the address set forth on the first page of this Form of Election. The method of delivery of all documents is at the option and risk of the FCB stockholder, but, if sent by mail, registered mail, properly insured, is recommended.


     (2) Insufficient Space. If there is insufficient space to list all the certificates being identified or submitted, please attach a separate list.

     (3) Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders) on the Form of Election should correspond exactly with the name(s) as written on the face of the certificate(s) unless the FCB Common Stock described on this Form of Election have been assigned by the registered holder(s), in which event, this Form of Election should be signed in exactly the same form as the name of the last transferee indicated on the transfers attached to or endorsed on the certificate(s).

     If this Form of Election is signed by a person other than the registered owner of the certificate(s) listed, the Form of Election must be accompanied by a properly completed letter of transmittal and by certificate(s), which in turn must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) guaranteed by a member of a registered national securities exchange or of the NASD, Inc. or a commercial bank or trust company in the United States. The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered national securities exchange or of the NASD, Inc. or a commercial bank or trust company in the United States.

     If this Form of Election is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or by any others acting in a representative or fiduciary capacity, the person signing, unless such person is the registered owner, must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Election Agent with this Form of Election.

     (4) Stock Transfer Taxes. Regions will bear the liability for all transfer or other taxes required by reason of the issuance of checks and certificates for Regions Common Stock upon consummation of the Merger; provided, however, that it will be a condition to the issuance of any check or certificate for Regions Common Stock in any name(s) other than the name(s) in which the surrendered certificate(s) for FCB Common Stock is (are) registered that the person(s) requesting the issuance of such check or certificate for Regions Common Stock either pay to the Election Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Election Agent that such tax has been paid or is not applicable.


     (5) Lost Certificate. If any certificate representing FCB Common Stock has been lost, stolen, or destroyed, the stockholder should immediately notify FCB (Attention: Edward F. Butler -- telephone (504) 278-1660) for instructions as to how to proceed. The Form of Election and related documents cannot be processed until the lost, stolen, or destroyed certificate has been replaced. Accordingly, if a holder of FCB Common Stock has lost a certificate and wishes to safeguard his right to make an Election, such holder must act promptly.


     (6) Termination of Merger. If the Agreement is terminated, certificates submitted to the Election Agent will be returned as soon as practicable to the person submitting them.

     (7) Determination of Questions. All questions with respect to this Form of Election and Elections made by holders of FCB Common Stock (including, without limitation, questions relating to the time limits or effectiveness or revocation of any Elections) will be determined by Regions, whose determination shall be conclusive and binding. Regions shall have the absolute right to reject any and all Forms of Election not in proper form or to waive any irregularities in any Form of Election.

     (8) Miscellaneous. A single check and/or a single stock certificate, as applicable, will be issued to each holder of FCB Common Stock unless such holder attaches to the Form of Election written instructions to the contrary.


     (9) Questions and Requests for Information. Questions and requests for information or assistance relating to this Form of Election should be directed to the Election Agent, Attention: Edward F. Butler -- (504) 278-1660. Additional copies of this Form of Election may be obtained from the Election Agent at either of the two addresses set forth on the first page of this Form of Election.

- ----------------------------------------------------------------------------------------------------------------------

                                         INDICATE BELOW TYPE OF ELECTION, FCB COMMON STOCK
                                                   TO WHICH ELECTION RELATES AND
                                             NAME AND ADDRESS OF HOLDER(S) OF RECORD:
- ----------------------------------------------------------------------------------------------------------------------
TYPE OF ELECTION*                                                                     FCB COMMON STOCK TO
(Choose Only One)                                                                    WHICH ELECTION RELATES

- ------------------------------------------------------------------       --------------------------------------------
/ / All Stock Election                                                     Certificate       Total Shares Represented
/ / Stock and Cash Election                                                   Number           by Each Certificate
                                                                         ----------------   --------------------------


                                                                         ----------------   --------------------------

                                                                         ----------------   --------------------------
*You must make the same Election as to all of your FCB
 Common Stock. For special conditions see Instruction                    ----------------   --------------------------
 A. Shares as to which no valid Election is made will be
 treated as though a Stock and Cash Election was made                    ----------------   --------------------------
 as indicated in Instruction D.
                                                                         ----------------   --------------------------

                                                                         Total Shares:      --------------------------

- ----------------------------------------------------------------------------------------------------------------------
HOLDER(S) OF RECORD*:
(Exactly as Shown on Certificate(s))

Name(s)
- ------------------------------------------------------------------

        ----------------------------------------------------------

Address
        ----------------------------------------------------------
City                                 State        Zip
        ----------------------------       -----      ------------


Telephone Area Code (     )
                            --------------------------------------
*Please attach additional sheets if
necessary.

- ----------------------------------------------------------------------------------------------------------------------
/ /  Check here if this is a revocation of an earlier Election and a change of
     Election.

/ / Check here if this is a joint Form of Election relating to FCB Common Stock held in more than one name. See Instruction A(3).



- ---------------------------------------------------------------------------------------------------------------

                                          HOLDER(S) OF FCB COMMON STOCK MUST SIGN BELOW:

                                                      (See Instruction F(3))

- ---------------------------------------------------------------------------------------------------------------

Important Note Concerning Signatures:                    PLEASE SIGN HERE:
Must be signed by registered holder(s) exactly as
name(s) appear(s) on stock certificate(s) or             ------------------------------------------------------
warrant(s) or by person(s) authorized to become          Signature of Owner
registered holder(s) by certificate(s) and docu-
ments transmitted herewith. If signature is by           ------------------------------------------------------
attorney-in-fact, executor, administrator, trustee,      Signature of Owner
guardian, officer of a corporation, or others acting
in a representative or fiduciary capacity, set           ------------------------------------------------------
forth full title and see Instruction F(3).               Signature of Owner

                                                         ------------------------------------------------------
                                                         Taxpayer Identification or
                                                         Social Security Number






                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter asto which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituentcorporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.



EXHIBIT
NUMBER                                      DESCRIPTION
- ------         ---------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of October 20, 1994 by and between First Commercial Bancshares, Inc. and Regions
               Financial Corporation  -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation
               -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
               Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Deloitte & Touche LLP.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville --
               included in Exhibit 5.
 23.4   --     Consent of Alston & Bird -- included in Exhibit 8.
 23.5   --     Consent of Wheat, First Securities, Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the original registration statement.
 99.1   --     Form of proxy.





ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 7th day of February, 1995.



                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION


                                          BY:  /s/ Richard D. Horsley
                                               ------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                 Executive Financial Officer






     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.




      SIGNATURE                       TITLE                         DATE
- --------------------------  ---------------------------        -------------

* J. Stanley Mackin         Chairman of the Board and          February 7, 1995
- --------------------------  Chief Executive Officer and
J. Stanley Mackin                   Director



/s/ Richard D. Horsley      Vice Chairman of the Board and     February 7, 1995
- --------------------------  Executive Financial Officer
Richard D. Horsley                  and Director



* Robert P. Houston         Executive Vice President and       February 7, 1995
- --------------------------  Comptroller
Robert P. Houston



- --------------------------          Director
Sheila S. Blair



* James B. Boone, Jr.
- --------------------------          Director                   February 7, 1995
James B. Boone, Jr.



* Albert P. Brewer
- --------------------------          Director                   February 7, 1995
Albert P. Brewer



* James S.M. French
- --------------------------          Director                   February 7, 1995
James S.M. French


* Catesby ap C. Jones             Director                February 7, 1995
- --------------------------------
Catesby ap C. Jones



* Olin B. King                    Director                February 7, 1995
- --------------------------------
Olin B. King



* H. Manning McPhillips, Jr.      Director                February 7, 1995
- --------------------------------
H. Manning McPhillips, Jr.



* Henry E. Simpson                Director                February 7, 1995
- --------------------------------
Henry E. Simpson



* Robert E. Steiner, III          Director                February 7, 1995
- --------------------------------
Robert E. Steiner, III



* Lee J. Styslinger, Jr.          Director                February 7, 1995
- --------------------------------
Lee J. Styslinger, Jr.



* By /s/ Samuel E. Upchurch, Jr.                          February 7, 1995
- --------------------------------
        attorney-in-fact

<R/>

                                       INDEX TO EXHIBITS





                                                                                               SEQUENTIALLY
EXHIBIT                                                                                          NUMBERED
NUMBER                                    DESCRIPTION                                              PAGE
- ------          ------------------------------------------------------------------------       ------------
  2.1   --      Agreement and Plan of Merger, dated as October 20, 1994 by and between First Commercial Bancshares, Inc. and Regions
                Financial Corporation  -- included as Appendix A to the Proxy
                Statement/Prospectus.
  4.1   --      Certificate of Incorporation of Regions Financial Corporation --
                incorporated by reference from S-4 Registration Statement of Regions
                Financial Corporation, file no. 33-54231.
  4.2   --      By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions
                Financial Corporation, file no. 33-54231.
  5.    --      Opinion re: legality.
  8.    --      Opinion re: tax matters.
 23.1   --      Consent of Ernst & Young LLP.
 23.2   --      Consent of Deloitte & Touche LLP.
 23.3   --      Consent of Lange, Simpson, Robinson & Somerville -- included in
                Exhibit 5.
 23.4   --      Consent of Alston & Bird -- included in Exhibit 8.
 23.5   --      Consent of Wheat, First Securities, Inc.
 24.    --      Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the original registration statement.
 99.1   --      Form of proxy.

<R/>